UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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HALLIBURTON COMPANY
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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April 2, 2013

To Our Stockholders:
You are cordially invited to attend the Annual Meeting of Stockholders of Halliburton Company. The meeting will be held on Wednesday, May 15, 2013 at 9:00 a.m. Central Daylight Time at our corporate office at 3000 N. Sam Houston Parkway East, Life Center - Auditorium, Houston, Texas 77032.
At the meeting, stockholders are being asked to:

1.	elect the eleven nominees named in the attached proxy statement to serve on the Board of Directors for the coming year;

2.	ratify the selection of KPMG LLP as principal independent public accountants to examine the financial statements and books and records of Halliburton for 2013;

3.	consider advisory approval of our executive compensation;
4.act on a proposal to amend and restate the Halliburton Company Stock and Incentive Plan;
5.consider one stockholder proposal; and

6.	transact any other business that properly comes before the meeting or any adjournment or adjournments of the meeting.
Please refer to the proxy statement for detailed information on each of these proposals.
It is very important that your shares are represented and voted at the meeting. If you attend the meeting, you may vote in person even if you have previously voted.
We appreciate the continuing interest of our stockholders in the business of Halliburton, and we hope you will be able to attend the Annual Meeting.

Sincerely,

DAVID J. LESAR Chairman of the Board, President and Chief Executive Officer

Notice of Annual Meeting of Stockholders
to be held May 15, 2013
Halliburton Company, a Delaware corporation, will hold its Annual Meeting of Stockholders on Wednesday, May 15, 2013 at 9:00 a.m. Central Daylight Time at its corporate office at 3000 N. Sam Houston Parkway East, Life Center - Auditorium, Houston, Texas 77032. At the meeting, the stockholders will be asked to consider and act upon the matters discussed in the attached proxy statement as follows:

1.	To elect the eleven nominees named in the attached proxy statement as Directors to serve for the ensuing year and until their successors shall be elected and shall qualify.

2.
To consider and act upon a proposal to ratify the appointment of KPMG LLP as principal independent public accountants to examine the financial statements and books and records of Halliburton for the year ending December 31, 2013.

3.	To consider and act upon advisory approval of our executive compensation.

4.	To consider and act upon management’s proposal to amend and restate the Halliburton Company Stock and Incentive Plan.

5.	To consider and act upon one stockholder proposal, if properly presented at the meeting.

6.	To transact any other business that properly comes before the meeting or any adjournment or adjournments of the meeting.
These items are fully described in the following pages, which are made a part of this Notice. The Board of Directors has set the close of business on Monday, March 18, 2013 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting and at any adjournment of the meeting.
INTERNET AVAILABILITY OF PROXY MATERIALS
This year we are furnishing proxy materials to our stockholders over the Internet. On or about April 2, 2013, we mailed our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our 2013 proxy statement and 2012 Annual Report on Form 10-K and vote online. The notice also provides instruction on how you can request a paper copy of these documents if you desire. If you received your annual materials via email, the email contains voting instructions and links to the proxy statement and Form 10-K on the Internet.
IF YOU PLAN TO ATTEND
Attendance at the meeting is limited to stockholders and one guest each. Admission will be on a first-come, first-served basis. Registration will begin at 8:00 a.m., and the meeting will begin at 9:00 a.m. Each stockholder holding stock in a brokerage account will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Please note that you will be asked to present valid picture identification, such as a driver’s license or passport.

By order of the Board of Directors,

CHRISTINA M. IBRAHIM Vice President and Corporate Secretary
April 2, 2013
_____________________________________________________________
You are urged to vote your shares as promptly as possible by following the voting instructions in the Notice of Internet Availability of Proxy Materials.

i

PROXY STATEMENT
GENERAL INFORMATION
We are providing these proxy materials to you in connection with the solicitation by the Board of Directors of Halliburton Company, or the Board, of proxies to be voted at our 2013 Annual Meeting of Stockholders and at any adjournment or postponement of the meeting. By executing and returning the enclosed proxy, by following the enclosed voting instructions or by voting via the Internet or by telephone, you authorize the persons named in the proxy to represent you and vote your shares on the matters described in the Notice of Annual Meeting.
The Notice of Internet Availability of Proxy Materials is being sent to stockholders on or about April 2, 2013. Our Annual Report on Form 10-K, including financial statements, for the fiscal year ended December 31, 2012 accompanies this proxy statement. The Annual Report on Form 10-K shall not be considered as a part of the proxy solicitation material or as having been incorporated by reference.
Subject to space availability, all stockholders as of the record date, or their duly appointed proxies, may attend the Annual Meeting, and each may be accompanied by one guest. Admission to the Annual Meeting will be on a first-come, first-served basis. Registration will begin at 8:00 a.m., and the Annual Meeting will begin at 9:00 a.m. Please note that we will ask you to present valid picture identification, such as a driver’s license or passport, when you check in at the registration desk.
If you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date.
You may not bring cameras, recording equipment, electronic devices, large bags, briefcases or packages into the Annual Meeting.
If you attend the Annual Meeting, you may vote in person. If you are not present, you can only vote your shares if you have voted via the Internet, by telephone or returned a properly executed proxy; in these cases, your shares will be voted as you specify. If you return a properly executed proxy and do not specify a vote, your shares will be voted in accordance with the recommendations of the Board. You may revoke the authorization given in your proxy at any time before the shares are voted at the Annual Meeting.
The record date for determination of the stockholders entitled to vote at the Annual Meeting is the close of business on March 18, 2013. Our common stock, par value $2.50 per share, is our only class of capital stock that is outstanding. As of March 18, 2013, there were 930,992,485 shares of our common stock outstanding. Each of our outstanding shares of common stock is entitled to one vote on each matter submitted to the stockholders for a vote at the Annual Meeting. We will keep a complete list of stockholders entitled to vote at our principal executive office for ten days before, and will also have the list available at, the Annual Meeting. Our principal executive office is located at 3000 N. Sam Houston Parkway East, Administration Building, Houston, Texas 77032.
Votes cast by proxy or in person at the Annual Meeting will be counted by the persons we appoint to act as election inspectors for the Annual Meeting. Except as set forth below, the affirmative vote of the majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the subject matter will be the act of the stockholders. Shares for which a stockholder has elected to abstain on a matter will count for purposes of determining the presence of a quorum and, except as set forth below, will have the effect of a vote against the matter.

Each Director shall be elected by the vote of the majority of the votes cast, provided that if the number of nominees exceeds the number of Directors to be elected and any stockholder-proposed nominee has not been withdrawn before the tenth (10th) day preceding the day we mail the Notice of Internet Availability of Proxy Materials to stockholders for the Annual Meeting, the Directors shall be elected by the vote of a plurality of the shares represented in person or by proxy at the Annual Meeting and entitled to vote on the election of Directors. A majority of the votes cast means that the number of shares voted “for” a Director must exceed the number of votes cast “against” that Director; we will not count abstentions.
The election inspectors will treat broker non-vote shares, which are shares held in street name that cannot be voted by a broker on specific matters in the absence of instructions from the beneficial owner of the shares, as shares that are present and entitled to vote for purposes of determining the presence of a quorum. In determining the outcome of any matter for which the broker does not have discretionary authority to vote, however, those shares will not have any effect on that matter. A broker may be entitled to vote those shares on other matters.
In accordance with our confidential voting policy, no particular stockholder's vote will be disclosed to our officers, Directors or employees, except:
•    as necessary to meet legal requirements and to assert claims for and defend claims against us;

•	when disclosure is voluntarily made or requested by the stockholder;

•	when the stockholder writes comments on the proxy card; or

•	in the event of a proxy solicitation not approved and recommended by the Board.
The proxy solicitor, the election inspectors and the tabulators of all proxies, ballots and voting tabulations are independent and are not our employees.

ELECTION OF DIRECTORS

(Item 1)
Dr. S. Malcolm Gillis, who has served as a Director since 2005, is retiring from the Board immediately prior to the Annual Meeting of Stockholders on May 15, 2013. He will not be a candidate for reelection.
The eleven nominees listed below are presently our Directors. Mr. José C. Grubisich was elected to the Board on March 20, 2013. Mr. Grubisich is proposed for the first time for election to the Board of Directors by the stockholders. The common stock represented by properly executed and returned proxies will be voted to elect the eleven nominees as Directors unless we receive contrary instructions. If any nominee is unwilling or unable to serve, favorable and uninstructed proxies will be voted for a substitute nominee designated by the Board. If a suitable substitute is not available, the Board will reduce the number of Directors to be elected. Each nominee has indicated approval of his or her nomination and his or her willingness to serve if elected. The Directors elected will serve for the ensuing year and until their successors are elected and qualify.
Information about Nominees for Director

ALAN M. BENNETT
Age: 62 Director Since: 2006	Halliburton Committees: • Audit (Chair) • Nominating and Corporate Governance
Mr. Bennett is the retired President and Chief Executive Officer of H&R Block, Inc. (a tax and financial services provider). Mr. Bennett served as the President and Chief Executive Officer of H&R Block, Inc. from 2010 to 2011, the Interim Chief Executive Officer of H&R Block, Inc. from 2007 to 2008 and the Senior Vice President and Chief Financial Officer of Aetna, Inc. from 2001 to 2007. Mr. Bennett is a director of Fluor Corporation (since 2011) and TJX Companies, Inc. (since 2007), and is a former director of H&R Block, Inc. (2008-2011) and Bausch & Lomb (2004-2008). The Board determined that Mr. Bennett should be nominated for election as a Director because of his financial expertise, ranging from internal audit to corporate controller to chief financial officer of a large, public company. He is a certified public accountant and also has chief executive officer experience.

JAMES R. BOYD
Age: 66 Director Since: 2006	Halliburton Committees: • Compensation (Chair) • Audit
Mr. Boyd is the retired Chairman of the Board of Arch Coal, Inc. (one of the largest United States coal producers). Mr. Boyd served as a director of Arch Coal, Inc. from 1990 to 2013, and as Chairman of the Board of Arch Coal, Inc. from 1998 to 2006. The Board determined that Mr. Boyd should be nominated for election as a Director because of his experience as a chief executive officer, chairman and lead director of a large company and his career experience in corporate business development, operations, and strategic planning.

MILTON CARROLL
Age: 62 Director Since: 2006	Halliburton Committees: • Compensation • Nominating and Corporate Governance
Mr. Carroll has been Chairman of the Board of CenterPoint Energy, Inc. (a public utility holding company) since 2002, Chairman of Health Care Service Corporation since 2002, and Chairman of Instrument Products, Inc. (a private oil-tool manufacturing company) since 1977. Mr. Carroll is a director of Western Gas Holdings, LLC, the general partner of Western Gas Partners L.P. (since 2008), LyondellBasell Industries (since 2010), and LRE GP, LLC, the general partner of LRR Energy, L.P. (since 2011). The Board determined that Mr. Carroll should be nominated for election as a Director because of his public company board experience as an independent director and his knowledge of the oil and natural gas services industry.

NANCE K. DICCIANI
Age: 65 Director Since: 2009	Halliburton Committees: • Audit • Health, Safety and Environment
Ms. Dicciani is the retired President and Chief Executive Officer of Honeywell International Specialty Materials (a diversified technology and manufacturing company). Ms. Dicciani served as the President and Chief Executive Officer of Honeywell International Specialty Materials from 2001 to 2008. Ms. Dicciani is a director of Rockwood Holdings, Inc. (since 2008) and Praxair, Inc. (since 2008). The Board determined that Ms. Dicciani should be nominated for election as a Director because of her technical expertise in the chemical industry, her international operations expertise, and her executive experience as a chief executive officer of a multi-billion dollar strategic business group of a major multinational corporation.

MURRY S. GERBER
Age: 60 Director Since: 2012	Halliburton Committees: • Audit • Compensation
Mr. Gerber is the retired Executive Chairman of the Board of EQT Corporation (a leading producer of unconventional natural gas). Mr. Gerber served as the Executive Chairman of the Board of EQT Corporation from 2010 to 2011, the Chairman and Chief Executive Officer of EQT Corporation from 2000 to 2010, and the Chief Executive Officer and President of EQT Corporation from 1998 to 2007. Mr. Gerber is a director of BlackRock, Inc. (since 2000) and United States Steel Corporation (since 2012). The Board determined that Mr. Gerber should be nominated for election as a Director because of his executive leadership skills and his experience with the Marcellus shale and unconventional oil and natural gas basins.

JOSÉ C. GRUBISICH
Age: 56 Director Since: 2013	Halliburton Committees: • Audit • Health, Safety and Environment
Mr. Grubisich has been Chief Executive Officer of Eldorado Brasil Celulose (a leader in the world cellulose market) since 2012. Previously, Mr. Grubisich served as President and Chief Executive Officer of ETH Bioenergia S.A. (an integrated producer of ethanol and electricity from biomass) from 2008 to 2012. Mr. Grubisich is a director of Vallourec S.A. (since 2012). The Board determined that Mr. Grubisich should be nominated for election as a Director because of his significant international business experience in Latin America and his executive leadership experience.

ABDALLAH S. JUM'AH
Age: 71 Director Since: 2010	Halliburton Committees: • Health, Safety and Environment • Nominating and Corporate Governance
Mr. Jum'ah is the retired President and Chief Executive Officer of Saudi Arabian Oil Company (Saudi Aramco) (the world's largest producer of crude oil). Mr. Jum'ah was the President and Chief Executive Officer of Saudi Aramco from 1995 to 2008. Mr. Jum'ah has served as Chairman of the Board of The Saudi Investment Bank since February 13, 2013 (Director since 2010). Mr. Jum'ah is a Board member of Economic Cities Authority and Zamil Industries, and is a former Vice Chairman of the International Advisory Board at King Fahd University of Petroleum and Minerals (2007-2009). The Board determined that Mr. Jum'ah should be nominated for election as a Director because of his industry expertise, including significant international business experience in the eastern hemisphere, and his executive experience as president and chief executive officer leading the world's largest producer of crude oil.

DAVID J. LESAR
Age: 59 Director Since: 2000 (Chairman)
Mr. Lesar has been our Chairman of the Board, President and Chief Executive Officer since 2000. Mr. Lesar is a director of Agrium, Inc. (since 2010). The Board determined that Mr. Lesar should be nominated for election as a Director because of his industry expertise, financial expertise and in-depth knowledge of Halliburton and its business.

ROBERT A. MALONE
Age: 61 Director Since: 2009	Halliburton Committees: • Compensation • Health, Safety and Environment
Mr. Malone has been the President and Chief Executive Officer of The First National Bank of Sonora, Texas (a community bank) since 2009. Previously, Mr. Malone was the Executive Vice President of BP plc and Chairman of the Board and President, BP America Inc. (one of the nation's largest producers of oil and natural gas) from 2006 to 2009. Mr. Malone is a director of Peabody Energy Company (since 2009). The Board determined that Mr. Malone should be nominated for election as a Director because of his industry expertise and his executive leadership experience, including crisis management and safety performance.

J. LANDIS MARTIN
Age: 67 Director Since: 1998	Halliburton Committees: • Health, Safety and Environment • Nominating and Corporate Governance
Mr. Martin is the founder of Platte River Equity (formerly Platte River Ventures, L.L.C., a private equity firm) and has served as its Managing Director since 2005. Previously, Mr. Martin was the Chairman, from 1989 to 2005, and Chief Executive Officer, from 1995 to 2005, of Titanium Metals Corporation. Mr. Martin serves as our Lead Independent Director. Mr. Martin is the Lead Director of Apartment Investment and Management Company (Director since 1994), the Chairman of Crown Castle International Corporation (since 2002), and the Lead Director of Intrepid Potash, Inc. (since 2008). The Board determined that Mr. Martin should be nominated for election as a Director because of his industry expertise, his executive and board leadership experience, and his knowledge of our operations.

DEBRA L. REED
Age: 56 Director Since: 2001	Halliburton Committees: • Nominating and Corporate Governance (Chair) • Compensation
Ms. Reed has been the Chief Executive Officer of Sempra Energy (an energy infrastructure and regulated holding company) since 2011 and has served as Chairman of the Board of Sempra Energy since 2012. Previously, Ms. Reed was the Executive Vice President of Sempra Energy from 2010 to 2011 and the President and Chief Executive Officer of Southern California Gas Company and San Diego Gas & Electric Company from 2006 to 2010. Ms. Reed is a former director of Avery Dennison Corporation (2009-2011) and of Genentech, Inc. (2005-2009). The Board determined that Ms. Reed should be nominated for election as a Director because of her executive, operational, financial and administrative expertise, and her experience as an independent director on public company boards.

Stock Ownership of Certain Beneficial Owners and Management
The following table sets forth beneficial ownership information about persons or groups that own or have the right to acquire more than 5% of our common stock, based on information contained in Schedules 13G filed with the Securities and Exchange Commission, or SEC.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
BlackRock, Inc.	64,394,649	(1)	6.94%
40 East 52nd Street, New York, NY 10022
____________________________________________________________

(1)
BlackRock, Inc. is a parent holding company and is deemed to be the beneficial owner of 64,394,649 shares. BlackRock, Inc. has sole power to vote or to direct the vote of 64,394,649 shares and has sole power to dispose or to direct the disposition of 64,394,649 shares.

The following table sets forth information, as of March 11, 2013, regarding the beneficial ownership of our common stock by each Director, each Director Nominee, and each Named Executive Officer, and by all Directors, Director Nominees and executive officers as a group.

	Amount and Nature of Beneficial Ownership
Name of Beneficial Owner or Number of Persons in Group	Sole Voting and Investment Power (1), (2)		Shared Voting or Investment Power		Percent of Class
Alan M. Bennett	27,236				*
James R. Boyd	47,236				*
James S. Brown	523,869				*
Milton Carroll	20,271				*
Nance K. Dicciani	19,843				*
Murry S. Gerber	32,000				*
S. Malcolm Gillis	28,762				*
José C. Grubisich	—
Abdallah S. Jum’ah	9,126				*
David J. Lesar	1,505,940		133,565	(3)	*
Robert A. Malone	14,843				*
J. Landis Martin	96,764	(4)			*
Mark A. McCollum	278,962				*
Jeffrey A. Miller	265,243				*
Timothy J. Probert	360,481				*
Debra L. Reed	33,562		500	(5)	*
Shares owned by all current Directors, Director Nominees and executive officers as a group (21 persons)	4,286,090				*
_____________________________________________________________

*	Less than 1% of shares outstanding.

(1)
The table includes shares of common stock eligible for purchase pursuant to outstanding stock options within 60 days of March 11, 2013 for the following: Mr. Brown - 123,533; Mr. Lesar - 837,100; Mr. McCollum - 114,301; Mr. Miller - 31,468; Mr. Probert - 161,687; and five unnamed executive officers - 379,945. Until the options are exercised, these individuals will not have voting or investment power over the underlying shares of common stock, but will only have the right to acquire beneficial ownership of the shares through exercise of their respective options. The table also includes restricted shares of common stock over which the individuals have voting power but no investment power.

(2)
The table does not include restricted stock units (RSUs) held by non-employee Directors or stock equivalent units (SEUs) held by non-employee Directors under the Directors' Deferred Compensation Plan for the following (RSUs/SEUs): Mr. Bennett - 5,300 / 12,482; Mr. Boyd - 5,300 / 23,273; Mr. Carroll - 5,300 / 19,211; Ms. Dicciani - 5,300 / 5,324; Mr. Gerber - 5,272 / 0; Dr. Gillis - 5,300 / 0; Mr. Jum'ah - 5,300 / 0; Mr. Malone - 5,272 / 0; Mr. Martin - 5,300 / 0; Ms. Reed - 5,300 / 9,284. Mr. Grubisich was awarded 1,630 RSUs in connection with his election to the Board on March 20, 2013. Until the underlying shares of common stock are distributed with respect to the RSUs or SEUs, non-employee Directors will not have voting or investment power over such shares. No shares of common stock with respect to RSUs will be distributed within 60 days of March 11, 2013, unless the Board in its discretion vests the RSUs upon a non-employee Director's separation of service from the Board. No shares of common stock with respect to SEUs will be distributed within 60 days of March 11, 2013 because such shares are distributed in January of the year following the year the non-employee Director has a separation of service from the Board.

(3)	Shares held by Mr. Lesar's spouse. Mr. Lesar disclaims the beneficial ownership of these shares.

(4)
Includes 61,602 shares held by Martin Enterprises LLC. Mr. Martin is the sole manager, and Mr. Martin and trusts (of which Mr. Martin is the sole trustee) formed solely for the benefit of his children are the sole members, of Martin Enterprises LLC.

(5)	Shares held by Ms. Reed's spouse in an Individual Retirement Account.

CORPORATE GOVERNANCE

Corporate Governance Guidelines and Committee Charters
Our Board has long maintained a formal statement of its responsibilities and corporate governance guidelines to ensure effective governance in all areas of its responsibilities. Our corporate governance guidelines, as revised in January 2013, are attached as Appendix A to this proxy statement and are also available on our website at www.halliburton.com by clicking on the tab “Investors,” and then the “Corporate Governance” link. The Guidelines are reviewed periodically and revised as appropriate to reflect the dynamic and evolving processes relating to corporate governance, including the operation of the Board.
In order for our stockholders to understand how the Board conducts its affairs in all areas of its responsibility, the full text of the charters of our Audit; Compensation; Health, Safety and Environment; and Nominating and Corporate Governance Committees are also available on our website.
Except to the extent expressly stated otherwise, information contained on or accessible from our website or any other website is not incorporated by reference into and should not be considered part of this proxy statement.
Code of Business Conduct
Our Code of Business Conduct, which applies to all of our employees and Directors and serves as the code of ethics for our principal executive officer, principal financial officer, principal accounting officer or controller, and other persons performing similar functions, is available on our website. Any waivers to our code of ethics for our executive officers can only be made by our Audit Committee. There were no waivers of the code of ethics in 2012.
Related Persons Transactions Policy
Our Board has adopted a written policy governing related persons transactions as part of the Board's commitment to good governance and independent oversight. The policy covers transactions involving any of our Directors, executive officers, nominees for Director, or greater than 5% stockholders, or any immediate family member of the foregoing.
The types of transactions covered by this policy are transactions, arrangements or relationships, or any series of similar transactions, arrangements or relationships, including any indebtedness or guarantee of indebtedness, in which (1) we or any of our subsidiaries were or will be a participant, (2) the aggregate amount involved exceeds $120,000 in any calendar year, and (3) any related person had, has or will have a direct or indirect interest (other than solely as a result of being a director of, or holding less than a 10% beneficial ownership interest in, another entity).
The Board will only approve related persons transactions when the Board determines such transactions are in our best interests or the best interests of our stockholders. In determining whether to approve or ratify a related person transaction, the Board will apply the following standards and such other standards it deems appropriate:

•	whether the related person transaction is on terms comparable to terms generally available with an unaffiliated third party under the same or similar circumstances;

•	the benefits of the transaction to us;

•	the extent of the related person's interest in the transaction; and

•	whether there are alternative sources for the subject matter of the transaction.

THE BOARD OF DIRECTORS AND
STANDING COMMITTEES OF DIRECTORS
The Board has standing Audit; Compensation; Health, Safety and Environment; and Nominating and Corporate Governance Committees. Each of the standing committees are comprised of non-employee Directors, and in the business judgment of the Board, all of the non-employee Directors are independent, after considering all relevant facts and circumstances, as well as the independence standards set forth in our corporate governance guidelines. Our corporate governance guidelines are attached as Appendix A to this proxy statement and are also available on our website at www.halliburton.com.
Our independence standards meet, and in some instances exceed, the New York Stock Exchange's, or NYSE, independence requirements. Our definition of independence and compliance with our independence standards is periodically reviewed by the Nominating and Corporate Governance Committee. There were no transactions, relationships or arrangements not disclosed in this proxy statement that were considered by the Board in making its determination as to the independence of the Directors.
Board Attendance
During 2012, the Board held 6 meetings and met in Executive Session, without management present, on 11 occasions.
Committee meetings were held as follows:

Audit Committee	8
Compensation Committee	5
Health, Safety and Environment Committee	5
Nominating and Corporate Governance Committee	4
All members of the Board attended at least 75% of the total number of meetings of the Board and the committees on which he or she served during the last fiscal year.
All of our Directors attended the 2012 Annual Meeting, as required by our corporate governance guidelines.
Board Leadership
Our By-laws provide that the Board should have the flexibility to determine the appropriate leadership of the Board, and whether the roles of Chairman and Chief Executive Officer should be combined or separate. After review and discussion, our Board has decided that a combined leadership role would best serve the needs of the Company and its stockholders. The Board believes that David J. Lesar, our current Chairman and Chief Executive Officer, with his industry expertise, financial expertise, and in-depth knowledge of Halliburton and its business, is the correct person to fill both roles.

Lead Independent Director
In order to help ensure independent Board leadership and oversight, the Board has elected Mr. Martin as our Lead Independent Director. Mr. Martin's role and responsibilities are set forth in the Lead Independent Director Charter adopted by the Board and include presiding over the executive sessions of the non-employee Directors and executive sessions of the independent Directors. Mr. Martin also advises management on and approves the agenda items to be considered at meetings of the Board. With the exception of our Chairman and Chief Executive Officer, Mr. Lesar, the Board is composed of independent Directors. Our Lead Independent Director Charter can be found on our website at www.halliburton.com.

Independent Committees
As a governance best practice, key committees of the Board are comprised solely of independent Directors. We have established processes for the effective oversight of critical issues entrusted to independent Directors, such as:

•	the integrity of our financial statements;

•	CEO and senior management compensation;

•	CEO and senior management succession planning;

•	the election of our Lead Independent Director;

•	membership of our Independent Committees;

•	Board, Committee and Director evaluations; and

•	nominations for Directors.

The Board believes it has a strong governance structure in place to ensure independent oversight on behalf of all stockholders.

Board Risk Oversight
We have implemented an Enterprise Risk Management system to identify and analyze enterprise level risks and their potential impact on us. At least annually, our Senior Vice President and Treasurer reports to the Audit Committee of the Board on our processes with respect to risk assessment and risk management. Our executive officers are assigned responsibility for the various categories of risk, with the Chief Executive Officer being ultimately responsible to the Board for all risk categories. The responsibility of the Chief Executive Officer for all risk matters is consistent with his being primarily responsible for managing our day-to-day business.

Stockholder Communication
To foster better communication with our stockholders, we established a process for stockholders to communicate with the Audit Committee and the Board. The process has been approved by both the Audit Committee and the Board, and meets the requirements of the NYSE and the SEC. The methods of communication with the Board include telephone, mail and e-mail.

Telephone	Mail	E-mail
888.312.2692 or 770.613.6348	Board of Directors c/o Director of Business Conduct Halliburton Company P.O. Box 42806 Houston, Texas 77242-2806	BoardofDirectors@halliburton.com

Our Director of Business Conduct, an employee, reviews all stockholder communications directed to the Audit Committee and the Board. The Chairman of the Audit Committee is promptly notified of any substantive communication involving accounting, internal accounting controls, or auditing matters. The Lead Independent Director is promptly notified of any other significant stockholder communications, and any board related matters which are addressed to a named Director are promptly sent to that Director. Copies of all communications are available for review by any Director. It should be noted, some items will not be forwarded to the Board such as advertisements, business solicitations, junk mail, resumes, or any communication that is overly hostile, threatening or illegal. Concerns may be reported anonymously or confidentially. Confidentiality shall be maintained unless disclosure is:
•    required or advisable in connection with any governmental investigation or report;
•    in the interests of Halliburton, consistent with the goals of our Code of Business Conduct; or
•    required or advisable in our legal defense of the matter.
Information regarding these methods of communication is also on our website at www.halliburton.com.
Members of the Committees of the Board of Directors

Audit Committee	Compensation Committee	Health, Safety and Environment Committee	Nominating and Corporate Governance Committee
Alan M. Bennett*	James R. Boyd*	Nance K. Dicciani	Alan M. Bennett
James R. Boyd	Milton Carroll	S. Malcolm Gillis*	Milton Carroll
Nance K. Dicciani	Murry S. Gerber	José C. Grubisich	Abdallah S. Jum’ah
Murry S. Gerber	Robert A. Malone	Abdallah S. Jum’ah	J. Landis Martin
S. Malcolm Gillis	Debra L. Reed	Robert A. Malone	Debra L. Reed*
José C. Grubisich		J. Landis Martin

_____________________________________________________________

*	Chairperson
Audit Committee
The Audit Committee's responsibilities include:

•	Recommending to the Board the appointment of the independent public accounting firm to audit our financial statements (the “principal independent public accountants”);

•	Together with the Board, being responsible for the appointment, compensation, retention and oversight of the work of the principal independent public accountants;

•	Reviewing the scope of the principal independent public accountants' examination and the scope of activities of the internal audit department;

•	Reviewing our financial policies and accounting systems and controls;

•	Reviewing financial statements; and

•	Approving the services to be performed by the principal independent public accountants.
The Board has determined that Alan M. Bennett, James R. Boyd, Nance K. Dicciani, Murry S. Gerber, and S. Malcolm Gillis are independent under our corporate governance guidelines and are “audit committee financial experts” as defined by the SEC. A copy of the Audit Committee Charter is available on our website at www.halliburton.com.

Compensation Committee
The Compensation Committee's responsibilities include:

•	Overseeing the effectiveness of our compensation program in attracting, retaining and motivating key employees;

•	Utilizing our compensation program to reinforce business strategies and objectives for enhanced stockholder value;

•	Administering our compensation program, including our incentive plans, in a fair and equitable manner consistent with established policies and guidelines;

•	Developing an overall executive compensation philosophy and strategy; and

•	Additional roles and activities with respect to executive compensation as described under Compensation Discussion and Analysis.
A copy of the Compensation Committee Charter is available on our website at www.halliburton.com.
Health, Safety and Environment Committee
The Health, Safety and Environment Committee's responsibilities include:

•	Reviewing and assessing our health, safety and environmental policies and practices;

•	Overseeing the communication and implementation of, and reviewing our compliance with, these policies, as well as applicable goals and legal requirements; and

•	Assisting the Board with oversight of our risk-management processes relating to health, safety and the environment.
A copy of our Health, Safety and Environment Committee Charter is available on our website at www.halliburton.com.
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee's responsibilities include:

•	Reviewing and recommending revisions to our corporate governance guidelines;

•	Overseeing our Director self-evaluation process and performance reviews;

•	Identifying and screening candidates for Board and committee membership;

•	Reviewing the overall composition profile of the Board for the appropriate mix of skills, characteristics, experience and expertise; and

•	Reviewing and making recommendations on Director compensation practices.
A copy of our Nominating and Corporate Governance Committee Charter is available on our website at www.halliburton.com.
Stockholder Nominations of Directors
Stockholders may nominate persons for election to the Board at a meeting of stockholders in the manner provided in our By-laws, which include a requirement to comply with certain notice procedures. Nominations shall be made pursuant to written notice to the Vice President and Corporate Secretary at the address of our principal executive offices set forth on page 1 of this proxy statement, and for the Annual Meeting of Stockholders in 2014, must be received not less than ninety (90) days nor more than one hundred twenty (120) days prior to the anniversary date of the 2013 Annual Meeting of Stockholders, or no later than February 14, 2014 and no earlier than January 15, 2014.

The stockholder notice must contain, among other things, certain information relating to the stockholder and the proposed nominee as described in our By-laws. In addition, the proposed nominee may be required to furnish other information as we may reasonably require to determine the eligibility of the proposed nominee to serve as a Director. With respect to any proposed nominee nominated in accordance with Section 6 of our By-laws by a stockholder of record owning at least 1% of our issued and outstanding voting stock continuously for at least one year as of the date the written notice of the nomination is submitted to us, our Vice President and Corporate Secretary will (i) obtain from such nominee any additional relevant information the nominee wishes to provide in consideration of his or her nomination, (ii) report on each such nominee to the Nominating and Corporate Governance Committee and (iii) facilitate having each such nominee meet with the Nominating and Corporate Governance Committee as the committee deems appropriate.
Qualifications of Directors
Candidates nominated for election or reelection to the Board should possess the following qualifications:

•	Personal characteristics:

•	high personal and professional ethics, integrity and values;

•	an inquiring and independent mind; and

•	practical wisdom and mature judgment;

•	Broad training and experience at the policy-making level in business, government, education or technology;

•	Expertise that is useful to us and complementary to the background and experience of other Board members, so that an optimum balance of members on the Board can be achieved and maintained;

•	Willingness to devote the required amount of time to carrying out the duties and responsibilities of Board membership;

•	Commitment to serve on the Board for several years to develop knowledge about our principal operations;

•	Willingness to represent the best interests of all of our stockholders and objectively appraise management performance; and

•	Involvement only in activities or interests that do not create a conflict with the Director’s responsibilities to us and our stockholders.
The Nominating and Corporate Governance Committee is responsible for assessing the appropriate mix of skills and characteristics required of Board members in the context of the needs of the Board at a given point in time and shall periodically review and update the criteria. In selecting Director nominees, the Board first considers the personal characteristics, experience and other criteria as set forth in our corporate governance guidelines. We also identify nominees based on our specific needs and the needs of our Board at the time a nominee is sought. We value all types of diversity, including diversity of our Board. In evaluating the overall mix of qualifications for a potential nominee, the Board also takes into account overall Board diversity in personal background, race, gender, age and nationality. In considering whether current Directors should be nominated for reelection to the Board, the Nominating and Corporate Governance Committee and the Board will also consider the non-employee Directors' annual assessment of the Board and annual performance review.

Process for the Selection of New Directors
The Board is responsible for filling vacancies on the Board. The Board has delegated to the Nominating and Corporate Governance Committee the duty of selecting and recommending prospective nominees to the Board for approval. The Nominating and Corporate Governance Committee considers suggestions of candidates for Board membership made by current Board members, management and stockholders. A stockholder who wishes to recommend a prospective candidate should notify our Vice President and Corporate Secretary. The Committee may retain an independent executive search firm to identify and/or assist in evaluating candidates for consideration. The Committee retained the executive search firm, Spencer Stuart, who conducted a director search and identified José C. Grubisich. Mr. Grubisich was elected to the Board on March 20, 2013.
When the Nominating and Corporate Governance Committee identifies a prospective candidate, the Committee determines the appropriate method to evaluate the candidate. This determination is based on the information provided to the Committee by the person recommending the prospective candidate and the Committee's knowledge of the candidate. This information may be supplemented by inquiries to the person who made the recommendation or to others. The preliminary determination is based on the need for additional Board members to fill vacancies or to expand the size of the Board, and the likelihood that the candidate will meet the Board membership criteria listed above. The Committee will determine, after discussion with the Chairman of the Board and other Board members, whether a candidate should continue to be considered as a potential nominee. If a candidate warrants additional consideration, the Committee may request an independent executive search firm to gather additional information about the candidate's background, experience and reputation, and to report its findings to the Committee. The Committee then evaluates the candidate and determines whether to interview the candidate. One or more members of the Committee and others as appropriate then conduct the interviews. Once the evaluation and interviews are completed, the Committee recommends to the Board which candidates should be nominated. The Board makes a determination of nominees after review of the recommendation and the Committee's report.

COMPENSATION DISCUSSION AND ANALYSIS
Executive Compensation Objectives
Our executive compensation program is designed to achieve the following objectives:

•	Provide a clear and direct relationship between executive pay and our performance on both a short-term and long-term basis;

•	Emphasize operating performance drivers;

•	Link executive pay to measures that drive stockholder value;

•	Support our business strategies; and

•	Maximize the return on our human resource investment.
These objectives serve to assure our long-term success and are built on the following compensation principles:

•	Executive compensation is managed from a total compensation perspective (i.e., base salary, short- and long-term incentives and retirement are reviewed altogether).

•	Consideration is also given to each component of the total compensation package in order to provide our Named Executive Officers, or NEOs, with competitive, market-driven compensation opportunities.

•
All elements of compensation are compared to the total compensation packages of a comparator peer group, which includes both competitors and companies representing general industry that reflect the markets in which we compete for business and people.

Executive Compensation Procedures
Our compensation procedures guide the actions taken by the Compensation Committee, or Committee. This ensures consistency from year to year and adherence to the responsibilities listed in the Committee's Charter. The Committee reviews and approves total compensation annually, which includes:

•	Selecting and engaging an independent, external compensation consultant;

•	Identifying the comparator peer group companies;

•	Reviewing market data on benchmark positions; and

•	Reviewing performance results against operating plans and our comparator peer group.
These procedures are used to make the final determination of total compensation for our NEOs.
Our internal stock nomination process under the Halliburton Company Stock and Incentive Plan ensures that all award grant dates are prospective and not retroactive. For NEOs, the grant date is the day the Committee determines annual compensation actions, generally in December of each year. However, awards may be approved by the Committee throughout the year as they determine, such as for retention or performance purposes. Exercise prices are set at the closing stock price on the date of the approved grant. Actual stock grants authorized for NEOs in 2012 are reflected in the Summary Compensation Table and the Grants of Plan-Based Awards in Fiscal 2012 and Outstanding Equity Awards at Fiscal Year End 2012 tables.

Role of the CEO in Setting Compensation
The CEO does not provide recommendations concerning his own total compensation, nor is he present when his total compensation is discussed by the Committee. The Committee, with input from its independent, external compensation consultant, discusses the elements of his total compensation in executive session and makes a recommendation to all of the non-employee members of the Board for discussion and final approval. At the Committee's request, a member of our management team may attend the executive session to answer questions from the Committee.
The CEO does, however, assist the Committee in setting executive compensation for the other NEOs. The CEO along with the independent, external compensation consultant to the Committee are guided by our compensation principles. They also consider current business conditions and make the following recommendations to the Committee:

•	Base salary increases, taking into account comparator peer group data, and the NEO's individual performance and role within the company.

•
Performance measures, target goals, and award schedules for short-term incentive opportunities under our performance pay plan, with performance targets being set relative to the projected business cycle and business plan.

•
Long-term incentive awards made under the Halliburton Company Stock and Incentive Plan, including developing and providing specific recommendations to the Committee on the aggregate number and types of shares to be awarded annually, reviewing the rationale and guidelines for annual stock awards, and recommending changes to the grant types, when appropriate.

•	Discretionary retirement awards, which are calculated by an external actuary, under the Halliburton Company Supplemental Executive Retirement Plan.
Use of Independent Consultants and Advisors
The Committee engaged Pearl Meyer & Partners, or PM&P, as its independent, external compensation consultant during 2012. PM&P provides executive compensation consulting services for the Committee. PM&P also provided industry related compensation survey data to us, the fees for which are less than $10,000. The primary responsibilities of the independent, external compensation consultant were to:

•	Provide the Committee with independent and objective market data;

•	Conduct compensation analysis;

•	Recommend potential changes to the comparator peer group;

•	Recommend plan design changes;

•	Advise on risks associated with compensation plans; and

•	Review and advise on pay programs and pay levels.
These services are provided as requested by the Committee throughout the year.
Executive Compensation Benchmarking
The companies comprising the comparator peer group are selected based on the following considerations:

•	Market capitalization;

•	Revenue and number of employees;

•	Scope in terms of global impact and reach; and

•	Industry affiliation.

Industry affiliation includes companies that are involved in the oil and natural gas and energy services industries. The comparator peer group is reviewed annually by the Committee to ensure relevance, with data provided to the Committee by the independent, external compensation consultant. The Committee targets between 20 and 25 companies for our comparator peer group.
Comparator Peer Group
The 2012 comparator peer group was composed of specific peer companies within the energy industry as well as selected companies representing general industry. This peer group was utilized to determine market levels of total compensation for the 2012 calendar year.
The comparator peer group used for our 2012 compensation review, which remains unchanged from the comparator peer group used for our 2011 compensation review, consisted of the following companies:

• 3M Company	• Honeywell International Inc.
• Anadarko Petroleum Corporation	• Johnson Controls, Inc.
• Apache Corporation	• Murphy Oil Corporation
• Baker Hughes Incorporated	• National Oilwell Varco, Inc.
• Caterpillar Inc.	• Occidental Petroleum Corporation
• Deere and Company	• Raytheon Co.
• Devon Energy Corporation	• Schlumberger Ltd.
• Emerson Electric Co.	• Transocean Ltd.
• Fluor	• Weatherford International, Ltd.
• Hess Corporation	• The Williams Companies, Inc.
A slightly different comparator peer group is utilized for the 2012 cycle Performance Unit Program and is described in the Long-term Incentives—Performance Units section.
Role of Market Data
The market data is size adjusted as necessary by revenue so that it is comparable with our trailing twelve month revenue. We size adjust the total compensation benchmarking data because of variances in market capitalization and revenue size among the companies comprising our comparator peer group. These adjusted values are used as the basis of comparison of compensation between our executives and those of the comparator peer group.
Total executive compensation for each NEO is structured to target market competitive pay levels at the 50th percentile in base salary and short- and long-term incentive opportunities. We also place an emphasis on variable pay at risk, which enables this compensation structure to position actual pay above or below the 50th percentile of our comparator peer group depending on performance.
A consistent pre-tax, present value methodology is used in assessing stock-based and other long-term incentive awards, including the Black-Scholes model used to value stock option grants.
The independent, external compensation consultant gathers and performs an analysis of market data to determine how each element of our total compensation for our NEOs compares to that of our comparator peer group and advises the Committee on the market data and its results.

Integration of Compensation Components, Plan Design, and Decision-Making Factors
The Committee considers all elements of the executive compensation package for each NEO for the upcoming year in December. The Committee receives historical and prospective breakdowns of the total compensation components for each NEO as follows:

•	Individual two-year total compensation history, which includes base salary, short- and long-term incentives, and other benefits and perquisites;

•	Total company-awarded stock position, including vested and unvested awards; and

•	Detailed supplemental retirement award calculations.
Along with historical and prospective breakdowns, a competitive analysis is prepared by the independent, external compensation consultant for each NEO, comparing each of their individual components of compensation as well as total compensation to that of the comparator peer group. This competitive analysis consists of market data comparing each of the pay elements and total compensation at the 25th, 50th and 75th percentiles of the comparator peer group to current compensation for each of the NEOs.
The Committee also reviews the results of the advisory vote on executive compensation held at the prior year's annual meeting and considers those results, along with many other factors, when evaluating our executive compensation program. Because our stockholders approved the compensation paid to our executives as described in the 2012 proxy statement, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, and because the Committee believes that our compensation program aligns our executive compensation structure with our stockholders' interests and current market practices, the Committee did not implement any changes to our executive compensation program for 2013.
In making compensation decisions, each of the following compensation elements is reviewed separately and collectively:

•	Base salary;

•	Short-term (annual) incentives;

•	Long-term incentives; and

•	Supplemental executive retirement benefits.
Of these elements, all but base salary are variable and at risk of forfeiture. The Committee uses base salary as the primary reference point for determining the target value and actual value of each of the above elements of compensation, individually and in the aggregate, for each NEO. This assists the Committee in confirming that our compensation package for NEOs is appropriate and competitive to our comparator peer group.
The Committee then considers the following subjectively when making final compensation determinations:

•	How compensation elements serve to appropriately motivate and reward each NEO;

•	Competitively positioning each NEO's total compensation to retain their services;

•	Individual NEO performance in reaching financial and operational objectives;

•	Sustained levels of performance, future potential, time in position, and years of service; and

•	Other factors including operational or functional goals as the Committee determines are appropriate.
These factors are considered on an unweighted basis in making final pay decisions and to ensure internal equity among positions having similar scope and responsibility.

After considering these factors, the Committee then sets the final compensation opportunity for each NEO so that their actual total compensation is consistent with our executive compensation philosophy of paying at the 50th percentile or higher for those years of superior performance and paying below the 50th percentile when performance does not meet competitive standards.
The procedures used to set compensation for each of the NEOs are the same. Variations do exist in the amounts of compensation among the NEOs as a result of each NEO's position and corresponding scope of responsibility, individual performance, length of time in the role and differences in the competitive market pay levels for positions in the comparator peer group.
Generally, in years when we achieve financial results substantially above or below expectations, actual compensation may fall outside the initial targets established by the Committee.
Determination of CEO and NEO Target Total Compensation
When determining the base salary and stock awards for Mr. Lesar, the Committee takes into consideration competitive market pay levels for the CEOs within the comparator peer group. They also consider Mr. Lesar's accomplishments in the areas of business development and expansion, management succession, development and retention of management, and the achievement of financial and operational objectives.
Each year, Mr. Lesar and the members of the Board agree upon a set of objectives based on the categories listed in our corporate governance guidelines which include:

•	Leadership and vision;

•	Integrity;

•	Keeping the Board informed on matters affecting Halliburton and its operating units;

•	Performance of the business;

•	Development and implementation of initiatives to provide long-term economic benefit to Halliburton;

•	Accomplishment of strategic objectives; and

•	Development of management.
The Board determined that Mr. Lesar met these objectives in 2012 through the following achievements:

•
Halliburton and its business units maintained superior year over year relative performance against major competitors in terms of revenue, margins and Return on Capital Employed (performance of the business);

•	Visibly led the organization through the business cycle through effective stakeholder communication and high visibility with employees, investors and customers (leadership and vision);

•
Continued international diversification, capitalized on strategic merger and acquisition opportunities, grew market share in every product service line and developed relationships with key customers (accomplishment of strategic objectives and development and implementation of initiatives to provide long-term economic benefit to Halliburton);

•
Maintained unwavering commitment to our Health, Safety and Environment program and ensured that all employees and other key stakeholders understand that an incident-free workplace is achievable and must be driven by leadership and teamwork of our employees (performance of the business and leadership and vision);

•	Continued to expose management to the Board, further enhanced management/employee succession process and focused senior management on talent development initiatives (development of management); and

•
Continued to act in a role model capacity as it relates to ethical behavior and communicated regularly with the members of the Board providing status reports and notification of issues of immediate concern (integrity and keeping the Board informed).

The Committee considers Mr. Lesar's performance evaluation when determining his total compensation, including base salary and short- and long-term incentives, including stock awards.
Other NEO target total compensation is determined similar to that of the CEO. Actual total compensation, including base salary, stock awards and short- and long-term incentives, for Messrs. Lesar, McCollum, Brown and Probert were targeted to the 50th percentile pay levels of peer positions for 2012.
In September 2012, Mr. Miller became an executive officer upon his promotion to Executive Vice President and Chief Operating Officer, at which time his compensation was set by the Committee.
Base Salary
The Committee targets base salaries at the median of the comparator peer group in an effort to control fixed costs and to reward for performance in excess of the median through variable components of pay.
In evaluating market comparisons in setting base salary, the Committee also considers the following factors:

•	Level of responsibility;

•	Experience in current role and equitable compensation relationships among internal peers;

•	Performance and leadership; and

•	External factors involving competitive positioning, general economic conditions, and marketplace compensation trends.
Base pay amounts for the NEOs are listed in the Summary Compensation Table. For 2012:

•	Mr. Lesar received a 7.0% increase in January 2012 to align his target total cash compensation with the 50th percentile of our comparator peer group.

•	Mr. McCollum received a 1.4% increase in January 2012 to align his base salary with the 50th percentile of our comparator peer group.

•	Mr. Brown received a 0.6% increase in January 2012 to align his base salary with the 50th percentile of our comparator peer group.

•	Mr. Miller received a 13.3% increase in January 2012.

•	Mr. Probert received a 5.5% increase in January 2012 to align his base salary with the 50th percentile of our comparator peer group.
No specific formula is applied to determine the weight of each factor. Salary reviews are conducted annually to evaluate each executive; however, individual salaries are not necessarily adjusted each year.
Short-term (Annual) Incentives
The Committee established the Annual Performance Pay Plan to:

•	Reward executives and other key members of management for improving financial results that drive the creation of economic value for our stockholders; and

•	Provide a means to connect individual cash compensation directly to our performance.
The Annual Performance Pay Plan provides for performance awards in accordance with the terms of the Halliburton Company Stock and Incentive Program.

The Annual Performance Pay Plan provides an incentive to our NEOs to achieve the business objective of generating more earnings than normally expected by the investors who have provided us with capital to grow our business. We measure achievement of this objective using Cash Value Added, or CVA.
CVA is a financial measurement that demonstrates the amount of economic value added to our business. The formula for calculating CVA is as follows:

Operating Income
+ Interest Income
+ Foreign Currency Gains (Losses)
+ Other Nonoperating Income (Expense), Net
=	Net Operating Profit
– Income Taxes
=	Net Operating Profit After Taxes
Net Invested Capital
x Weighted Average Cost of Capital
=	Capital Charge

Cash Value Added (CVA) = Net Operating Profit After Taxes - Capital Charge
Net Operating Profit After Taxes equals the sum of operating income plus interest income plus foreign currency gains (losses) plus other nonoperating income (expense), reduced by our income taxes. When determining actual CVA performance, we typically apply a planned income tax rate (which may exclude large, non-recurring drivers of our effective income tax rate).
Capital Charge equals total assets (excluding deferred income tax assets) less total liabilities (excluding debt and deferred income tax liabilities) multiplied by a weighted average cost of capital percentage.
Cash Value Added is computed monthly and accumulated throughout the calendar year. Adjustments in the calculation of the CVA payout may, at times, be approved by the Committee and can include the treatment of unusual items that may have impacted our actual results.
At the beginning of each plan year, the Committee approves an incentive award schedule that equates given levels of CVA performance with varying reward opportunities paid in cash. The performance goals range from “Threshold” to “Target” to “Maximum.” Threshold reflects the minimum CVA performance level which must be achieved in order for awards to be earned and Maximum reflects the maximum level that can be earned.
These goals are based on our annual operating plan, as reviewed and approved by our Board, and are set at levels believed to be sufficient to meet or exceed stockholder expectations of our performance, as well as expectations of the relative performance of our competitors. Given the cyclical nature of our business, our performance goals vary from year to year, which can similarly impact the difficulty in achieving these goals.

The Committee set the 2012 performance goals for Messrs. Lesar, McCollum, Brown and Probert based on company-wide consolidated CVA results. Threshold CVA was based on 90% of planned operating income, Target CVA on 100% of planned operating income and Maximum CVA on 110% of planned operating income. The CVA targets for 2012 were $1,217 million at Threshold, $1,559 million at Target and $1,902 million at Maximum. Actual CVA for 2012 was $767 million.
Mr. Miller's performance goals included metrics aligned with the business operations for which he was responsible during 2012. Mr. Miller was measured on Halliburton Revenue, Division Net Operating Value Added (NOVA) and Hemisphere NOVA. NOVA utilizes balance sheet items under direct or indirect Division or Region control. It excludes interest income and foreign exchange gains and losses from operating income and uses only selected assets for the capital charge calculation that can be directly or indirectly impacted by Division or Region employee decisions. As such, NOVA functions similar to CVA.
Individual incentive award opportunities are established as a percentage of base salary at the beginning of the plan year. The maximum amount a NEO can receive is limited to two times the target opportunity level. The level of achievement of annual CVA performance determines the dollar amount of incentive compensation payable to participants following completion of the plan year.
The Committee set Messrs. Lesar, McCollum, Brown and Probert's opportunities under the plan as follows:

NEO	Threshold Opportunity	Target Opportunity	Maximum Opportunity
Mr. Lesar	56%	140%	280%
Mr. McCollum	36%	90%	180%
Mr. Brown	40%	100%	200%
Mr. Miller (1)	20%	50%	100%
Mr. Probert	40%	100%	200%
_____________________________________________________________
(1) Mr. Miller was not under the purview of the Committee when his 2012 reward opportunity was set.
Threshold, Target, and Maximum opportunity dollar amounts can be found in the Grants of Plan-Based Awards in Fiscal 2012 table. The earned award for Mr. Miller is reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. Because actual CVA was less than Threshold CVA, no awards were earned by Messrs. Lesar, McCollum, Brown or Probert under the Annual Performance Pay Plan during 2012.
Over the past ten years, the Annual Performance Pay Plan achieved Maximum performance levels six times, achieved Target performance level one time, and fell short of the Threshold performance level three times.
Long-term Incentives
The Committee established the Stock and Incentive Plan to achieve the following objectives:

•	Reward consistent achievement of value creation and operating performance goals;

•	Align management with stockholder interests; and

•	Encourage long-term perspectives and commitment.

Our Stock and Incentive Plan provides for a variety of cash and stock-based awards, including nonqualified and incentive stock options, restricted stock and units, performance shares and units, stock appreciation rights, and stock value equivalents, also known as phantom stock. Under the Stock and Incentive Plan, the Committee may, at its discretion, select from among these types of awards to establish individual long-term incentive awards.
Long-term incentives represent the largest component of total executive compensation opportunity. We believe this is appropriate given our principle that executive pay should be closely tied to stockholder interests and is at-risk based on performance.
For 2012, we used a combination of long-term incentive vehicles, including time-based restricted stock, performance units, and nonqualified stock options. Operations-based incentives in the form of performance units targeted 40% of the long-term incentive value, another 40% was delivered through restricted stock and the remaining 20% was delivered in stock options.

Combination of Long-term Incentive Vehicles

Restricted Stock
Performance Units
Stock Options

Granting a mix of incentives allows us to provide a diversified yet balanced long-term incentive program that effectively addresses volatility in our industry and in the stock market, in addition to maintaining an incentive to meet performance goals. Stock options and restricted stock are directly tied to our stock price performance and, therefore, directly to stockholder value. Additionally, restricted stock provides a significant retention incentive while the Performance Unit Program shifts the focus to improving long-term returns on capital employed, as measured in relation to the comparator peer group.
In determining the size of long-term incentive awards, the Committee first considers market data references to the long-term incentive value for comparable positions and then may adjust the awards upwards or downwards based on the Committee's review of internal equity. This can result in positions of similar magnitude and pay receiving awards of varying size. The 2012 long-term incentive awards for each NEO were based primarily on market data.
Restricted Stock and Stock Options
Our restricted stock and stock option awards are granted under the Stock and Incentive Plan and are listed in the Grants of Plan-Based Awards in Fiscal 2012 table. The individual awards for each NEO made in 2012 were approved by the Committee with the exception of the January 3, 2012 grants to Mr. Miller, which were made prior to his appointment as an executive officer.

Restricted stock grants are generally subject to a graded vesting schedule of 20% per year over 5 years. However, different vesting schedules may be utilized at the discretion of the Committee. Shares of restricted stock receive dividend or dividend equivalent payments.
Stock option awards vest over a three-year graded vesting period with 33 1/3% of the grant vesting each year. All options are priced at the closing stock price on the date the grant is approved by the Committee.
The stock and option award columns in the Summary Compensation Table reflect the aggregate grant date fair value of the restricted stock and option awards for each NEO.
Performance Units
The Performance Unit Program was designed to provide NEOs and other selected executives with incentive opportunities based on the level of achievement of pre-established performance objectives during three-year performance periods. The purpose of the program is to reinforce our objectives for sustained long-term performance and value creation. It is also intended to reinforce strategic planning processes, balance short- and long-term decision making and help provide competitive total compensation opportunities.
The program measures our consolidated Return on Capital Employed, or ROCE, compared to both absolute goals and relative goals, as measured by the results achieved by our comparator peer group companies used for the Performance Unit Program. The three-year performance period aligns the program's measures with our and our comparator peer group's business cycles.
ROCE indicates the efficiency and profitability of our capital investments and is determined based on the ratio of earnings divided by average capital employed. The calculation is as follows:

ROCE=	Net income + after-tax interest expense
(Return on Capital Employed)	Stockholders' equity (average of beginning and end of period) + Debt (average of beginning and end of period)
The comparator peer group used for the Performance Unit Program is comprised of oilfield equipment and service companies and domestic and international exploration and production companies. We use this comparator peer group for the Performance Unit Program because these companies represent the timing, cyclicality, and volatility of the oil and natural gas industry and provide an appropriate basis for measuring our relative performance against the industry.
The comparator peer group for the 2012 cycle Performance Unit Program, which remains unchanged from the comparator peer group used for the 2011 cycle Performance Unit Program, includes the following companies:

• Anadarko Petroleum Corporation	• Murphy Oil Corporation
• Apache Corporation	• Nabors Industries Ltd.
• Baker Hughes Incorporated	• National Oilwell Varco, Inc.
• Cameron International Corporation	• Schlumberger Ltd.
• Chesapeake Energy Corporation	• Transocean Ltd.
• Devon Energy Corporation	• Weatherford International, Ltd.
• Hess Corporation	• The Williams Companies, Inc.
• Marathon Oil Corporation

The program allows for rewards to be paid in cash, stock, or a combination of cash and stock. Over the past ten years, the program has achieved maximum performance levels five times, between maximum and target three times, target one time, and below target one time.
2010 Cycle Performance Unit Program Payout for NEOs
The 2010 cycle of the Performance Unit Program ended on December 31, 2012. Both absolute and relative performance measures are established at the beginning of each cycle and approved by the Committee. The 2010 cycle required a three-year average ROCE above 11% to achieve the Maximum level on an absolute basis, and a three-year average ROCE above the 75th percentile of the ROCE for our comparator peer group to achieve the Maximum level on a relative basis. The three-year average ROCE for our comparator peer group at the 75th percentile was 11.06%. Our three-year average ROCE for the 2010 cycle was 17.27%. Because our results for this cycle were in excess of the Maximum levels on both an absolute basis and relative to our comparator peer group, the NEOs received payments in 2012 as set forth in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table and in the related narrative following the table.
2012 Cycle Performance Unit Program Opportunities for NEOs
Individual incentive opportunities are established based on market references and in accordance with our practice of granting a mix of long-term incentive vehicles. The Threshold, Target, and Maximum columns under the heading Estimated Future Payouts Under Non-Equity Incentive Plan Awards in the Grants of Plan-Based Awards in Fiscal 2012 table indicate the potential payout for each NEO under the Performance Unit Program for the 2012 cycle. The potential payouts are performance driven and completely at risk.
Opportunity levels were determined based upon market data of our comparator peer group and the NEO's role within the organization. Actual payout amounts, if any, will not be known until the three year cycle closes on December 31, 2014.
Supplemental Executive Retirement Plan
The objective of the Supplemental Executive Retirement Plan, or SERP, is to provide a competitive level of pay replacement upon retirement. The current pay replacement target is 75% of final base salary at age 65 with 25 years of service.
The material factors and guidelines considered in making an allocation include:

•	Retirement benefits provided, both qualified and nonqualified;

•	Current compensation;

•	Length of service; and

•	Years of service to normal retirement.
The calculation takes into account the following variables:

•	Base salary;

•	Years of service;

•	Age;

•	Employer portion of qualified plan savings;

•	Age 65 value of any defined benefit plan; and

•	Existing nonqualified plan balances and any other retirement plans.

Several assumptions are made annually and include a base salary increase percentage, qualified and nonqualified plan contributions and investment earnings, and an annuity rate. These factors are reviewed and approved annually by the Committee in advance of calculating any awards.
To determine the annual benefit, external actuaries calculate the total lump sum retirement benefit needed at age 65 from all company retirement sources to produce an annual retirement benefit of 75% of final base salary. Company retirement sources include any qualified benefit plans and contributions to nonqualified benefit plans. If the combination of these two sources does not yield a total retirement balance that will meet the 75% objective, then contributions may be made annually through the SERP to bring the total benefit up to the targeted level.
To illustrate, assume $7.9 million is needed at age 65 to produce an annual retirement benefit equal to 75% of final base salary. The participant is projected to have $2.1 million in his qualified benefit plans at retirement and $3.0 million in his nonqualified retirement plans at retirement. Since the total of these two sources is $5.1 million, a shortfall of $2.8 million results. This is the amount needed to achieve the 75% pay replacement objective. Such shortfall may be offset through annual contributions to the SERP.
Participation in the SERP is limited to the direct reports of the CEO and other selected executives as recommended by the CEO and approved by the Committee at their discretion.
Allocations are made annually for each NEO who participates in the SERP, as approved by the Committee. However, participation one year does not guarantee future participation. The average annual amounts allocated over the history of participation are as follows: Mr. Lesar: $289,053; Mr. McCollum: $144,800; Mr. Brown: $382,400; Mr. Miller: $234,000; and Mr. Probert: $140,500.
In 2012, the Committee authorized retirement allocations under the SERP to all NEOs as listed in the 2012 Nonqualified Deferred Compensation table and as included in the All Other Compensation column in the Summary Compensation Table.
Messrs. Lesar and Probert are fully vested in their respective account balances. Balances earn interest at an annual rate of 5%. Beginning in 2005 and continuing through 2008, the SERP required executives to have participated in the plan for five or more consecutive years in order for those contributions to vest. Mr. Brown began participating in the SERP in 2008 and, as a result, he is not fully vested in the awards made in 2008. In 2009, the Committee approved a change to the vesting schedule of the SERP for awards made in 2009 and in future years. The new vesting schedule requires participants to be at least 55 years of age with 10 years of service with us or meet the Rule of 70 (age plus years of service equal 70 or more). This change was made to increase the retentive value of the plan. Messrs. McCollum and Miller do not meet the vesting requirements for awards made in 2009 and subsequent years.
Other Executive Benefits and Policies
Retirement and Savings Plan
All NEOs participate in the Halliburton Retirement and Savings Plan, which is the defined contribution benefit plan available to all eligible U.S. employees. The matching contributions included in the Supplemental Table: All Other Compensation detail the amounts we contributed on behalf of each NEO under the plan.

Elective Deferral Plan
All NEOs may participate in the Halliburton Elective Deferral Plan, which was established to provide highly compensated employees with an opportunity to defer earned base salary and incentive compensation in order to help meet retirement and other future income needs.
The Elective Deferral Plan is a nonqualified deferred compensation plan and participation is completely voluntary. Pre-tax deferrals of up to 75% of base salary and/or eligible incentive compensation are allowed each calendar year. Gains or losses are credited based upon the participant's election from among four benchmark investment choices with varying degrees of risk.
In 2012, Mr. Brown participated in this plan by deferring a percentage of his compensation. Messrs. Lesar and Probert have account balances from participation in prior years. Messrs. McCollum and Miller are not participants in the plan. Further details can be found in the 2012 Nonqualified Deferred Compensation table.
Benefit Restoration Plan
The Halliburton Company Benefit Restoration Plan provides a vehicle to restore qualified plan benefits which are reduced as a result of limitations imposed under the Internal Revenue Code or due to participation in other plans we sponsor. It also serves to defer compensation that would otherwise be treated as excessive employee remuneration within the meaning of Section 162(m) of the Internal Revenue Code.
In 2012, all NEOs received awards under this plan in the amounts included in the Supplemental Table: All Other Compensation and the 2012 Nonqualified Deferred Compensation table.
Defined Benefit Pension Plans
None of our NEOs participated in any defined benefit pension plans as we no longer offer these types of plans to our U.S. employees. Also, the NEOs are not participants in any previously offered pension plans, which are now also frozen.
Perquisites
Health care and insurance coverage for our NEOs is the same as that provided to all active employees. In addition, we provide our NEOs and other highly compensated employees a physical examination benefit to be voluntarily utilized on an annual basis.
Country club memberships are limited and provided on an as-needed basis for business purposes only. Messrs. Brown and Miller had club memberships in 2012.
We do not provide cars or car allowances. However, for security purposes and to allow for the efficient use of Mr. Lesar's time, a company-leased car and part-time driver are provided for Mr. Lesar for the primary purpose of commuting to and from work while he is in Dubai and Houston.
A taxable benefit for executive financial planning is provided with the amount dependent on the NEO's level within the company. This benefit does not include tax return preparation. It is paid, only if used, on a reimbursable basis.
We also provided for security assessments and measures at the personal residence of Messrs. Lesar, McCollum, Miller and Probert during 2012.
At the direction of the Board, Mr. Lesar, his spouse and children use company aircraft for all travel. Other than Mr. Lesar, no NEO used company aircraft for personal use in 2012. Spouses are allowed to travel on select business trips.

In 2007, Mr. Lesar relocated to Dubai and became an expatriate under our business practice regarding long-term expatriate assignments. In 2012, Mr. Lesar continued to waive his right to all assignment allowances provided under the terms of our business practice.
Specific amounts for the above mentioned perquisites are detailed for each NEO in the Supplemental Table: All Other Compensation immediately following the Summary Compensation Table.
Clawback Policy
We have a clawback policy under which we will seek to recoup incentive compensation in all appropriate cases paid to, awarded to, or credited for the benefit of any of our executive officers, which include all the NEOs, if and to the extent that:

•	The amount of incentive compensation was calculated on the achievement of financial results that were subsequently reduced due to a restatement of our financial results;

•	The officer engaged in fraudulent conduct that caused the need for the restatement; and

•
The amount of incentive compensation that would have been awarded or paid to the officer, had our financial results been properly reported, would have been lower than the amount actually paid or awarded.

Any such officer who receives incentive compensation based on the achievement of financial results that are subsequently the subject of a restatement will not be subject to recoupment unless the officer personally participates in the fraudulent conduct.
In addition, in January 2013 we amended the policy to provide that we will seek to recoup incentive compensation in all appropriate cases paid to, awarded to, or credited for the benefit of any of our executive officers, which include all the NEOs, and certain other senior officers if and to the extent that:

•
It is determined that, in connection with the performance of that officer's duties, he or she substantially participated in a breach of a fiduciary duty arising from a material violation of a U.S. federal or state law, or both (A) had direct supervisory responsibility over an employee who substantially participated in such a violation and (B) recklessly disregarded his or her own supervisory responsibilities; or

•
the officer is named as a defendant in a law enforcement proceeding for having substantially participated in a breach of a fiduciary duty arising from a material violation of a U.S. federal or state law, the officer disagrees with the allegations relating to the proceeding and either (A) we initiate a review and determine that the alleged action is not indemnifiable or (B) the officer does not prevail at trial, enters into a plea arrangement, agrees to the entry of a final administrative or judicial order imposing sanctions or otherwise admits to the violation in a legal proceeding.

Depending on the officer and the circumstances described in the immediately preceding paragraph, the disinterested members of the Board, the disinterested members of the Compensation Committee, the disinterested members of the Nominating and Corporate Governance Committee and/or the members of a management committee may be involved in the process of reviewing, considering and making determinations regarding the officer's alleged conduct, whether recoupment is appropriate or required, and the type and amount of incentive compensation to be recouped from the officer.
Stock Ownership Requirements
We have stock ownership requirements for our executive officers, which include all the NEOs, to further align their interests with our stockholders.

As a result, Mr. Lesar is required to own Halliburton common stock in an amount equal to or in excess of six times his annual base salary. Executive officers that report directly to Mr. Lesar are required to own an amount of Halliburton common stock equal to or in excess of three times their annual base salary, and all other executive officers are required to own an amount of Halliburton common stock equal to or in excess of two times their annual base salary. The Committee reviews their holdings, which include restricted shares and all other Halliburton common stock owned by the officer, at each December meeting. Each executive officer has five years to meet the requirements, measured from the later of September 12, 2011 or the date the officer first becomes subject to the ownership level for the applicable office.
As of December 31, 2012, all NEOs met the requirements.
Elements of Post-Termination Compensation and Benefits
Termination events that trigger payments and benefits include normal or early retirement, change-in-control, cause, death, disability, and voluntary termination. Post-termination payments may include severance, accelerated vesting of restricted stock and stock options, maximum payments under cash-based short- and long-term incentive plans, nonqualified account balances, and health benefits, among others. The Post-Termination or Change-In Control Payment tables in this proxy statement indicate the impact of various termination events on each element of compensation for the NEOs.
Impact of Regulatory Requirements on Compensation
Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation paid to the CEO or any of the four other most highly compensated officers to the extent the compensation exceeds $1 million in any year. Qualifying performance-based compensation is not subject to this limit if certain requirements are met.
Our policy is to utilize available tax deductions whenever appropriate and consistent with our compensation philosophy. When designing and implementing executive compensation programs, we consider all relevant factors, including tax deductibility of compensation. Accordingly, we have attempted to preserve the federal tax deductibility of compensation in excess of $1 million a year to the extent doing so is consistent with our executive compensation objectives; however, we may from time to time pay compensation to our executives that may not be fully deductible.
Our Stock and Incentive Plan enables qualification of stock options, stock appreciation rights, and performance share awards as well as short- and long-term cash performance plans under Section 162(m).
To the extent required by Section 304 of the Sarbanes-Oxley Act of 2002, we will make retroactive adjustments to any cash or equity-based incentive compensation paid to the CEO and CFO where the payment was predicated upon the achievement of certain financial results that were subsequently the subject of restatement. When and where applicable, we will seek to recover any amount determined to have been inappropriately received by the CEO and CFO.

COMPENSATION COMMITTEE REPORT
We have reviewed and discussed the Compensation Discussion and Analysis with Company management and, based on such review and discussions, we recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.
THE COMPENSATION COMMITTEE
James R. Boyd
Milton Carroll
Murry S. Gerber
Robert A. Malone
Debra L. Reed

SUMMARY COMPENSATION TABLE
The following tables set forth information regarding the CEO, CFO, and our three other most highly compensated executive officers for the fiscal year ended December 31, 2012.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Comp. ($)	Change In Pension Value and NQDC Earnings ($)	All Other Comp. ($)		Total ($)
David J. Lesar	2012	1,530,000	0	5,055,150	2,602,894	6,400,000	256,922	1,606,845		17,451,811
Chairman of the Board, President and Chief Executive Officer	2011	1,430,000	0	3,912,700	1,719,828	7,182,000	189,120	1,443,970	(1)	15,877,618	(1)
	2010	1,358,500	0	3,773,997	1,475,258	6,838,800	104,227	1,343,134		14,893,916

Mark A. McCollum	2012	661,000	0	1,068,650	549,486	2,021,600	35,746	405,052		4,741,534
Executive Vice President and Chief Financial Officer	2011	652,000	0	917,706	402,384	2,233,400	21,526	423,148		4,650,164
	2010	600,000	0	979,750	383,840	1,762,500	8,411	358,647		4,093,148
James S. Brown	2012	633,000	0	1,376,850	708,974	2,274,400	81,363	725,457		5,800,044
President -Western Hemisphere	2011	629,000	0	6,205,842	529,644	2,100,550	29,312	709,566		10,203,914
	2010	550,000	0	913,127	356,521	1,263,750	39,954	565,148		3,688,500
Jeffrey A. Miller	2012	425,000	0	3,997,150	1,109,917	692,437	1,126	378,556		6,604,186
Executive Vice President and Chief Operating Officer
Timothy J. Probert	2012	633,000	0	1,376,850	708,974	2,274,400	144,357	433,570		5,571,151
President - Strategy & Corporate Development	2011	600,000	0	1,205,823	529,644	1,526,250	128,701	383,308		4,373,726
	2010	450,000	0	913,127	356,521	1,147,500	91,175	223,368		3,181,691

_____________________________________________________________

(1)	Includes an additional $38,240 of incremental cost to us for Mr. Lesar's personal use of our aircraft that was inadvertently not included in our 2011 proxy statement.

Salary. The amounts represented in the Salary column are attributable to annual salary earned by each NEO. Information related to salary increases in 2012 is discussed in the Compensation Discussion and Analysis under Base Salary.
Stock Awards. The amounts in the Stock Awards column reflect the grant date fair value of the restricted stock awarded in 2012. Accounting Standards Codification (ASC) 718 requires the reporting of the aggregate grant date fair value of stock awards granted to the NEO during the fiscal year. We calculate the fair value of restricted stock awards by multiplying the number of restricted shares granted by the closing stock price as of the award's grant date.
Option Awards. The amounts in the Option Awards column reflect the grant date fair value of the stock options awarded in 2012. ASC 718 requires the reporting of the aggregate grant date fair value of stock options granted to the NEO during the fiscal year. The fair value of stock options is estimated using the Black-Scholes option pricing model. For a discussion of the assumptions made in these valuations, refer to Note 11 to the Consolidated Financial Statements, Stock-based Compensation, in the Halliburton Company Form 10-K for the fiscal year ended December 31, 2012.

Non-Equity Incentive Plan Compensation. The amounts represented in the Non-Equity Incentive Plan Compensation column are for amounts earned in 2012 and paid in 2013 for the Halliburton Annual Performance Pay Plan and on December 31, 2012 for the 2010 cycle Performance Unit Program. Information about these programs can be found in the Compensation Discussion and Analysis under Short-term (Annual) Incentives for the Halliburton Annual Performance Pay Plan and under Long-term Incentives—Performance Units for the Performance Unit Program.
The Threshold, Target and Maximum amounts for the 2012 Halliburton Annual Performance Pay Plan and the 2012 cycle of the Performance Unit Program can be found in the Grants of Plan-Based Awards in Fiscal 2012 table under the Estimated Future Payouts Under Non-Equity Incentive Plan Awards.
As discussed in the Compensation Discussion and Analysis, no amounts were earned by Messrs. Lesar, McCollum, Brown or Probert under the 2012 Halliburton Annual Performance Pay Plan because the minimum threshold performance level was not achieved. As further discussed in the Compensation Discussion and Analysis, Mr. Miller was measured on different metrics than the other NEOs and he was paid $307,437 for 2012.
The 2010 cycle Performance Unit Program amounts paid to each NEO are: $6,400,000 for Mr. Lesar; $2,021,600 for Mr. McCollum; $2,274,400 for Mr. Brown; $385,000 for Mr. Miller; and $2,274,400 for Mr. Probert.
The amounts paid to the NEOs for the 2010 cycle Performance Unit Program differ from what is shown in the Grants of Plan-Based Awards in Fiscal Year 2012 table under Estimated Future Payments Under Non-Equity Incentive Plan Awards. The Grants of Plan-Based Awards in Fiscal Year 2012 table indicates the potential award amounts for Threshold, Target and Maximum under the 2012 cycle Performance Unit Program, which will close on December 31, 2014. The Summary Compensation Table shows amounts paid for a prior program cycle, the 2010 cycle, which closed on December 31, 2012.
Change in Pension Value and NQDC Earnings. The amounts in the Change in Pension Value and NQDC Earnings column are attributable to the above-market earnings for various nonqualified plans. The methodology for determining what constitutes above-market earnings is the difference between the interest rate as stated in the applicable nonqualified plan document and the Internal Revenue Service Long-Term 120% AFR rate as of December 31, 2012. The 120% AFR rate used for determining above-market earnings in 2012 was 2.89%.
Halliburton Company Supplemental Executive Retirement Plan Above-Market Earnings. The current interest rate for participant accounts in the Halliburton Company Supplemental Executive Retirement Plan is 5% as defined by the plan document. The above-market earnings for the plan equaled 2.11% (5% (plan interest) minus 2.89% (120% AFR rate)) for 2012. The amounts shown in this column differ from the amounts shown for the Halliburton Company Supplemental Executive Retirement Plan in the 2012 Nonqualified Deferred Compensation table under the Aggregate Earnings in Last Fiscal Year column because the 2012 Nonqualified Deferred Compensation table includes all earnings and losses, and the Summary Compensation Table shows above-market earnings only.
NEOs earned above-market earnings for their balances associated with the Halliburton Company Supplemental Executive Retirement Plan as follows: $143,958 for Mr. Lesar; $29,083 for Mr. McCollum; $32,125 for Mr. Brown; and $26,486 for Mr. Probert. Mr. Miller received his first award under the Supplemental Executive Retirement Plan on December 31, 2012 and, therefore, he did not receive any earnings during 2012.

Halliburton Company Benefit Restoration Plan Above-Market Earnings. In accordance with the plan document, participants earn monthly interest at the 120% AFR rate, provided the interest rate shall be no less than 6% per annum or greater than 10% per annum. Because the 120% AFR rate was below the 6% minimum interest threshold, the above-market earnings associated with this plan were 3.11% (6% (plan interest earned in 2012) minus 2.89% (120% AFR rate)) for 2012. The amounts shown in this column differ from the amounts shown for the Halliburton Company Benefit Restoration Plan in the 2012 Nonqualified Deferred Compensation table under the Aggregate Earnings in Last Fiscal Year column because the 2012 Nonqualified Deferred Compensation table includes all earnings and losses, and the Summary Compensation Table shows above-market earnings only.
NEOs earned above-market earnings for their balances associated with the Halliburton Company Benefit Restoration Plan as follows: $72,442 for Mr. Lesar; $6,663 for Mr. McCollum; $5,579 for Mr. Brown; $1,126 for Mr. Miller; and $7,531 for Mr. Probert.
Halliburton Company Elective Deferral Plan Above-Market Earnings. The average earnings for the balances associated with the Halliburton Company Elective Deferral Plan were 7.30% for 2012. The above-market earnings associated with this plan equaled 4.41% (7.30% minus 2.89% (120% AFR rate)) for 2012. The amounts shown in this column differ from the amounts shown for the Halliburton Company Elective Deferral Plan in the 2012 Nonqualified Deferred Compensation table under the Aggregate Earnings in Last Fiscal Year column because the 2012 Nonqualified Deferred Compensation table includes all earnings and losses and the Summary Compensation Table shows above-market earnings only.
Messrs. Lesar, Brown and Probert earned above-market earnings for balances associated with the Halliburton Company Elective Deferral Plan as follows: $40,552 for Mr. Lesar; $43,569 for Mr. Brown; and $110,340 for Mr. Probert. Messrs. McCollum and Miller are not participants in the Halliburton Company Elective Deferral Plan and do not have any prior balances in the plan.
All Other Compensation. Detailed information for amounts included in the All Other Compensation column can be found in the following supplemental table entitled Supplemental Table: All Other Compensation.
SUPPLEMENTAL TABLE: ALL OTHER COMPENSATION
The following table details the components of the All Other Compensation column of the Summary Compensation Table for 2012.

Name	Employee Physical ($)	Financial Planning ($)	Halliburton Foundation ($)	Halliburton Giving Choices ($)	HALPAC ($)	Restricted Stock Dividends ($)	HRSP Employer Match ($)	HRSP Basic Contribution ($)	Benefit Restoration Plan ($)	SERP ($)	All Other ($)	Total ($)
David J. Lesar	0	15,000	100,000	1,000	5,000	152,513	12,500	10,000	115,200	714,000	481,632	1,606,845
Mark A. McCollum	0	0	40,000	1,000	5,000	34,713	12,394	10,000	36,990	259,000	5,955	405,052
James S. Brown	0	8,000	0	600	4,969	136,209	12,239	10,000	34,470	488,000	30,970	725,457
Jeffrey A. Miller	2,278	0	0	375	5,000	55,616	11,865	10,000	15,750	234,000	43,672	378,556
Timothy J. Probert	567	0	0	756	5,000	36,137	9,653	10,000	34,470	336,000	987	433,570
Employee Physical. The Employee Physical Program provides NEOs the opportunity to have an annual physical examination to encourage an ongoing habit of health and wellness. Participation in the program is strictly voluntary. The amount shown is based on the value of services the NEO received less any medical insurance covered benefits.

Financial Planning. This program allows NEOs to receive financial planning services by accredited financial planners. Tax planning is not covered under this program. The amount is based on the services the NEO received in 2012. If they do not utilize the program, the amount is forfeited.
Halliburton Foundation. The Halliburton Foundation allows NEOs and other employees to donate to approved universities, medical hospitals and primary schools of their choice. The Halliburton Foundation matches donations up to $20,000 on a two-for-one basis. Mr. Lesar participates in the Halliburton Foundation's matching program for Directors, which allows his contributions up to $50,000 to qualified organizations to be matched on a two-for-one basis.
Halliburton Giving Choices. The Halliburton Giving Choices Program allows NEOs and other employees to donate to approved not-for-profit charities of their choice. We match donations by contributing ten cents for every dollar contributed by employees up to a maximum of $1,000. The amounts shown represent the match amounts the program donated to charities on behalf of the NEOs in 2012.
Halliburton Political Action Committee. The Halliburton Political Action Committee allows NEOs and other eligible employees to donate to political candidates and participate in the political process. We match the donation dollar-for-dollar to a 501(c)(3) status nonprofit organization of the contributor's choice. The amounts shown represent the match amounts the program donated to charities on behalf of the NEOs in 2012.
Restricted Stock Dividends. This is the amount of dividends paid on restricted stock held by NEOs in 2012.
Halliburton Retirement and Savings Plan Employer Match. The amount shown is the contribution we made on behalf of each NEO to the Halliburton Company Retirement and Savings Plan, our defined contribution plan. We match employee contributions up to 5% of each employee's eligible base salary, up to the 401(a)(17) compensation limit of $250,000 in 2012.
Halliburton Retirement and Savings Plan Basic Contribution. This is the contribution we made on behalf of each NEO to the Halliburton Company Retirement and Savings Plan. If actively employed on December 31, 2012, each employee receives a contribution equal to 4% of their eligible base pay, up to the 401(a)(17) compensation limit of $250,000 in 2012.
Halliburton Company Benefit Restoration Plan. This is the award earned under the Halliburton Company Benefit Restoration Plan in 2012. The plan provides a vehicle to restore qualified plan benefits which are reduced as a result of limitations on contributions imposed under the Internal Revenue Code or due to participation in other plans we sponsor and to defer compensation that would otherwise be treated as excessive employee remuneration within the meaning of Section 162(m) of the Internal Revenue Code. Associated interest, awards, and beginning and ending balances for the Halliburton Company Benefit Restoration Plan are included in the 2012 Nonqualified Deferred Compensation table. Above-market interest earned on these awards and associated balances are shown in the Summary Compensation Table under the Change in Pension Value and NQDC Earnings column.
Halliburton Company Supplemental Executive Retirement Plan. These are awards approved under the Halliburton Company Supplemental Executive Retirement Plan as discussed in the Supplemental Executive Retirement Plan section of the Compensation Discussion and Analysis. Awards are approved by our Compensation Committee annually. The SERP provides a competitive level of pay replacement for key executives upon retirement. Associated interest, awards and beginning and ending balances for the SERP are included in the 2012 Nonqualified Deferred Compensation table.

All Other.

—
Country Club Membership Dues. The amount is based on the monthly membership dues. Club memberships are approved for business purposes only. During 2012, we paid club membership dues for Messrs. Brown and Miller. The amounts incurred were $30,970 for Mr. Brown and $8,456 for Mr. Miller.

—
Aircraft Usage. Mr. Lesar and his spouse and children use our aircraft for all travel for security reasons as directed by the Board. The incremental cost to us for this personal use of our aircraft in 2012 was $343,534. Other than Mr. Lesar, no NEO used our aircraft for personal use in 2012. For total compensation purposes in 2012, we valued the incremental cost of the personal use of aircraft using a method that takes into account: landing, parking, hanger, flight planning services, and dead-head costs; crew travel expenses; supplies and catering; aircraft fuel and oil expenses per hour of flight; any customs, foreign permit and similar fees; and passenger ground transportation. Spouses of NEOs are allowed to travel on select business trips when there is a valid business reason. We impute income to the NEO for the value of the spousal trip and make a payment to offset the tax impact of the imputed income. For 2012, Mr. Lesar had imputed income from spousal travel for business purposes and an associated tax payment as follows: $34,107 imputed income and $19,563 tax payment.

—
Home Security. We provide security for residences based on a risk assessment which considers the NEO's position. In 2012, home security was provided for the residences of Messrs. Lesar, McCollum, Miller and Probert as follows: $32,761 for Mr. Lesar; $5,955 for Mr. McCollum; $35,216 for Mr. Miller; and $987 for Mr. Probert.

—
Car/Driver. A car and driver have been assigned to Mr. Lesar while in the United States so that he can work while in transit to allow him to meet customer and our needs. The amount has been determined by his average commute time multiplied by his driver's hourly rate. The cost to us was $14,954 in 2012. In addition, Mr. Lesar is provided with a car and driver in Dubai. The cost to us was $1,741 in 2012.

—	Other Compensation for Mr. Lesar. In 2012, Mr. Lesar received $20,222 in imputed income for relocation, $11,516 for tax equalization, and $3,234 in imputed income for excess benefits.

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2012
The following table represents amounts associated with the 2012 cycle Performance Unit Program, the 2012 Annual Performance Pay Plan, and restricted stock and stock option awards granted in 2012 to our NEOs.

		Estimated Future Payouts Under Non- Equity Incentive Plan Awards				All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
David J. Lesar		1,994,200	3,988,400	7,976,800	(1)
		856,800	2,142,000	4,284,000	(2)
	12/05/2012					150,900				5,055,150
	12/05/2012							208,900	33.50	2,602,894
Mark A. McCollum		467,000	934,000	1,868,000	(1)
		237,960	594,900	1,189,800	(2)
	12/05/2012					31,900				1,068,650
	12/05/2012							44,100	33.50	549,486
James S. Brown		614,000	1,228,000	2,456,000	(1)
		253,200	633,000	1,266,000	(2)
	12/05/2012					41,100				1,376,850
	12/05/2012							56,900	33.50	708,974
Jeffrey A. Miller		138,125	276,250	552,500	(1)
		85,000	212,500	425,000	(2)
	01/03/2012					9,000				307,350
	01/03/2012							11,500	34.15	148,005
	09/19/2012					50,000	(3)			1,820,500
	12/05/2012					55,800				1,869,300
	12/05/2012							77,200	33.50	961,912
Timothy J. Probert		614,000	1,228,000	2,456,000	(1)
		253,200	633,000	1,266,000	(2)
	12/05/2012					41,100				1,376,850
	12/05/2012							56,900	33.50	708,904

_____________________________________________________________

(1)	Indicates opportunity levels under the 2012 cycle of the Performance Unit Program. The cycle will close on December 31, 2014.

(2)	Indicates opportunity levels under the 2012 Halliburton Annual Performance Pay Plan.

(3)	Mr. Miller received a special restricted stock award in recognition of his promotion to Executive Vice President and Chief Operating Officer. The shares vest 100% after 5 years.
As indicated by footnote (1), the opportunities for each NEO under the 2012 cycle Performance Unit Program if the Threshold, Target or Maximum levels are achieved are reflected under Estimated Future Payouts Under Non-Equity Incentive Plan Awards. This program measures our consolidated Return on Capital Employed as compared to our internal goals as well as relative to our comparator peer group utilized for the program during three-year cycles. The potential payouts are performance driven and completely at risk. For more information on the 2012 cycle Performance Unit Program, refer to Long-term Incentives in the Compensation Discussion and Analysis.

As indicated by footnote (2), the opportunities for each NEO under the 2012 Halliburton Annual Performance Pay Plan are also reflected under Estimated Future Payouts Under Non-Equity Incentive Plan Awards. This plan measures company Cash Value Added, Net Operating Value Added, and Revenue as compared to our pre-established goals during a one-year period. The potential payouts are performance driven and completely at risk. For more information on the 2012 Halliburton Annual Performance Pay Program, refer to Short-term (Annual) Incentives in the Compensation Discussion and Analysis.
All restricted stock and nonqualified stock option awards are granted under the Halliburton Company Stock and Incentive Plan. The awards listed under All Other Stock Awards: Number of Shares of Stock or Units and under All Other Option Awards: Number of Securities Underlying Options were awarded to each NEO on the date indicated by the Compensation Committee, with the exception of the January 3, 2012 grants to Mr. Miller which were made prior to his appointment as an executive officer. With the exception of the specific award noted in footnote (3), the annual restricted stock grants awarded to the NEOs in 2012 are subject to a graded vesting schedule of 20% per year over 5 years. This vesting schedule serves to motivate our NEOs to remain employed with us. All restricted shares are priced at fair market value on the date of grant. Quarterly dividends are paid on the restricted shares at the same time and rate payable on our common stock, which was $0.09 per share during 2012 and was increased to $0.125 per share in March, 2013. The shares may not be sold, transferred or used as collateral until fully vested. The shares remain subject to forfeiture during the restricted period in the event of a NEO's termination of employment or an unapproved early retirement.
Nonqualified stock options granted in 2012 vest over a three-year graded vesting period with 33 1/3% of the grants vesting each year. All options are priced at the fair market value on the date of grant using the Black-Scholes options pricing model. There are no voting or dividend rights unless the NEO exercises the options and acquires the shares.
The Estimated Future Payouts Under Equity Incentive Plan Awards columns have been omitted because awards under the Performance Unit Program and Halliburton Annual Performance Pay Plan are expected to be paid in cash and are disclosed under Estimated Future Payouts Under Non-Equity Incentive Plan Awards.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END 2012
The following table represents outstanding stock option and restricted stock awards for our NEOs as of December 31, 2012.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock Not Vested (#)	Market Value of Shares or Units of Stock Not Vested ($)
David J. Lesar(1)	12/07/2005	180,000	0	32.39	12/07/2015
	12/06/2006	348,699	0	33.17	12/06/2016	33,750	1,170,788
	12/05/2007	110,700	0	36.90	12/05/2017
	12/02/2008	87,716	0	15.42	12/02/2018	50,606	1,755,522
	12/01/2009	128,400	0	29.35	12/01/2019	42,000	1,456,980
	12/01/2010	72,000	36,000	39.19	12/01/2020	57,780	2,004,388
	12/06/2011	47,301	94,599	35.57	12/06/2021	88,000	3,052,720
	12/05/2012	0	208,900	33.50	12/05/2022	150,900	5,234,721
Total		974,816	339,499			423,036	14,675,119
Mark A. McCollum(2)	12/07/2005	7,000	0	32.39	12/07/2015
	12/06/2006	13,400	0	33.17	12/06/2016	5,200	180,388
	12/05/2007	12,000	0	36.90	12/05/2017
	02/13/2008	11,500	0	35.67	02/13/2018	2,060	71,461
	12/02/2008					9,740	337,881
	12/01/2009	40,600	0	29.35	12/01/2019	13,280	460,683
	12/01/2010	18,734	9,366	39.19	12/01/2020	15,000	520,350
	12/06/2011	11,067	22,133	35.57	12/06/2021	20,640	716,002
	12/05/2012	0	44,100	33.50	12/05/2022	31,900	1,106,611
Total		114,301	75,599			97,820	3,393,376
James S. Brown(3)	01/06/2006	6,000	0	33.03	01/06/2016
	01/03/2007	13,400	0	29.87	01/03/2017	6,500	225,485
	02/13/2008	10,000	0	35.67	02/13/2018	2,000	69,380
	10/07/2008					68,838	2,387,990
	12/02/2008					9,600	333,024
	12/02/2008	16,566	0	15.42	12/02/2018	97,276	3,374,504
	12/01/2009	45,600	0	29.35	12/01/2019	14,920	517,575
	12/01/2010	17,400	8,700	39.19	12/01/2020	13,980	484,966
	05/18/2011					106,474	3,693,583
	12/06/2011	14,567	29,133	35.57	12/06/2021	27,120	940,793
	12/05/2012	0	56,900	33.50	12/05/2022	41,100	1,425,759
Total		123,533	94,733			387,808	13,453,059
Jeffrey A. Miller(4)	01/06/2006	3,800	0	33.03	01/06/2016
	01/03/2007	3,100	0	29.87	01/03/2017	1,500	52,035
	01/04/2008	4,400	0	38.01	01/04/2018	10,800	374,652
	12/15/2008					20,000	693,800
	01/02/2009	2,500	0	19.45	01/02/2019	2,840	98,520
	01/01/2010	7,200	3,600	30.09	01/01/2020	11,400	395,466
	01/01/2011	2,767	5,533	40.83	01/01/2021	10,000	346,900
	09/27/2011					50,000	1,734,500
	01/03/2012	0	11,500	34.15	01/03/2022	9,000	312,210
	09/19/2012					50,000	1,734,500
	12/05/2012	0	77,200	33.50	12/05/2022	55,800	1,935,702
Total		23,767	97,833			221,340	7,678,285

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock Not Vested (#)	Market Value of Shares or Units of Stock Not Vested ($)
Timothy J. Probert(5)	01/29/2003					3,000	104,070
	03/16/2004	14,000	0	14.43	03/16/2014
	04/07/2005	10,920	0	22.56	04/07/2015
	01/06/2006	11,000	0	33.03	01/06/2016
	01/03/2007	13,400	0	29.87	01/03/2017	6,500	225,485
	02/13/2008	8,400	0	35.67	02/13/2018	1,520	52,729
	12/02/2008	26,400	0	15.42	12/02/2018	5,080	176,225
	12/01/2009	45,600	0	29.35	12/01/2019	14,920	517,575
	12/01/2010	17,400	8,700	39.19	12/01/2020	13,980	484,966
	12/06/2011	14,567	29,133	35.57	12/06/2021	27,120	940,793
	12/05/2012	0	56,900	33.50	12/05/2022	41,100	1,425,759
Total		161,687	94,733			113,220	3,927,602
_____________________________________________________________

(1)
Mr. Lesar's stock option awards vest annually in equal amounts over three-year vesting schedules. His restricted stock awards vest in equal amounts over each grant's five-year vesting schedule, except for the December 6, 2006 award, which vests in equal amounts over ten years.

(2)
Mr. McCollum's stock option awards vest annually in equal amounts over three-year vesting schedules. His restricted stock awards vest in equal amounts over each grant's five-year vesting schedule, except for the December 6, 2006 award, which vests in equal amounts over ten years.

(3)
Mr. Brown's stock option awards vest annually in equal amounts over three-year vesting schedules. His restricted stock awards vest in equal amounts over each grant's five-year vesting schedule, except for the January 3, 2007 award, which vests in equal amounts over ten years, the October 7, 2008 restricted stock award, which vests 100% on the fifth anniversary of the grant, the December 2, 2008 restricted stock award of 97,276 shares which begins vesting on the sixth anniversary of the award, at which time it vests 20% annually through year ten, and the May 18, 2011 restricted stock award, which vests 100% on May 30, 2016.

(4)
Mr. Miller's stock option awards vest annually in equal amounts over three-year vesting schedules. His restricted stock awards vest in equal amounts over each grant's five-year vesting schedule, except for the January 3, 2007 award, which vests in equal amounts over ten years, and the December 15, 2008, September 27, 2011, and September 19, 2012 awards, which vest 100% on the fifth anniversary of the grant.

(5)
Mr. Probert's stock option awards vest annually in equal amounts over three-year vesting schedules. His restricted stock awards vest in equal amounts over each grant's five-year vesting schedule, except for the January 29, 2003 and January 3, 2007 awards, which vest in equal amounts over ten years.

The nonqualified stock option awards listed under Option Awards include outstanding awards, exercisable and unexercisable, as of December 31, 2012.
The restricted stock awards under Stock Awards are the number of shares not vested as of December 31, 2012. The market value shown was determined by multiplying the number of unvested restricted shares at year end by the closing price of our common stock on the NYSE of $34.69 on December 31, 2012.
The Equity Incentive Plan Awards columns are omitted as we do not utilize this type of award at this time.
The narratives under the Summary Compensation Table and the Grants of Plan-Based Awards in Fiscal 2012 table contain additional information on stock option and restricted stock awards.

2012 OPTION EXERCISES AND STOCK VESTED
The following table represents stock options exercised and restricted shares that vested during fiscal year 2012 for our NEOs.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
David J. Lesar	0	0	384,370	13,634,138
Mark A. McCollum	16,800	266,848	63,160	2,226,740
James S. Brown	0	0	61,720	2,196,255
Jeffrey A. Miller	0	0	8,820	304,758
Timothy J. Probert	0	0	54,560	1,948,394

The value realized for vested restricted stock awards was determined by multiplying the fair market value of the shares (closing price of our common stock on the NYSE on the vesting date) by the number of shares that vested. Shares vested on various dates throughout the year; therefore, the value listed represents the aggregate value of all shares that vested for each NEO in 2012.

2012 NONQUALIFIED DEFERRED COMPENSATION
The 2012 Nonqualified Deferred Compensation table reflects balances in our nonqualified plans as of January 1, 2012, contributions made by the NEO and us during 2012, any earnings (the net of the gains and losses on funds, as applicable) and the ending balance as of December 31, 2012. The plans are described in the Compensation Discussion and Analysis or the narratives to the Summary Compensation Table, and brief summaries are provided below.

Name	Plan	01/01/12 Balance ($)	Executive Contributions In Last Fiscal Year ($)	Registrant Contributions In Last Fiscal Year ($)	Aggregate Earnings In Last Fiscal Year ($)	Aggregate Withdrawals/ Distribution ($)	Aggregate Balance At Last Fiscal Year End ($)
David J. Lesar	SERP	6,779,240	0	714,000	339,878	0	7,833,118
	Benefit Restoration	2,317,217	0	115,200	139,409	0	2,571,826
	Elective Deferral	998,335	0	0	69,434	0	1,067,769
	Total	10,094,792	0	829,200	548,721	0	11,472,713

Mark A. McCollum	SERP	1,369,568	0	259,000	68,664	0	1,697,232
	Benefit Restoration	213,108	0	36,990	12,822	0	262,920
	Total	1,582,676	0	295,990	81,486	0	1,960,152

James S. Brown	SERP	1,512,756	0	488,000	75,843	0	2,076,599
	Benefit Restoration	178,453	0	34,470	10,737	0	223,660
	Elective Deferral	715,118	31,650	0	64,807	0	811,575
	Total	2,406,327	31,650	522,470	151,387	0	3,111,834

Jeffrey A. Miller	SERP	0	0	234,000	0	0	234,000
	Benefit Restoration	36,026	0	15,750	2,168	0	53,944
	Total	36,026	0	249,750	2,168	0	287,944

Timothy J. Probert	SERP	1,247,248	0	336,000	62,531	0	1,645,779
	Benefit Restoration	240,889	0	34,470	14,493	0	289,852
	Elective Deferral	3,135,716	0	0	201,151	0	3,336,867
	Total	4,623,853	0	370,470	278,175	0	5,272,498
Halliburton Company Supplemental Executive Retirement Plan. The SERP provides a competitive level of pay replacement for key executives upon retirement. The current pay replacement target is 75% of final base salary at age 65 with 25 years of service. Several assumptions are made annually and include a base salary increase percentage, qualified and nonqualified plan contributions, qualified and nonqualified plan investment earnings, and an annuity rate.
Allocations under the SERP can be made once a year and are approved by the Compensation Committee at their discretion. The material factors and guidelines considered in making an allocation include:

•	Retirement benefits provided from our other programs, both qualified and nonqualified;

•	Current compensation;

•	Length of service; and

•	Years of service to normal retirement.

Messrs. Lesar and Probert are fully vested in their respective account balances. Balances earn interest at an annual rate of 5%. Beginning in 2005 and continuing through 2008, the SERP required executives to have participated in the plan for five or more consecutive years in order for those contributions to vest. Mr. Brown began participating in the SERP in 2008 and, as a result, he is not fully vested in the awards made in 2008. In 2009, the Committee approved a change to the vesting schedule of the SERP for awards made in 2009 and in future years. The new vesting schedule requires participants to be at least 55 years of age with 10 years of service with us or meet the Rule of 70 (age plus years of service equal 70 or more). This change was made to increase the retentive value of the plan. Messrs. McCollum and Miller do not meet the vesting requirements for awards made in 2009 and subsequent years.
SERP amounts shown in the Registrant Contributions in Last Fiscal Year column are included in the Summary Compensation Table under All Other Compensation.
Halliburton Company Benefit Restoration Plan. The Halliburton Company Benefit Restoration Plan provides a vehicle to restore qualified plan benefits which are reduced as a result of limitations on contributions imposed under the Internal Revenue Code or due to participation in other plans we sponsor and to defer compensation that would otherwise be treated as excessive remuneration within the meaning of Section 162(m) of the Internal Revenue Code. Awards are made annually to those who meet these criteria and earned interest at an annual rate as defined by the plan document. Awards and corresponding interest balances are 100% vested and distributed upon separation.
In accordance with the plan document, participants earn monthly interest at the 120% AFR rate, provided the interest rate shall be no less than 6% per annum or greater than 10% per annum. Because the 120% AFR rate was below the 6% minimum interest threshold, plan participants earned interest at an annual rate of 6% in 2012.
Benefit Restoration amounts shown in the Registrant Contributions in Last Fiscal Year column are included in the Summary Compensation Table under All Other Compensation.
Halliburton Company Elective Deferral Plan. The Halliburton Company Elective Deferral Plan allows participants to save for retirement utilizing eligible pre-tax base and/or eligible incentive compensation. Participants may elect to defer up to 75% of their annual base salary and up to 75% of their incentive compensation into the plan. Deferral elections must be made on an annual basis, including the type and timing of distribution. Plan earnings are based on the NEO's choice of up to four investment options with varying degrees of risk, including the risk of loss. Investment options may be changed by the NEO daily. The amounts shown in the Aggregate Earnings in Last Fiscal Year column reflect the aggregate of all gains and losses on outstanding balances in 2012. Only the above-market interest is shown in the Summary Compensation Table, under Change in Pension Value and NQDC Earnings.

EMPLOYMENT CONTRACTS AND
CHANGE-IN-CONTROL ARRANGEMENTS
Employment Contracts
Messrs. Lesar, McCollum, Brown, Miller, and Probert have employment agreements with us. Under the terms of Mr. Lesar's agreement, a termination for cause is a termination for (i) gross negligence or willful misconduct in the performance of his duties and responsibilities, or (ii) a conviction of a felony. In the event we terminate Mr. Lesar for any reason other than termination for cause, we are obligated to pay Mr. Lesar a severance payment equal to (i) the value of any restricted shares that are forfeited because of termination, and (ii) five times his annual base salary.
Under the terms of the agreements with Messrs. McCollum, Brown, Miller, and Probert, the reasons for termination of employment (other than death) are defined as follows:
(i) Retirement means either (a) retirement at or after normal retirement at age 65 (either voluntarily or under our retirement policy), or (b) voluntary termination of employment in accordance with our early retirement policy for other than a Good Reason. “Good Reason” means a termination of employment by employee because of (a) our material breach of any material provision of the employment agreement, or (b) a material reduction in employee's rank or responsibility with us, provided that (i) employee provides written notice to us of the circumstances employee claims constitute “Good Reason” within ninety calendar days of the first to occur of such circumstances, (ii) such breach remains uncorrected for thirty calendar days following written notice, and (iii) employee's termination occurs within 180 calendar days after the date that the circumstances employee claims constitute Good Reason first occurred.
(ii) Permanent disability means the employee's physical or mental incapacity to perform his or her usual duties with such condition likely to remain continuously and permanently as reasonably determined by the Compensation Committee in good faith.
(iii) Voluntary termination means a termination of employment in the sole discretion and at the election of the employee for other than Good Reason.
(iv) Termination for cause means our termination of employee's employment for Cause. “Cause” means any of the following: (a) employee's gross negligence or willful misconduct in the performance of the duties and services required of the employee; (b) employee's final conviction of a felony; (c) a material violation of our Code of Business Conduct; or (d) employee's material breach of any material provision of his or her employment agreement which remains uncorrected for thirty days following our written notice of such breach to employee.
If the employment of Messrs. McCollum or Brown terminates for any reason other than death, retirement (either at age 65 or voluntarily prior to age 65), permanent disability, voluntary termination or termination for cause, the executive is entitled to each of the following:

•	At the Committee's election, either the retention of all restricted shares following termination or a payment equal to the value of any restricted shares that are forfeited because of termination;

•	A payment equal to two years' base salary;

•	Any unpaid amounts earned under the Annual Performance Pay Plan in prior years; and

•	Any amount payable for the year under the Annual Performance Pay Plan in which his employment is terminated, determined as if he had remained employed for the full year.

If the employment of Messrs. Miller or Probert terminates for any reason other than death, retirement (either at age 65 or voluntarily prior to age 65), permanent disability, voluntary termination or termination for cause, the executive is entitled to each of the following:

•	A payment equal to two years' base salary; and

•
A single lump sum cash payment equal to the value of any restricted shares that are forfeited because of termination. The payout is contingent upon compliance with a non-compete agreement and subject to vesting restrictions.

Change-In-Control Arrangements
We do not maintain individual change-in-control agreements or provide for tax gross-ups on any payments associated with a change-in-control. Some of our compensation plans, however, contain change-in-control provisions, which could result in payment of specific benefits.
Under the Stock and Incentive Plan, in the event of a change-in-control, the following will occur automatically:

•	any outstanding options and stock appreciation rights shall become immediately vested and fully exercisable;

•	any restrictions on restricted stock awards shall immediately lapse;

•
all performance measures upon which an outstanding performance award is contingent are deemed achieved and the holder receives a payment equal to the maximum amount of the award he or she would have been entitled to receive, pro-rated to the effective date; and

•	any outstanding cash awards, including stock value equivalent awards, immediately vest and are paid based on the vested value of the award.
Under the Annual Performance Pay Plan:

•
in the event of a change-in-control during a plan year, a participant will be entitled to an immediate cash payment equal to the maximum dollar amount he or she would have been entitled to for the year, prorated through the date of the change-in-control; and

•
in the event of a change-in-control after the end of a plan year but before the payment date, a participant will be entitled to an immediate cash payment equal to the incentive earned for the plan year.

Under the Performance Unit Program:

•
in the event of a change-in-control during a performance cycle, a participant will be entitled to an immediate cash payment equal to the maximum amount he or she would have been entitled to receive for the performance cycle, pro-rated to the date of the change-in-control; and

•
in the event of a change-in-control after the end of a performance cycle but before the payment date, a participant will be entitled to an immediate cash payment equal to the incentive earned for that performance cycle.

Under the Employee Stock Purchase Plan, in the event of a change-in-control, unless the successor corporation assumes or substitutes new stock purchase rights:

•	the purchase date for the outstanding stock purchase rights will be accelerated to a date fixed by the Compensation Committee prior to the effective date of the change-in-control; and

•
upon such effective date, any unexercised stock purchase rights will expire and we will refund to each participant the amount of his or her payroll deductions made for purposes of the Employee Stock Purchase Plan that have not yet been used to purchase stock.

POST-TERMINATION OR CHANGE-IN-CONTROL PAYMENTS
The following tables and narratives represent the impact of certain termination events or a change-in-control on each element of compensation for NEOs as of December 31, 2012.

		Termination Event
Name	Payments	Resignation ($)	Early Retirement w/o Approval ($)	Early Retirement w/Approval ($)	Normal Retirement ($)	Term for Cause ($)	Term w/o Cause ($)	Change in Control ($)
David J. Lesar	Severance	0	0	0	0	0	7,650,000	—
	Annual Perf. Pay Plan	0	0	4,284,000	4,284,000	0	4,284,000	4,284,000
	Restricted Stock	0	0	14,675,117	14,675,117	0	14,675,117	14,675,117
	Stock Options	3,319,966	3,319,966	3,568,557	3,568,557	3,319,966	3,568,557	3,568,557
	Performance Units	0	0	7,096,980	7,096,980	0	0	7,096,980
	Nonqualified Plans	11,472,725	11,472,725	11,472,725	11,472,725	11,472,725	11,472,725	—
	Health Benefits	0	12,000	12,000	0	0	0	—
	Total	14,792,691	14,804,691	41,109,379	41,097,379	14,792,691	41,650,399	29,624,654

		Termination Event
Name	Payments	Resignation ($)	Early Retirement w/o Approval ($)	Early Retirement w/Approval ($)	Normal Retirement ($)	Term for Cause ($)	Term w/o Cause ($)	Change in Control ($)
Mark A. McCollum	Severance	0	0	0	0	0	1,322,000	—
	Annual Perf. Pay Plan	0	0	1,189,800	1,189,800	0	1,189,800	1,189,800
	Restricted Stock	0	0	3,393,376	3,393,376	0	3,393,376	3,393,376
	Stock Options	253,272	253,272	305,751	305,751	253,272	305,751	305,751
	Performance Units	0	0	1,776,267	1,776,267	0	0	1,776,267
	Nonqualified Plans	991,634	991,634	991,634	991,634	991,634	991,634	—
	Health Benefits	0	0	0	0	0	0	—
	Total	1,244,906	1,244,906	7,656,828	7,656,828	1,244,906	7,202,561	6,665,194

		Termination Event
Name	Payments	Resignation ($)	Early Retirement w/o Approval ($)	Early Retirement w/Approval ($)	Normal Retirement ($)	Term for Cause ($)	Term w/o Cause ($)	Change in Control ($)
James S. Brown	Severance	0	0	0	0	0	1,266,000	—
	Annual Perf. Pay Plan	0	0	1,266,000	1,266,000	0	1,266,000	1,266,000
	Restricted Stock	0	0	13,453,060	13,453,060	0	13,453,060	13,453,060
	Stock Options	637,309	637,309	705,020	705,020	637,309	705,020	705,020
	Performance Units	0	0	1,890,667	1,890,667	0	0	1,890,667
	Nonqualified Plans	2,855,399	2,855,399	2,855,399	2,855,399	2,855,399	2,855,399	—
	Health Benefits	0	12,000	12,000	0	0	0	—
	Total	3,492,708	3,504,708	20,182,146	20,170,146	3,492,708	19,545,479	17,314,747

		Termination Event
Name	Payments	Resignation ($)	Early Retirement w/o Approval ($)	Early Retirement w/Approval ($)	Normal Retirement ($)	Term for Cause ($)	Term w/o Cause ($)	Change in Control ($)
Jeffrey A. Miller	Severance	0	0	0	0	0	850,000	—
	Annual Perf. Pay Plan	0	0	425,000	425,000	0	425,000	425,000
	Restricted Stock	0	0	7,678,285	7,678,285	0	7,678,285	7,678,285
	Stock Options	92,470	92,470	207,108	207,108	92,470	207,108	207,108
	Performance Units	0	0	459,167	459,167	0	0	459,167
	Nonqualified Plans	53,944	53,944	53,944	53,944	53,944	53,944	—
	Health Benefits	0	0	0	0	0	0	—
	Total	146,414	146,414	8,823,504	8,823,504	146,414	9,214,337	8,769,560

		Termination Event
Name	Payments	Resignation ($)	Early Retirement w/o Approval ($)	Early Retirement w/Approval ($)	Normal Retirement ($)	Term for Cause ($)	Term w/o Cause ($)	Change in Control ($)
Timothy J. Probert	Severance	0	0	0	0	0	1,266,000	—
	Annual Perf. Pay Plan	0	0	765,000	765,000	0	765,000	765,000
	Restricted Stock	0	0	3,927,603	3,927,603	0	3,927,602	3,927,603
	Stock Options	1,251,289	1,251,289	1,319,000	1,319,000	1,251,289	1,319,000	1,319,000
	Performance Units	0	0	1,890,667	1,890,667	0	0	1,890,667
	Nonqualified Plans	5,272,499	5,272,499	5,272,499	5,272,499	5,272,499	5,272,498	—
	Health Benefits	0	12,000	12,000	0	0	0	—
	Total	6,523,788	6,535,788	13,186,769	13,174,769	6,523,788	12,550,100	7,902,270

Resignation. Resignation is defined as leaving employment with us voluntarily, without having attained early or normal retirement status (see the applicable sections below for information on what constitutes these statuses). Upon resignation, the following actions will occur for a NEO's various elements of compensation:

—	Severance Pay. No severance would be paid to the NEO.

—	Annual Performance Pay Plan. No payment would be made to the NEO under the Performance Pay Plan.

—
Restricted Stock. Any restricted stock holdings would be forfeited upon the date of resignation. Restricted stock holdings information can be found in the Outstanding Equity Awards at Fiscal Year End 2012 table.

—
Stock Options. The NEO must exercise outstanding, vested options within 30-90 days after the NEO's resignation or the options will be forfeited as per the terms of the stock option agreements. Any unvested stock options would be forfeited. Stock option information can be found in the Outstanding Equity Awards at Fiscal Year End 2012 table.

—	Performance Units. The NEO would not be eligible to receive payments under the Performance Unit Program.

—
Nonqualified Plans. Under all circumstances, the NEO is entitled to any vested benefits under the applicable nonqualified plans as shown in the 2012 Nonqualified Deferred Compensation table. Payments from the Halliburton Company Supplemental Executive Retirement Plan and Halliburton Company Benefit Restoration Plan are paid out of an irrevocable grantor trust held at State Street Bank and Trust Company. The principal and income of the trust are treated as our assets and income for federal income tax purposes and are subject to the claims of our general creditors to the extent provided in the plan. The Halliburton Elective Deferral Plan is unfunded and we make payments from our general assets. Payments from these plans may be paid in a lump sum or in annual installments for a maximum ten year period.

—	Health Benefits. The NEO would not be eligible for the $12,000 credit to assist in paying for retiree medical costs because the NEO resigned from employment with us.
Early Retirement. A NEO becomes eligible for early retirement by either attaining age 50 or by attaining 70 points via a combination of age plus years of service. Eligibility for early retirement does not guarantee retention of stock awards (lapse of forfeiture restrictions on restricted stock and ability to exercise outstanding options for the remainder of the stated term). Early retirement eligibility is a condition that must be met before the Compensation Committee will consider retention of stock awards upon separation from employment. For example, if a NEO is eligible for early retirement but is leaving us to go to work for a competitor, then the NEO's stock awards would not be considered for retention.
Early Retirement (Without Approval). The following actions will occur for a NEO's various elements of compensation:

—	Severance Pay. No severance would be paid to the NEO.

—	Annual Performance Pay Plan. No payment would be made to the NEO under the Performance Pay Plan.

—
Restricted Stock. Any restricted stock holdings would be forfeited upon the date of early retirement. Restricted stock holdings information can be found in the Outstanding Equity Awards at Fiscal Year End 2012 table.

—
Stock Options. The NEO must exercise outstanding, vested options within 30-90 days after the NEO's early retirement or the options will be forfeited as per the terms of the stock option agreements. Any unvested stock options would be forfeited. Stock option information can be found in the Outstanding Equity Awards at Fiscal Year End 2012 table.

—	Performance Units. The NEO would not be eligible to receive payments under the Performance Unit Program.

—
Nonqualified Plans. Under all circumstances, the NEO is entitled to any vested benefits under the applicable nonqualified plans as shown in the 2012 Nonqualified Deferred Compensation table. Refer to the Resignation section for more information on Nonqualified Plans.

—
Health Benefits. A NEO that was age 40 or older as of December 31, 2004 and qualifies for early retirement under our health and welfare plans, which requires that the NEO has attained age 55 with ten years of service or that the NEO's age and years of service equals 70 points with a minimum of ten years of service, is eligible for a $12,000 credit toward retiree medical costs incurred prior to age 65. The credit is only applicable if the NEO chooses Halliburton retiree medical coverage. This benefit is amortized as a monthly credit applied to the cost of retiree medical coverage based on the number of months from the time of early retirement to age 65. For example, if a NEO is 10 years or 120 months away from age 65 at the time of the NEO's early retirement, the NEO will receive a monthly credit in the amount of $100 ($12,000/120 months). Should the NEO choose not to elect coverage with Halliburton after the NEO's separation, the NEO would not receive any cash in lieu of the credit.

Early Retirement (With Approval). The following actions will occur for a NEO's various elements of compensation:

—	Severance Pay. No severance would be paid to the NEO.

—
Annual Performance Pay Plan. For Messrs. McCollum and Brown, participation is continued for the full year of separation and at the existing participation level at separation; however, any payments are made at the time all other participants receive payment and only if our performance yields a payment under the terms of the plan. These payments usually occur no later than the end of February in the year following the plan year. If Messrs. Lesar, Miller, or Probert were to retire prior to the end of the plan year for any reason other than death or disability, he would forfeit any payment due under the plan, unless the Compensation Committee determines that the payment should be prorated for the partial plan year.

—
Restricted Stock. Any stock holdings restrictions would lapse upon the date of early retirement. Restricted stock holdings information can be found in the Outstanding Equity Awards at Fiscal Year End 2012 table.

—
Stock Options. The NEO will be granted retention of the NEO's option awards. The unvested awards will continue to vest per the vesting schedule outlined in the NEO stock option agreements and any vested options will not expire until 10 years from the grant award date. Stock option information can be found in the Outstanding Equity Awards at Fiscal Year End 2012 table.

—
Performance Units. The NEO will participate on a pro-rated basis for any Performance Unit Program cycles that have not been completed at the time of the NEO's early retirement. These payments, if earned, are paid out and the NEO would receive payments at the same time as other participants, which is usually no later than March of the year following the close of the cycle.

—
Nonqualified Plans. Under all circumstances, the NEO is entitled to any vested benefits under the applicable nonqualified plans as shown in the 2012 Nonqualified Deferred Compensation table. Refer to the Resignation section for more information on Nonqualified Plans.

—
Health Benefits. A NEO that was age 40 or older as of December 31, 2004 and qualifies for early retirement under our health and welfare plans is eligible for a $12,000 credit toward retiree medical costs. Refer to the Early Retirement (Without Approval) section for more information on Health Benefits.

Normal Retirement. A NEO would be eligible for normal retirement should the NEO cease employment at age 65 or later. The following actions will occur for a NEO's various elements of compensation:

—	Severance Pay. No severance would be paid to the NEO.

—
Annual Performance Pay Plan. For Messrs. McCollum and Brown, participation is continued for the full year of separation and at the existing participation level at separation; however, any payments are made at the time all other participants receive payment and only if our performance yields a payment under the terms of the plan. These payments usually occur no later than the end of February in the year following the plan year. If Messrs. Lesar, Miller, or Probert were to retire prior to the end of the plan year for any reason other than death or disability, he would forfeit any payment due under the plan, unless the Compensation Committee determines that the payment should be prorated for the partial plan year.

—
Restricted Stock. Any restricted stock holdings would vest upon the date of normal retirement. Restricted stock holdings information can be found in the Outstanding Equity Awards at Fiscal Year End 2012 table.

—
Stock Options. The NEO will be granted retention of the NEO's outstanding option awards. The unvested awards will continue to vest per the vesting schedule outlined in the NEO's stock option agreements and any vested options will not expire until 10 years from the grant award date. Stock option information can be found in the Outstanding Equity Awards at Fiscal Year End 2012 table.

—
Performance Units. The NEO will participate on a pro-rated basis for any Performance Unit Program cycles that have not been completed at the time of the NEO's normal retirement. These payments, if earned, are paid out and the NEO would receive payments at the same time as other participants, which is usually no later than March following the close of the cycle.

—
Nonqualified Plans. Under all circumstances, the NEO is entitled to any vested benefits under the applicable nonqualified plans as shown in the 2012 Nonqualified Deferred Compensation table. Refer to the Resignation section for more information on Nonqualified Plans.

—	Health Benefits. The NEO would not be eligible for the $12,000 credit as the NEO would be age 65 or older at the time of normal retirement.
Termination (For Cause). Should we terminate the NEO for cause, such as violating a Code of Business Conduct policy, the following actions will occur for the NEO's various elements of compensation:

—	Severance Pay. No severance would be paid to the NEO.

—	Annual Performance Pay Plan. No payment would be paid to the NEO under the Performance Pay Plan.

—
Restricted Stock. Any restricted stock holdings would be forfeited upon the date of termination. Restricted stock holdings information can be found in the Outstanding Equity Awards at Fiscal Year End 2012 table.

—
Stock Options. The NEO must exercise outstanding, vested options within 30-90 days after the NEO's termination or the options will be forfeited as per the terms of the stock option agreements. Any unvested stock options would be forfeited. Stock option information can be found in the Outstanding Equity Awards at Fiscal Year End 2012 table.

—	Performance Units. No payment would be paid to the NEO under the Performance Unit Program.

—
Nonqualified Plans. Under all circumstances, the NEO is entitled to any vested benefits under the applicable nonqualified plans as shown in the 2012 Nonqualified Deferred Compensation table. Refer to the Resignation section for more information on Nonqualified Plans.

—	Health Benefits. The NEO would not be eligible for the $12,000 credit to assist in paying for retiree medical costs.
Termination (Without Cause). Should a NEO with an employment agreement be terminated without cause by us, such as termination at our convenience, then the provisions of the NEO's employment agreement related to severance payments, annual performance pay plan (if applicable), and lapsing of stock restrictions would apply. In the case of Messrs. McCollum, Brown, Miller, and Probert, payments for these items are conditioned on a release agreement being executed by the NEO. The following actions will occur for the NEO's various elements of compensation:

—
Severance Pay. Severance is paid according to terms of the applicable employment agreement. Mr. Lesar's severance multiple is five times base salary at the time of termination. Messrs. McCollum, Brown, Miller, and Probert would receive severance in the amount of two times base salary at the time of termination. Severance paid under the terms of the employment agreement fully satisfies any and all other claims for severance under our plans or policies.

—
Annual Performance Pay Plan. For Messrs. McCollum and Brown, participation is continued for the full year of separation and at the existing participation level at separation; however, any payments are made at the time all other participants receive payment and only if our performance yields a payment under the terms of the plan. These payments usually occur no later than the end of February in the year following the plan year. If Messrs. Lesar, Miller, or Probert were terminated prior to the end of the plan year for any reason other than death or disability, he would forfeit any payment due under the plan, unless the Compensation Committee determines that a payment should be prorated for the partial plan year.

—
Restricted Stock. For all NEOs, except Messrs. Miller and Probert, restricted shares under the Stock and Incentive Plan are automatically vested or are forfeited and an equivalent value is paid to the NEO at the Compensation Committee's discretion. Messrs. Miller and Probert entered into non-compete agreements with us and agreed not to work for a competitor of ours for two years following separation. If they comply with the terms of their agreements, they will receive a single lump sum payment equal to the value of any unvested restricted shares that were forfeited because of termination. Restricted stock holdings information can be found in the Outstanding Equity Awards at Fiscal Year End 2012 table.

—
Stock Options. If the NEO is eligible for early retirement, then the NEO will be granted retention of the NEO's option awards. The unvested awards will continue to vest per the vesting schedule outlined in the NEO's stock option agreements and any vested options will not expire until 10 years from the grant award date. If the NEO is not eligible for early retirement, then the NEO must exercise outstanding, vested options within 30-90 days after the NEO's termination or the options will be forfeited as per the terms of the stock option agreements. Any unvested stock options would be forfeited. Stock option information can be found in the Outstanding Equity Awards at Fiscal Year End 2012 table.

—	Performance Units. No payment would be paid to the NEO under the Performance Unit Program.

—
Nonqualified Plans. Under all circumstances, the NEO is entitled to any vested benefits under the applicable nonqualified plans as shown in the 2012 Nonqualified Deferred Compensation table. Refer to the Resignation section for more information on Nonqualified Plans.

—	Health Benefits. The NEO would not be eligible for the $12,000 credit to assist in paying for retiree medical costs.
Change-in-Control. Should a change-in-control take place, the following actions will occur for a NEO's various elements of compensation:

—
Annual Performance Pay Plan. In the event of a change-in-control during a plan year, a plan participant is entitled to an immediate cash payment equal to the maximum dollar amount he or she would have been entitled to for the year, pro-rated through the date of the change-in-control. In the event of a change-in-control after the end of a plan year but before the payment date, the plan participant is entitled to an immediate cash payment equal to the incentive earned for the plan year. The employment contracts of Messrs. McCollum and Brown each provide that he is entitled to any amount payable for the year under the Annual Performance Pay Plan in which his employment is terminated, determined as if he had remained employed for the full year. Such amounts shall be paid at the time that similarly situated employees are paid.

—
Restricted Stock. Restricted shares under the Stock and Incentive Plan are automatically vested. Restricted stock holdings information can be found in the Outstanding Equity Awards at Fiscal Year End 2012 table.

—
Stock Options. Any outstanding options shall become immediately vested and fully exercisable by the NEO. Stock option information can be found in the Outstanding Equity Awards at Fiscal Year End 2012 table.

—
Performance Units. In the event of a change-in-control during a performance cycle, NEOs will be entitled to an immediate cash payment equal to the maximum amount he or she would have been entitled to receive for the performance cycle, pro-rated to the date of the change-in-control. In the event of a change-in-control after the end of a performance cycle but before the payment date, NEOs will be entitled to an immediate cash payment equal to the incentive earned for that performance cycle.

EQUITY COMPENSATION PLAN INFORMATION
The following table provides certain information, as of December 31, 2012, with respect to our equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	18,080,442	$32.23	42,263,851
Equity compensation plans not approved by security holders	—	—	—
Total	18,080,442	$32.23	42,263,851
SECTION 16(a) BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934 requires our Directors and executive officers to file reports of holdings and transactions in Halliburton shares with the SEC and the NYSE. Based on our records and other information, we believe that in 2012 our Directors and our officers who are subject to Section 16 met all applicable filing requirements.
INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS
There are no legal proceedings to which any Director, officer or principal stockholder, or any affiliate thereof, is a party that would potentially be material and adverse to us.

DIRECTORS' COMPENSATION
Directors' Fees

All non-employee Directors receive an annual retainer of $100,000. The Lead Independent Director receives an additional annual retainer of $25,000 and the chairperson of each committee also receives an additional retainer annually for serving as chair as follows: Audit - $20,000; Compensation - $15,000; Health, Safety and Environment - $15,000; and Nominating and Corporate Governance - $15,000. Non-employee Directors are permitted to defer all or part of their fees under the Directors' Deferred Compensation Plan described below.
Directors' Equity Awards
Each non-employee Director receives an annual equity award with a value of approximately $160,000 on the date of the award. Prior to 2012, each non-employee Director received an annual equity award consisting of restricted shares of common stock. Beginning in 2012, each non-employee Director receives an annual equity award consisting of restricted stock units (RSUs), each of which represents the right to receive a share of common stock at a future date. The actual number of RSUs is determined by dividing $160,000 by the average of the closing price of our common stock on the NYSE on each business day during the month of July. These annual awards are made on or about the first of August of each year. The value of the award may be more or less than $160,000 based on the closing price of our common stock on the NYSE on the date of the award in August. Non-employee Directors are permitted to defer all of their RSUs under the Directors' Deferred Compensation Plan described below.
Additionally, when a non-employee Director is first elected to the Board, he or she receives an equity award shortly thereafter. Prior to May of 2012, each newly elected non-employee Director received an equity award consisting of 2,000 restricted shares of common stock. Each non-employee Director first elected to the Board after May of 2012 will receive an equity award of RSUs equal to a pro-rated value of the annual equity award of $160,000. The factor used to determine the pro-rated award is the number of whole months of service from the beginning of the month in which the Director is elected to the following first of August divided by twelve. The number of RSUs awarded is determined by dividing the pro-rated award amount by the average of the closing price of our common stock on the NYSE on each business day during the month immediately preceding the Director's election to the Board.
Directors may not sell, assign, pledge or otherwise transfer or encumber restricted shares or RSUs until the restrictions are removed. Restrictions on RSUs lapse 25% a year over four years of service with the applicable underlying shares of common stock distributed annually to the non-employee Director. If a non-employee Director has a separation of service from the Board before completing four years of service since the applicable award date, any unvested RSUs would be forfeited. Restrictions on restricted shares and RSUs lapse following termination of Board service only under specified circumstances, which may include, subject to the Board's discretion, death or disability, retirement under the Director mandatory retirement policy, or early retirement after at least four years of service.
During the restriction period, Directors have the right to (i) vote restricted shares, but not shares underlying RSUs, and (ii) receive dividends or dividend equivalents in cash on restricted shares and RSUs that are not subject to a deferral election. RSUs that are subject to a deferral election receive dividend equivalents under the Directors' Deferred Compensation Plan described below.

Directors' Deferred Compensation Plan
The Directors' Deferred Compensation Plan is a non-qualified deferred compensation plan and participation is completely voluntary. Under the plan, non-employee Directors are permitted to defer all or part of their retainer fees and all of the shares of common stock underlying their RSUs when they vest. If a non-employee Director elects to defer retainer fees under the plan, then the Director may elect to have his or her deferred fees accumulate under an interest bearing account or translate on a quarterly basis into Halliburton common stock equivalent units (SEUs) under a stock equivalents account. If a non-employee Director elects to defer receipt of the shares of common stock underlying his or her RSUs when they vest, then those shares are retained as deferred RSUs under the plan. The interest bearing account is credited quarterly with interest at the prime rate of Citibank, N.A. The stock equivalents account and deferred RSUs are credited quarterly with dividend equivalents based on the same dividend rate as Halliburton common stock and those amounts are translated into additional SEUs or RSUs respectively.
After a Director's retirement, distributions under the plan are made to the Director in a single distribution or in annual installments over a 5- or 10-year period as elected by the Director. Distributions under the interest bearing account are made in cash, while distributions of SEUs under the stock equivalents account and deferred RSUs are made in shares of Halliburton common stock. Ms. Dicciani, Ms. Reed and Messrs. Bennett, Boyd, Carroll, and Gillis have elected to defer all or part of their retainer fees under the plan, and Ms. Dicciani, Ms. Reed and Messrs. Bennett, Boyd, Carroll, Gillis, Jum'ah, and Martin have elected to defer all of their RSUs under the plan.
Directors' Stock Ownership Requirements
We have stock ownership requirements for all non-employee Directors to further align their interests with our stockholders. As a result, all non-employee Directors are required to own Halliburton common stock in an amount equal to or in excess of the greater of (A) the cash portion of the Director's annual retainer for the five-year period beginning on the date the Director is first elected to the Board or (B) $500,000. The Nominating and Corporate Governance Committee reviews the holdings of all non-employee Directors, which include restricted shares, other Halliburton common stock and RSUs owned by the Director, at each May meeting. Each non-employee Director has five years to meet the requirements, measured from the later of September 12, 2011, or the date he or she is first elected to the Board. Each non-employee Director currently meets the stock ownership requirements or is on track to do so within the requisite five-year period.
Director Clawback Policy
In January 2013 we adopted a clawback policy under which we will seek to recoup incentive compensation in all appropriate cases paid to, awarded to, or credited for the benefit of a Director if and to the extent that:

•
it is determined that, in connection with the performance of that Director's duties, he or she substantially participated in a breach of a fiduciary duty arising from a material violation of a U.S. federal or state law, or recklessly disregarded his or her duty to exercise reasonable oversight; or

•
the Director is named as a defendant in a law enforcement proceeding for having substantially participated in a breach of a fiduciary duty arising from a material violation of a U.S. federal or state law, the Director disagrees with the allegations relating to the proceeding and either (A) we initiate a review and determine that the alleged action is not indemnifiable or (B) the Director does not prevail at trial, enters into a plea arrangement, agrees to the entry of a final administrative or judicial order imposing sanctions or otherwise admits to the violation in a legal proceeding.

Depending on the circumstances described above, the disinterested members of the Board, the disinterested members of the Compensation Committee and/or the disinterested members of the Nominating and Corporate Governance Committee may be involved in the process of reviewing, considering and making determinations regarding the Director's alleged conduct, whether recoupment is appropriate or required, and the type and amount of incentive compensation to be recouped from the Director.
Charitable Contributions and Other Benefits
Matching Gift Programs
To further our support for charities, Directors may participate in the Halliburton Foundation's matching gift programs for educational institutions, not-for-profit hospitals and medical foundations. For each eligible contribution, the Halliburton Foundation makes a contribution of two times the amount contributed by the Director, subject to approval by its Trustees and provided the contribution meets certain criteria. The maximum aggregate of all contributions each calendar year by a Director eligible for matching is $50,000, resulting in a maximum aggregate amount contributed annually by the Halliburton Foundation in the form of matching gifts of $100,000 for any Director who participates in the programs. Neither the Halliburton Foundation nor we have made a charitable contribution, within the preceding three years, to any charitable organization in which a Director serves as an employee or an immediate family member of the Director serves as an executive officer that exceeds in any single year the greater of $1 million or 2% of such charitable organization's consolidated gross revenues.
Accidental Death and Dismemberment
We offer an optional accidental death and dismemberment policy for non-employee Directors for individual coverage or family coverage with a benefit per Director of up to $250,000 and lesser amounts for family members. Ms. Dicciani and Messrs. Carroll, Gerber, and Malone elected individual coverage at a cost of $99 annually. Messrs. Gillis and Martin elected family coverage at a cost of $159 annually. These premiums are included in the All Other Compensation column of the 2012 Director Compensation table for those who participate.
2012 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Alan M. Bennett	120,000	176,138	1,338	104,085	401,561
James R. Boyd	115,000	176,138	0	113,230	404,368
Milton Carroll	100,000	176,138	0	14,527	290,665
Nance K. Dicciani	100,000	176,138	544	107,951	384,633
Murry S. Gerber	97,528	248,798	0	101,768	448,094
S. Malcolm Gillis	113,131	176,138	1,841	44,463	335,573
Abdallah S. Jum’ah	100,000	176,138	0	104,235	380,373
Robert A. Malone	100,000	176,138	0	106,391	382,529
J. Landis Martin	125,000	176,138	0	113,767	414,905
Debra L. Reed	113,132	176,138	3,555	15,959	308,784
Fees Earned or Paid In Cash. The amounts in this column represent retainer fees earned in fiscal year 2012, but not necessarily paid in 2012. Refer to the section Directors' Fees for information on annual retainer fees.

Stock Awards. The amounts in the Stock Awards column reflect the grant date fair value of restricted stock or RSUs awarded in 2012. ASC 718 requires the reporting of the aggregate grant date fair value of equity awards granted to the Director during the fiscal year. We calculate the fair value of equity awards by multiplying the number of restricted shares or RSUs granted by the closing stock price as of the award's grant date.
The number of restricted shares, RSUs, and SEUs held at December 31, 2012 by non-employee Directors are:

Name	Restricted Shares	RSUs	SEUs
Alan M. Bennett	25,236	5,300	12,482
James R. Boyd	25,236	5,300	23,273
Milton Carroll	20,271	5,300	19,211
Nance K. Dicciani	14,843	5,300	5,324
Murry S. Gerber	2,000	5,272	—
S. Malcolm Gillis	28,762	5,300	—
Abdallah S. Jum'ah	9,126	5,300	—
Robert A. Malone	14,843	5,272	—
J. Landis Martin	35,162	5,300	—
Debra L. Reed	33,562	5,300	9,284
Change in Pension Value and Nonqualified Deferred Compensation Earnings. None of the Directors had a change in pension value for 2012. The amounts included in this column represent above-market earnings credited to the interest bearing account of each participating Director under the Directors' Deferred Compensation Plan for 2012 as follows: Mr. Bennett - $1,338; Ms. Dicciani - $544; Dr. Gillis - $1,841; and Ms. Reed - $3,555. The above-market earnings associated with this plan for 2012 was 0.36% (3.25% (plan interest) minus 2.89% (120% AFR rate)).
All Other Compensation. This column includes compensation related to the Halliburton Foundation, Accidental Death and Dismemberment program, dividends or dividend equivalents in cash on restricted shares or RSUs, and dividend equivalents associated with the Directors' Deferred Compensation Plan.
Directors who participated in the matching gift programs under the Halliburton Foundation and the corresponding match provided by the Halliburton Foundation are: Mr. Bennett - $90,000; Mr. Boyd - $95,666; Ms. Dicciani - $100,000; Mr. Gerber - $100,000; Dr. Gillis - $33,000; Mr. Jum'ah - $100,000; Mr. Malone - $100,000; and Mr. Martin - $100,000. The amounts reflected indicate matching payments made by the Halliburton Foundation in 2012.
Directors who participated in the Accidental Death and Dismemberment program and incurred imputed income for the benefit amount of $99 for individual coverage and $159 for family coverage are: Mr. Carroll - $99; Ms. Dicciani - $99; Mr. Gerber - $99; Dr. Gillis - $159; Mr. Malone - $99; and Mr. Martin - $159.
Directors who received dividends or dividend equivalents in cash on restricted shares or RSUs held on Halliburton record dates are: Mr. Bennett - $9,085; Mr. Boyd - $9,085; Mr. Carroll - $7,298; Ms. Dicciani - $5,343; Mr. Gerber - $1,669; Dr. Gillis - $10,354; Mr. Jum'ah - $3,285; Mr. Malone - $6,292; Mr. Martin - $12,658; and Ms. Reed - $12,082.

Directors who received dividend equivalents attributable to their stock equivalents account under the Directors' Deferred Compensation Plan are: Mr. Bennett - $4,050; Mr. Boyd - $7,529; Mr. Carroll - $6,180; Ms. Dicciani - $1,559; and Ms. Reed - $2,927.
Directors who received dividend equivalents attributable to their deferred RSUs under the Directors' Deferred Compensation Plan are: Mr. Bennett - $950; Mr. Boyd - $950; Mr. Carroll - $950; Ms. Dicianni - $950; Dr. Gillis - $950; Mr. Jum'ah - $950; Mr. Martin - $950; and Ms. Reed - $950.

AUDIT COMMITTEE REPORT
We operate under a written charter, a copy of which is available on Halliburton's website, www.halliburton.com. As required by the charter, we review and reassess the charter annually and recommend any changes to the Board for approval.
Halliburton's management is responsible for preparing Halliburton's financial statements and the principal independent public accountants are responsible for auditing those financial statements. The Audit Committee's role is to provide oversight of management in carrying out management's responsibility and to appoint, compensate, retain and oversee the work of the principal independent public accountants. The Audit Committee is not providing any expert or special assurance as to Halliburton's financial statements or any professional certification as to the principal independent public accountants' work.
In fulfilling our oversight role for the year ended December 31, 2012, we:

•	reviewed and discussed Halliburton's audited financial statements with management;

•	discussed with KPMG LLP, Halliburton's principal independent public accountants, the matters required by Statement on Auditing Standards No. 61 relating to the conduct of the audit;

•	received from KPMG LLP the written disclosures and letter required by the Public Company Accounting Oversight Board regarding KPMG LLP's independence; and

•	discussed with KPMG LLP its independence.
Based on our:
•review of the audited financial statements;
•discussions with management;
•discussions with KPMG LLP; and
•review of KPMG LLP's written disclosures and letter,
we recommended to the Board that the audited financial statements be included in Halliburton's Annual Report on Form 10-K for the fiscal year ended December 31, 2012, for filing with the Securities and Exchange Commission. Our recommendation considers our review of that firm's qualifications as independent public accountants for the Company. Our review also included matters required to be considered under Securities and Exchange Commission rules on auditor independence, including the nature and extent of non-audit services. In our business judgment, the nature and extent of non-audit services performed by KPMG LLP during the year did not impair the firm's independence.

THE AUDIT COMMITTEE

Alan M. Bennett
James R. Boyd
Nance K. Dicciani
Murry S. Gerber
S. Malcolm Gillis

FEES PAID TO KPMG LLP
During 2012 and 2011, we incurred the following fees for services performed by KPMG LLP.

	2012	2011
	(In millions)	(In millions)
Audit fees	$13.0	$10.5
Audit-related fees	0.3	0.3
Tax fees	2.1	2.2
All other fees	0.4	0.2
Total	$15.8	$13.2
Audit Fees
Audit fees represent the aggregate fees for professional services rendered by KPMG LLP for the integrated audit of our annual financial statements for the fiscal years ended December 31, 2012 and December 31, 2011. Audit fees also include the audits of many of our subsidiaries in regards to compliance with statutory requirements in foreign countries, reviews of our financial statements included in the Forms 10-Q we filed during fiscal years 2012 and 2011, and review of registration statements.
Audit-Related Fees
Audit-related fees primarily include professional services rendered by KPMG LLP for audits of some of our subsidiaries relating to transactions and the audit of our employee benefit plans.
Tax Fees
The aggregate fees for tax services primarily consisted of international tax compliance and tax return services related to our expatriate employees.
All Other Fees
All other fees comprise professional services rendered by KPMG LLP related to immigration services and nonrecurring miscellaneous services.
Pre-Approval Policies and Procedures
The Audit Committee has established written pre-approval policies that require the approval by the Audit Committee of all services provided by KPMG LLP as the principal independent public accountants that examine our financial statements and books and records and of all audit services provided by other independent public accountants. Prior to engaging KPMG LLP for the annual audit, the Audit Committee reviews a Principal Independent Public Accountants Auditor Services Plan. KPMG LLP then performs services throughout the year as approved by the Committee. KPMG LLP reviews with the Committee, at least quarterly, a projection of KPMG LLP's fees for the year. Periodically, the Audit Committee approves revisions to the plan if the Committee determines changes are warranted. All of the fees described above for services provided by KPMG LLP to us were approved in accordance with the policy. Our Audit Committee considered whether KPMG LLP's provisions of tax services and all other fees as reported above are compatible with maintaining KPMG LLP's independence as our principal independent public accounting firm.
Work Performed by KPMG LLP's Partners and Employees
KPMG LLP's work on our audit was performed by KPMG LLP's partners and employees.

PROPOSAL FOR RATIFICATION OF THE SELECTION OF AUDITORS

(Item 2)
KPMG LLP has examined our financial statements beginning with the year ended December 31, 2002. A resolution will be presented at the Annual Meeting to ratify the appointment by the Board of that firm as independent public accountants to examine our financial statements and books and records for the year ending December 31, 2013. The appointment was made upon the recommendation of the Audit Committee. KPMG LLP has advised that neither the firm nor any member of the firm has any direct financial interest or any material indirect interest in us. Also, during at least the past three years, neither the firm nor any member of the firm has had any connection with us in the capacity of promoter, underwriter, voting trustee, director, officer or employee.
Representatives of KPMG LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions from stockholders.
The affirmative vote of the holders of a majority of the shares of our common stock represented at the Annual Meeting and entitled to vote on the matter is needed to approve the proposal.
If the stockholders do not ratify the selection of KPMG LLP, the Board will reconsider the selection of independent public accountants.
The Board of Directors recommends a vote FOR ratification of the appointment of KPMG LLP as independent public accountants to examine our financial statements and books and records for the year ending December 31, 2013.

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PROPOSAL FOR ADVISORY APPROVAL OF EXECUTIVE COMPENSATION

(Item 3)
Pursuant to Section 14A of the Securities Exchange Act of 1934, our stockholders are being presented with the opportunity to vote to approve, on an advisory (nonbinding) basis, the compensation of our named executive officers as disclosed in this proxy statement. As approved by our stockholders at the 2011 Annual Meeting of Stockholders, consistent with our Board's recommendation, we are submitting this proposal for a non-binding vote on an annual basis.
As described in detail under the heading “Compensation Discussion and Analysis,” our executive compensation programs are designed to attract, motivate, and retain our named executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of specific annual, long-term and strategic goals, corporate goals, and the realization of increased stockholder value. Please read “Compensation Discussion and Analysis” beginning on page 16 for additional details about our executive compensation programs, including information about the fiscal year 2012 compensation of our named executive officers.
The Compensation Committee continually reviews the compensation programs for our named executive officers to ensure the programs achieve the desired goals of aligning our executive compensation structure with our stockholders' interests and current market practices. We believe our executive compensation program achieves the following objectives identified in Compensation Discussion and Analysis:

•	Provide a clear and direct relationship between executive pay and our performance on both a short-term and long-term basis;

•	Emphasize operating performance drivers;

•	Link executive pay to measures that drive stockholder value;

•	Support our business strategies; and

•	Maximize the return on our human resource investment.
We are asking our stockholders to indicate their support for our named executive officers' compensation as described in this proxy statement and ask that our stockholders vote “FOR” the following resolution at the Annual Meeting:
“RESOLVED, that the compensation paid to Halliburton's named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.”
The say-on-pay vote is advisory and, therefore, not binding on us, the Compensation Committee or our Board. Our Board and our Compensation Committee value the opinions of our stockholders. To the extent there is any significant vote against the named executive officers' compensation as disclosed in this proxy statement, the Compensation Committee will evaluate whether any actions are necessary to address those concerns.
The Board of Directors recommends a vote FOR the approval, on an advisory basis, of the compensation of our named executive officers.

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PROPOSAL TO AMEND AND RESTATE THE HALLIBURTON
COMPANY STOCK AND INCENTIVE PLAN

(Item 4)
Introduction
The Halliburton Company Stock and Incentive Plan (the “Stock and Incentive Plan”) was last approved by stockholders at the 2012 annual meeting and reserved 39,297,682 shares for issuance thereunder.
The proposed amendment and restatement of the Stock and Incentive Plan replenishes the pool of shares of Halliburton common stock available for issuance under the Stock and Incentive Plan by adding 14,240,000 shares.
Our Board is requesting that stockholders approve the amendment and restatement of the Stock and Incentive Plan, which amendment and restatement was approved by the Board on February 20, 2013 subject to stockholder approval.
General
In order to give Halliburton the flexibility to responsibly address its future equity compensation needs, Halliburton is requesting that stockholders approve the amendment and restatement of the Stock and Incentive Plan which adds 14,240,000 shares to the plan.
The 14,240,000 shares to be added to the Stock and Incentive Plan pursuant to the amendment and restatement of the plan, in combination with the remaining authorized shares and shares added back into the plan from forfeitures, are expected to satisfy Halliburton's equity compensation needs through the 2015 annual meeting of stockholders. This being the case, if the amendment and restatement are approved, Halliburton anticipates seeking the authorization of additional shares under the Stock and Incentive Plan in 2015.
The Stock and Incentive Plan contains the following important features:

•	Repricing of stock options and stock appreciation rights is prohibited unless prior stockholder approval is obtained.

•	Stock options and stock appreciation rights must be granted with an exercise price that is not less than 100% of the fair market value on the date of grant.

•
The ability to automatically receive replacement stock options when a stock option is exercised with previously acquired shares of Halliburton common stock, or so-called “stock option reloading,” is not permitted.

Share Reserve (adjusted for 1997 and 2006 stock splits where applicable)

Shares authorized under the Stock and Incentive Plan	157,959,680
Shares granted (less available cancellations) and shares expired from 1993 through December 31, 2012 from the Stock and Incentive Plan	130,255,503
Remaining shares available for grant as of December 31, 2012	27,704,177
Additional shares being requested under the amendment and restatement of the Stock and Incentive Plan	14,240,000
Total shares available for grant under the amended and restated Stock and Incentive Plan	41,944,177
Note: As of December 31, 2012, Halliburton had total outstanding awards of 18,080,442 options with a weighted average exercise price of $32.23 and a weighted average life of 5.94 years, and 14,672,300 full value awards.
If the amendment and restatement of the Stock and Incentive Plan is approved by stockholders, the aggregate number of shares of Halliburton common stock that will be available for issuance under the Stock and Incentive Plan would increase to 41,944,177 shares, based on the estimates set forth above. Each share issued as restricted stock (or pursuant to the vesting of a stock unit or a performance share award) will count as the issuance of 1.60 shares reserved under the plan, while each share granted as a stock option or stock appreciation right will count as the issuance of 1.0 share reserved under the plan. If awards granted under the Stock and Incentive Plan are forfeited or terminate before being exercised, then the shares underlying those awards will again become available for awards under the Stock and Incentive Plan. The Stock and Incentive Plan does not provide for “liberal share counting.” Stock appreciation rights and options will be counted in full against the number of shares available for issuance under the Stock and Incentive Plan, regardless of the number of shares issued upon settlement of the stock appreciation rights and options.
The number of stock option shares or stock appreciation rights, singly or in combination, together with shares or share equivalents under performance awards granted to any individual in any one calendar year, shall not in the aggregate exceed 1,000,000. The cash value determined as of the date of grant of any performance award not denominated in common stock granted to any individual for any one calendar year shall not exceed $20,000,000.
In the event of any recapitalization, reorganization, merger, consolidation, combination, exchange, stock dividend, stock split, extraordinary dividend or divestiture (including a spin-off) or any other change in the corporate structure or shares of common stock occurring after the date of the grant of an award, the Compensation Committee shall make appropriate adjustments to the number and price of shares of common stock or other consideration subject to such awards and the award limits set forth in the preceding paragraph.

THE STOCK AND INCENTIVE PLAN
Types of Awards
The Stock and Incentive Plan provides for the grant of any or all of the following types of awards:

•	stock options, including incentive stock options and non-qualified stock options;

•	stock appreciation rights, either independent of, or in connection with, stock options;

•	restricted stock;

•	restricted stock units;

•	performance awards; and

•	stock value equivalent awards.
Any stock option granted in the form of an incentive stock option must satisfy the requirements of section 422 of the Internal Revenue Code. Awards may be made to the same person on more than one occasion and may be granted singly, in combination, or in tandem as determined by the Compensation Committee. To date, only awards of non-qualified stock options, restricted stock, restricted stock units and cash-based performance awards have been made under the Stock and Incentive Plan.
Term
The Stock and Incentive Plan has an indefinite term.
Administration
The Board has appointed the Compensation Committee to administer the Stock and Incentive Plan. Subject to the terms of the Stock and Incentive Plan, and to any approvals and other authority as the Board may reserve to itself from time to time, the Compensation Committee, consistent with the terms of the Stock and Incentive Plan, will have authority to:

•
select the individuals to receive awards and determine the timing, form, amount or value and term of grants and awards, and the conditions and restrictions, if any, subject to which grants and awards will be made and become payable under the Stock and Incentive Plan;

•	construe the Stock and Incentive Plan and prescribe rules and regulations for the administration of the Stock and Incentive Plan; and

•	make any other determinations authorized under the Stock and Incentive Plan as the Compensation Committee deems necessary or appropriate.
Eligibility
A broad group of our employees and employees of our affiliates are eligible to participate in the Stock and Incentive Plan. The selection of participants from eligible employees is within the discretion of the Compensation Committee. Non-employee directors are eligible to participate in the Stock and Incentive Plan. As of January 1, 2013, approximately 17,000 employees (including employees and executive officers) and 10 non-employee directors were eligible for awards under the Stock and Incentive Plan as determined by the Compensation Committee.

Stock Options
Under the Stock and Incentive Plan, the Compensation Committee may grant awards in the form of stock options to purchase shares of common stock. The Compensation Committee will determine the number of shares subject to an option, the manner and time of the option's exercise, and the exercise price per share of stock subject to the option. The term of an option may not exceed ten years. We do not receive any consideration for granting stock options. The exercise price of a stock option will not be less than the fair market value of the common stock on the date the option is granted. Repricing of stock options is prohibited unless prior stockholder approval is obtained. The Compensation Committee will designate each option as a non-qualified or an incentive stock option.
The option exercise price may, at the discretion of the Compensation Committee, be paid by a participant in cash, shares of common stock or a combination of cash and common stock. Except as set forth below with regard to specific corporate changes, no option will be exercisable within six months of the date of grant.
Stock Appreciation Rights
The Stock and Incentive Plan also authorizes the Compensation Committee to grant stock appreciation rights either independent of, or in connection with, a stock option. The exercise price of a stock appreciation right will not be less than the fair market value of the common stock on the date the stock appreciation right is granted. If granted with a stock option, exercise of stock appreciation rights will result in the surrender of the right to purchase the shares under the option as to which the stock appreciation rights were exercised. Upon exercising a stock appreciation right, the holder receives for each share for which the stock appreciation right is exercised, an amount equal to the difference between the exercise price and the fair market value of the common stock on the date of exercise. Payment of that amount may be made in shares of common stock, cash, or a combination of cash and common stock, as determined by the Compensation Committee. The stock appreciation rights will not be exercisable within six months of the date of grant. The term of a stock appreciation right grant may not exceed ten years. We do not receive any consideration for granting stock appreciation rights.
Restricted Stock
The Stock and Incentive Plan provides that shares of common stock subject to specific restrictions may be awarded to eligible individuals as determined by the Compensation Committee. The Compensation Committee will determine the nature and extent of the restrictions on the shares, the duration of the restrictions, and any circumstance under which restricted shares will be forfeited. With a limited exception, the restriction period may not be less than three years from the date of grant. During the period of restriction, recipients will have the right to receive dividends and the right to vote the shares.

Restricted Stock Units
The Stock and Incentive Plan authorizes the Compensation Committee to grant restricted stock units. A restricted stock unit is a unit evidencing the right to receive one share of common stock or an equivalent cash value equal to the fair market value of a share of common stock. The Compensation Committee will determine the nature and extent of the restrictions on the restricted stock units, the duration of the restrictions, and any circumstance under which restricted stock units will be forfeited. With a limited exception, the restriction period may not be less than three years from the date of grant. The Compensation Committee may provide for the payment of dividend equivalents during the period of restriction, but recipients will not have the right to receive actual dividends or to vote the shares underlying the restricted stock units.
Performance Awards
The Stock and Incentive Plan permits the Compensation Committee to grant performance awards to eligible individuals. Performance awards are awards that are contingent on the achievement of one or more performance measures. Such performance measures may be established and administered in accordance with the requirements of Section 162(m) of the Internal Revenue Code. Performance awards may be settled in cash or stock, as determined by the Compensation Committee. The number of shares or share equivalents under performance awards, singly or in combination, together with the number of stock option shares or stock appreciation rights, granted to any individual in any one calendar year, shall not in the aggregate exceed 1,000,000. The cash value (determined as of the date of grant) of any performance award that is not denominated in stock granted to any one participant in a calendar year may not exceed $20,000,000.
The performance criteria that may be used by the Compensation Committee in granting performance awards consist of objective tests based on the following:

• earnings	• cash value added performance
• cash flow	• stockholder return and/or value
• customer satisfaction	• operating profits (including EBITDA)
• revenues	• net profits
• financial return ratios	• earnings per share
• profit return and margins	• stock price
• market share	• cost reduction goals
• working capital	• debt to capital ratio
The Compensation Committee may select one criterion or multiple criteria for measuring performance. The measurement may be based on our overall corporate performance, based on subsidiary or business unit performance, or based on comparative performance with other companies or other external measures of selected performance criteria. The Compensation Committee will also determine the length of time over which performance will be measured and the effect of a recipient's death, disability, retirement or other termination of service during the performance period.

Stock Value Equivalent Awards
The Stock and Incentive Plan permits the Compensation Committee to grant stock value equivalent awards to eligible individuals. Stock value equivalent awards are rights to receive the fair market value of a specified number of shares of common stock, or the appreciation in the fair market value of the shares, over a specified period of time, pursuant to a vesting schedule, all as determined by the Compensation Committee. Payment of the vested portion of a stock value equivalent award shall be made in cash, based on the fair market value of the common stock on the payment date. The Compensation Committee will also determine the effect of a recipient's death, disability, retirement or other termination of service during the applicable period.
Amendment
The Stock and Incentive Plan provides that the Board may at any time terminate or amend the plan. However, the Board may not, without approval of the stockholders, amend the Stock and Incentive Plan to effect a “material revision” of the Plan, where a “material revision” includes, but is not limited to, a revision that:

•	materially increases the benefits accruing to a Holder under the plan;

•	materially increases the aggregate number of securities that may be issued under the plan;

•	materially modifies the requirements as to eligibility for participation in the plan; or

•	changes the types of awards available under the plan.
No amendment or termination of the Stock and Incentive Plan shall, without the consent of the optionee or participant, alter or impair rights under any options or other awards previously granted.
The summary of the Stock and Incentive Plan provided above is a summary of the principal features of the plan. This summary, however, does not purport to be a complete description of all of the provisions of the Stock and Incentive Plan. It is qualified in its entirety by references to the full text of the Stock and Incentive Plan. A copy of the Stock and Incentive Plan can be found in Appendix B to this proxy statement.
Change-in-Control
In the event of a corporate change, unless an award document otherwise provides, as of the corporate change effective date, the following will occur automatically:

•	any outstanding options and stock appreciation rights shall become immediately vested and fully exercisable;

•	any restrictions on restricted stock awards or restricted stock unit awards shall immediately lapse;

•
all performance measures upon which an outstanding performance award is contingent shall be deemed achieved and the holder shall receive a payment equal to the maximum amount of the award he or she would have been entitled to receive, prorated to the corporate change effective date; and

•	any outstanding cash awards, including stock value equivalent awards, shall immediately vest and be paid based on the vested value of the award.
Plan Benefits
All awards to directors, executive officers and employees are made at the discretion of the Compensation Committee. Therefore, the benefits and amounts that will be received or allocated under the Stock and Incentive Plan as amended and restated are not determinable at this time.

Federal Income Tax Treatment
The following summarizes the current U.S. federal income tax consequences generally arising for awards under the Stock and Incentive Plan.
A participant who is granted an incentive stock option does not realize any taxable income at the time of the grant or at the time of exercise, but in some circumstances may be subject to an alternative minimum tax as a result of the exercise. Similarly, we are not entitled to any deduction at the time of grant or at the time of exercise. If the participant makes no disposition of the shares acquired pursuant to an incentive stock option before the later of two years from the date of grant and one year from the date of exercise, any gain or loss realized on a subsequent disposition of the shares will be treated as a long-term capital gain or loss. Under these circumstances, we will not be entitled to any deduction for federal income tax purposes. If the participant fails to hold the shares for that period, the disposal is treated as a disqualifying disposition. The gain on the disposition is ordinary income to the participant to the extent of the difference between the option price and the fair market value on the exercise date. Any excess is long-term or short-term capital gain, depending on the holding period. Under these circumstances, we will be entitled to a tax deduction equal to the ordinary income amount the participant recognizes in a disqualifying disposition.
A participant who is granted a non-qualified stock option does not have taxable income at the time of grant, but does have taxable income at the time of exercise. The income equals the difference between the exercise price of the shares and the market value of the shares on the date of exercise. We are entitled to a corresponding tax deduction for the same amount.
The grant of a stock appreciation right will produce no U.S. federal tax consequences for the participant or us. The exercise of a stock appreciation right results in taxable income to the participant, equal to the difference between the exercise price of the shares and the market price of the shares on the date of exercise, and a corresponding tax deduction to us.
A participant who has been granted an award of restricted shares of common stock or an award of restricted stock units will not realize taxable income at the time of the grant. When the restrictions lapse, the participant will recognize taxable income in an amount equal to the excess of the fair market value of the shares or cash received at that time over the amount, if any, paid for the shares. We will be entitled to a corresponding tax deduction. Dividends on restricted stock and dividend equivalents, if any, on restricted stock units paid to the participant during the restriction period will also be compensation income to the participant and will be deductible as compensation expense by us.
A participant who has been granted a performance award will not realize taxable income at the time of the grant, and we will not be entitled to a tax deduction at that time. A participant will realize ordinary income at the time the award is paid equal to the amount of cash paid or the value of shares delivered, and we will be entitled to a corresponding tax deduction.
The grant of a stock value equivalent award produces no U.S. federal income tax consequences for the participant or us. The payment of a stock value equivalent award results in taxable income to the participant equal to the amount of the payment received, valued with reference to the fair market value of the common stock on the payment date. We are entitled to a corresponding tax deduction for the same amount.
We may deduct any taxes required by law to be withheld in connection with any award.

Section 409A of the Internal Revenue Code generally provides that any deferred compensation arrangement which does not meet specific requirements regarding (i) timing of payouts, (ii) advance election of deferrals or (iii) restrictions on acceleration of payouts, will result in immediate taxation of any amounts deferred to the extent not subject to a substantial risk of forfeiture. Failure to comply with section 409A may result in the early taxation (plus interest) to the holder of deferred compensation and the imposition of a 20% penalty on the holder on such deferred amounts included in the holder's income. In general, to avoid a section 409A violation, amounts deferred may only be paid out on separation from service, disability, death, a change-in-control, an unforeseen emergency (other than death), each as defined under section 409A or at a specified time. Furthermore, the election to defer generally must be made in the calendar year prior to performance of services, and any provision for accelerated payout other than for the reasons specified above may cause the amounts deferred to be subject to early taxation and to the imposition of the excise tax. Based on current guidance, we expect that we will be able to structure future awards in a manner that complies with section 409A.
General/Vote Required
The closing price of our common stock on March 18, 2013, as traded on the NYSE was $40.73 per share.
The affirmative vote of the holders of a majority of the shares of Halliburton's common stock represented at the Annual Meeting and entitled to vote on the matter is needed to approve the proposal.
The Board of Directors recommends a vote FOR the approval of the proposed amendment and restatement of the Halliburton Company Stock and Incentive Plan.

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STOCKHOLDER PROPOSAL ON HUMAN RIGHTS POLICY

(Item 5)

The AFSCME Employees Pension Plan, or Plan, located at 1625 L Street, N.W., Washington, D.C. 20036-5687, has notified us that they intend to present the resolution set forth below at the Annual Meeting. The Plan's supporting statement for the resolution and the Board's statement in opposition are set forth below. As of December 3, 2012, the Plan represented that it beneficially owned 6,747 shares of our common stock.
We are not responsible for the content of the Plan's resolution or supporting statement. The Board recommends a vote AGAINST the proposal for the reasons set forth below. Proxies solicited on behalf of the Board will be voted AGAINST this proposal unless stockholders specify a contrary choice in their proxies. The Plan's proposal is as follows:
RESOLVED, that shareholders of Halliburton Company ("Halliburton") urge the Board of Directors to report to shareholders, at reasonable cost and omitting proprietary information, on Halliburton's process for identifying and analyzing potential and actual human rights risks of Halliburton's operations and supply chain (referred to herein as a "human rights risk assessment") addressing the following:
•Human rights principles used to frame the assessment
•Frequency of assessment
•Methodology used to track and measure performance

•	Nature and extent of consultation with relevant stakeholders in connection with the assessment

•	How the results of the assessment are incorporated into company policies and decision making
The report should be made available to shareholders on Halliburton's website no later than October 31, 2013.
Supporting Statement
As long-term shareholders, we favor policies and practices protecting and enhancing the value of our investments. There is increasing recognition that company risks related to human rights violations, such as litigation, reputational damage, and project delays and disruptions, can adversely affect shareholder value. Investors need full disclosure of such risks to be able to take them into account when making investment decisions.
Halliburton, like many other companies, has adopted a code of conduct addressing human rights issues. (Human Rights Policy Statement, http://www.halliburton.com/AboutUs/default.aspx?navid=977&pageid=2336.) But adoption of principles is only the first step. Companies must also assess the risks to shareholder value posed by human rights practices in their operations and supply chain in order to effectively translate principles into protective practices.

The importance of human rights risk assessment is reflected in the United Nations Guiding Principles on Business and Human Rights (the "Ruggie Principles") approved by the UN Human Rights Council in 2011. The Ruggie Principles urge that "business enterprises should carry out human rights due diligence ... assessing actual and potential human rights impacts, integrating and acting upon the findings, tracking responses, and communicating how impacts are addressed." (http://www.business-humanrights.org/media/documents/ruggie/ruggie-guiding-principles-21-mar-2011.pdf)
Halliburton's business—providing products and services to companies, including national or state-owned oil companies ("NOCs"), that explore, develop and produce oil and natural gas—exposes the company to significant human rights risks. As Halliburton admitted in its most recent 10-K, "NOCs often operate in countries with unsettled political conditions, war, civil unrest, or other types of community issues. These types of issues may also result in similar cost overruns, delay, and project losses." (10-K for 2011, at 17) Halliburton does business in countries like Nigeria, Azerbaijan, China, and Russia, where human rights abuses have occurred. (See id. at 12, 53-54)
Halliburton has also been embroiled in human rights controversies. For example, a Halliburton subsidiary participated in construction of a gas pipeline for the Burmese state-controlled oil and gas agency; reports, including one by the United Nations Special Rapporteur on Burma, indicated that forced labor was used on portions of the pipeline. Human rights risk assessment and reporting would help companies to identify and mitigate such risks and shareholders to understand their potential effect on shareholder value.
We urge shareholders to vote for this proposal.
The Board of Directors recommends a vote AGAINST this proposal. Our statement in opposition is as follows:
We have adopted a policy statement on human rights, which is set forth below, and a Corporate Sustainability Report. The policy statement and the report can be found on our website at www.halliburton.com.
Halliburton Human Rights Policy Statement:

Halliburton operates in approximately 80 countries around the world, with stockholders, customers, suppliers, and employees that represent virtually every race, national origin, religion, culture, custom, political philosophy, and language. This diversity embodies Halliburton's belief in the dignity, human rights, and personal aspirations of all people as the foundation of our culture of business excellence.

Halliburton and its board of directors support universal human rights as defined by the United Nations Universal Declaration of Human Rights. We respect the sovereignty of governments throughout the world and we believe it is the primary responsibility of local government to safeguard and protect the basic human rights of their citizens.

We have historically demonstrated our commitment to human dignity, human rights, and fairness in our employment practices, non-discrimination policies, minimum age requirements, fair compensation policies, and our policies on health, safety, and security for our employees. Halliburton clearly communicates its support for these issues in our Code of Business Conduct.

Our Code, business values, and culture reflect a fundamental respect for human rights and freedoms. Halliburton supports these beliefs and core values by requiring compliance with laws, regulations, and customs in all locations where we do business. However, we also expect our employees to abide by both the letter and spirit of our Code of Business Conduct and other Company policies and processes, in all of their business activities. To ensure compliance with these standards of conduct, we provide training and conduct audits, and we make available various avenues for reporting violations, including our Ethics Helpline.
We believe that our policy statement, coupled with our continuing efforts to maintain and enforce these policies through our Code of Business Conduct, are sufficient and that further assessment and reporting are not appropriate.
The Board of Directors recommends a vote AGAINST the Plan's proposal. Proxies solicited by the Board of Directors will be voted against the proposal unless instructed otherwise.

† † † † † † † † †

ADDITIONAL INFORMATION
Advance Notice Procedures
Under our By-laws, no business, including nominations of a person for election as a director, may be brought before an Annual Meeting unless it is specified in the notice of the Annual Meeting or is otherwise brought before the Annual Meeting by or at the direction of the Board or by a stockholder who meets the requirements specified in our By-laws and has delivered notice to us (containing the information specified in the By-laws). To be timely, a stockholder's notice for matters to be brought before the Annual Meeting of Stockholders in 2014 must be delivered to or mailed and received at our principal executive office specified on page 1 of this proxy statement not less than ninety (90) days nor more than one hundred twenty (120) days prior to the anniversary date of the 2013 Annual Meeting of Stockholders, or no later than February 14, 2014 and no earlier than January 15, 2014. These requirements are separate from and in addition to the SEC's requirements that a stockholder must meet in order to have a stockholder proposal included in our proxy statement. This advance notice requirement does not preclude discussion by any stockholder of any business properly brought before the Annual Meeting in accordance with these procedures.
Proxy Solicitation Costs
We are soliciting the proxies accompanying this proxy statement, and we will bear the cost of soliciting those proxies. We have retained Georgeson Inc. to aid in the solicitation of proxies. For these services, we will pay Georgeson a fee of $14,000 and reimburse it for out-of-pocket disbursements and expenses. Our officers and employees may solicit proxies personally, by telephone or other telecommunications with some stockholders if proxies are not received promptly. We will, upon request, reimburse banks, brokers and others for their reasonable expenses in forwarding proxies and proxy materials to beneficial owners of our stock.
Stockholder Proposals for the 2014 Annual Meeting
Stockholders interested in submitting a proposal for inclusion in the proxy materials for the Annual Meeting of Stockholders in 2014 may do so by following the procedures prescribed in SEC Rule 14a-8. To be eligible for inclusion, stockholder proposals must be received by our Vice President and Corporate Secretary at 3000 N. Sam Houston Parkway East, Administration Building, Houston, TX 77032, no later than December 3, 2013. The 2014 Annual Meeting will be held on May 21, 2014.

OTHER MATTERS
As of the date of this proxy statement, we know of no business that will be presented for consideration at the Annual Meeting other than the matters described in this proxy statement. If any other matters should properly come before the Annual Meeting for action by stockholders, it is intended that proxies will be voted on those matters in accordance with the judgment of the person or persons voting the proxies.

By Authority of the Board of Directors,

CHRISTINA M. IBRAHIM
Vice President and Corporate Secretary
April 2, 2013

Appendix A

Corporate Governance Guidelines
Revised effective as of January 1, 2013
The Board of Directors has adopted these Guidelines to assist it in the exercise of its responsibilities. These Guidelines are reviewed annually by the Nominating and Corporate Governance Committee and revised as appropriate.
The Board believes that the primary responsibility of the Directors is to provide effective governance over Halliburton's affairs for the benefit of its stockholders. That responsibility includes:

A.	Evaluate the performance of the Chief Executive Officer and take appropriate action, including removal, when warranted. Specifically:

1.
In an executive session, each year, the Lead Director shall facilitate the discussion of the non-management Directors to evaluate the performance of the Chief Executive Officer. In evaluating the Chief Executive Officer, the non-management Directors shall consider the Chief Executive Officer's performance in both qualitative and quantitative areas, including:

a.	Leadership and vision;

b.	Integrity;

c.	Keeping the Board informed on matters affecting Halliburton and its operating units;

d.	Performance of the business (including such measurements as total stockholder return and achievement of financial objectives and goals);

e.	Development and implementation of initiatives to provide long-term economic benefits to Halliburton;

f.	Accomplishment of strategic objectives; and

g.	Development of management.
The Lead Director will communicate the evaluation to the Chief Executive Officer.
While the Lead Director communicates the evaluation to the Chief Executive Officer, the Compensation Committee meets in an independent session to review the performance evaluation of the Chief Executive Officer and the market study conducted by an independent, outside compensation consultant. Based upon such review, the Compensation Committee will generate the Chief Executive Officer's compensation recommendation for the upcoming fiscal year. The Compensation Committee will then present its recommendation to the non-management Directors when they reconvene in an executive session.

2.	The non-management Directors will set the Chief Executive Officer's compensation for the next year based upon the recommendation from the Compensation Committee.

B.	Select, evaluate, and set the compensation of executive management of Halliburton.

C.
Annually review and evaluate the succession plans and management development programs for all members of executive management, including the Chief Executive Officer. Specifically, the Board will oversee a Chief Executive Officer succession management process, which will:

1.	Develop criteria for the CEO position that reflects Halliburton's business strategy;

2.	Utilize a formal assessment process to evaluate CEO candidates;

3.	Identify and develop internal candidates for the CEO position;

4.	Ensure non-emergency CEO planning at least three (3) years before an expected transition; and

5.	Develop and maintain an emergency CEO succession plan.

D.	Conduct periodic reviews of and approve strategic and business plans, and monitor corporate performance against such plans.

E.	Review:

1.
Applicable laws and regulations, including periodic updates from management provided to the Health, Safety and Environment Committee regarding health, safety and environmental laws and regulations applicable to Halliburton's major areas of operation;

2.
Updates from management, which shall be provided at least once per year, regarding any political contributions made by Halliburton to U.S. local, state and federal government officials who oversee or regulate Halliburton's operations, including any expenditures on lobbyists and political action committees, and any contributions to U.S. trade organizations;

3.	Maintenance of accounting, financial, disclosure and other controls;

4.	Adequacy of compliance systems and controls;

5.	Policies to govern corporate conduct and compliance, and adopt the same; and

6.	Matters of corporate governance.

F.	Conduct an annual evaluation of the overall effectiveness of the Board.
Board Structure

A.
Chairman of the Board and Chief Executive Officer: The Board believes that, under normal circumstances, the Chief Executive Officer should also serve as the Chairman of the Board. The Chairman of the Board and Chief Executive Officer is responsible to shareholders for the overall management and functioning of Halliburton. Notwithstanding the foregoing, on an annual basis the Board will consider whether it is appropriate that the Chairman of the Board and the Chief Executive Officer be the same individual and, if it determines that it is no longer appropriate, will take the necessary steps to have a different individual appointed to each of the positions.

B.
Lead Director: If the offices of Chairman of the Board and Chief Executive Officer are held by the same person, the independent members of the Board will, after considering the recommendation of the Nominating and Corporate Governance Committee, annually elect an independent Director to serve in a lead capacity. Although elected annually, the Lead Independent Director is generally expected to serve for more than one year. The Lead Director of the Board shall preside at each executive session of the non-management Directors and each executive session of the independent Directors and, in his or her absence, the independent Directors shall select one of their number to preside. The Lead Director is responsible for periodically scheduling and conducting separate meetings and coordinating the activities of the non-management and independent Directors, providing input into and approving agendas for Board meetings and performing various other duties as may be appropriate, including advising the Chairman of the Board.

C.	Director Independence: The Nominating and Corporate Governance Committee will review the definition of independence and compliance with these guidelines periodically.

1.
At least three-fourths of the members of the Board shall be independent Directors. In order to be independent, a Director cannot have a material relationship with the Company. A Director will not be considered independent if he or she:

a)
Is or has been employed by the Company or any of its affiliates in the preceding five calendar years, or any member of the Director's immediate family has been employed as an Executive Officer of the Company or any of its affiliates in the preceding five calendar years;

b)
Has received in the current calendar year, in any of the immediately preceding three calendar years or during any twelve-month period within the last three years, more than $120,000 in direct compensation or personal remuneration from the Company, other than director's fees, committee fees and pension or other forms of deferred compensation for prior service as a Director (provided such compensation is not contingent in any way on continued service);

c)	Has an immediate family member who has received during any twelve-month period within the last three years, more than $120,000 in direct compensation or personal remuneration from the Company, other than director's fees, committee fees and pension or other forms of deferred compensation for prior service as a Director (provided such compensation is not contingent in any way on continued service);

d)
(i) is a current partner or employee of the Company's external auditor or (ii) during the past three years, was a partner or employee of the Company's external auditor and personally worked on the Company's audit within that time;

e)
Has an immediate family member who (i) is a current partner of the Company's external auditor, (ii) is a current employee of the Company's external auditor and personally works on the Company's audit or (iii) during the past three years, was a partner or employee of the Company's external auditor and personally worked on the Company's audit within that time;

f)
Is a partner, member or officer of, or employed in a similar position with, any entity that provides accounting, consulting, legal, investment banking or financial advisory services to the Company for which such entity receives payments from the Company in excess of $120,000 per year; provided that this provision does not apply to a Director who is a limited partner or non-managing member of, or is employed in a similar position with, such entity and has no active role in providing such services to the Company;

g)
Is a current employee, or has an immediate family member who is a current executive officer, of an entity that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other entity's consolidated gross revenues;

h)
Is or has been within the preceding three years part of an interlocking directorate in which the Chief Executive Officer or another Executive Officer of the Company serves on the compensation committee of another entity that employs the Director, or an immediate family member of the Director, as an Executive Officer;

i)
Is or has an immediate family member who is currently a party to one or more personal services contract(s) with the Company or any Executive Officer of the Company that provides in the aggregate for payments to the Director or immediate family member in excess of $120,000 per year;

j)
Serves or has an immediate family member who serves as an executive officer of any tax-exempt entity that has received the greater of 1% of such tax-exempt entity's consolidated gross revenues or $120,000 from the Company in any of the three immediately preceding fiscal years; or

k)
During the current calendar year or any of the three immediately preceding calendar years, has had any other business relationship with the Company for which the Company has been required to make disclosure under Item 404(a) of Regulation S-K of the Securities and Exchange Commission; provided, however, that this Section C.1.k shall not apply if such relationship arose in connection with such Director's status as a past or current senior executive of a company in the oil and gas industry and such Director satisfies the independence tests set forth above and any other then-current applicable regulatory standards for independence.

2.	All Directors complete independence questionnaires at least annually and the Board makes determinations of the independence of its members.

3.	For purposes of the foregoing Section C:

a)	“affiliate” means any individual or entity that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, the Company;

b)	“Company” means Halliburton and includes any parent or subsidiary in a consolidated group with Halliburton;

c)	“Executive Officer” has the meaning given to “officer” in Rule 16a-1(f) of the Securities Exchange Act of 1934, as amended; and

d)
“immediate family member” includes a person's spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone (other than domestic employees) who shares such person's home. For purposes of the look-back provision in Sections C.1.a, C.1.c, C.1.e and C.1.i above, “immediate family member” will not include individuals who are no longer immediate family members as a result of legal separation or divorce, or those who have died or become incapacitated.

D.
Management Directors: The Board believes that management Directors should number not more than two (2). While this number is not an absolute limitation, other than the Chief Executive Officer, who should at all times be a member of the Board, management Directors should be limited only to those officers whose positions or potential make it appropriate for them to sit on the Board.

E.
Size of the Board: The Board believes that, optimally, the Board should number between ten (10) and fourteen (14) members. Halliburton's By-laws prescribe that the number of Directors will not be less than eight (8) nor more than twenty (20).

F.
Service of Former CEOs and Other Former Management on the Board: Management Directors shall retire from the Board at the time of their retirement as an employee unless continued service as a Director is requested and approved by the Board.

G.
Annual Election of All Directors: As provided in Halliburton's By-laws, all Directors are elected annually by the majority of votes cast, unless the number of nominees exceeds the number of Directors to be elected, in which event the Directors shall be elected by a plurality vote. Should a Director's principal title change during the year, he or she must submit a letter of Board resignation to the Chairman of the Nominating and Corporate Governance Committee who, with the full Committee, shall have the discretion to accept or reject the resignation.

H.
Process for the Selection of New Directors: The Board is responsible for filling Board vacancies that may occur between annual meetings of stockholders. The Board has delegated to the Nominating and Corporate Governance Committee the duty of selecting and recommending prospective nominees to the Board for approval. The Nominating and Corporate Governance Committee considers suggestions of candidates for Board membership made by current Committee and Board members, Halliburton management, and stockholders. The Committee may retain an independent executive search firm to identify candidates for consideration. A stockholder who wishes to recommend a prospective candidate should notify Halliburton's Corporate Secretary, as described in Halliburton's annual proxy statement. The Nominating and Corporate Governance Committee also considers whether to nominate persons put forward by stockholders pursuant to Halliburton's By-laws relating to stockholder nominations. For each individual nominated in accordance with Halliburton's By-laws by a stockholder owning at least 1% of the issued and outstanding voting stock of Halliburton, the Corporate Secretary will (i) obtain from such nominee any additional relevant information the nominee wishes to provide in consideration of his or her nomination, (ii) report on each such nominee to the Nominating and Corporate Governance Committee and (iii) facilitate having each such nominee meet with the Nominating and Corporate Governance Committee as the Committee deems appropriate.

When it is necessary to add a Director to the Board, the Nominating and Corporate Governance Committee, in consultation with the Board, determines the specific criteria for a new Director candidate. After the Nominating and Corporate Governance Committee identifies a prospective candidate, the Committee determines the appropriate method to evaluate the candidate. This determination is based on the information provided to the Committee by the person recommending the prospective candidate and the Committee's knowledge of the candidate. This information may be supplemented by inquiries to the person who made the recommendation or to others. The preliminary determination is based on the need for additional Board members to fill vacancies or to expand the size of the Board, and the likelihood that the candidate will meet the Board membership criteria listed in Section I below. The Committee will determine, after discussion with the Chairman of the Board and other Board members, whether a candidate should continue to be considered as a potential nominee. If a candidate warrants additional consideration, the Committee may request an independent executive search firm to gather additional information about the candidate's background, experience and reputation, and to report its findings to the Committee. The Committee then evaluates the candidate and determines whether to interview the candidate. One or more members of the Committee and others as appropriate perform candidate interviews. Once the evaluation and interviews are completed, the Committee recommends to the Board which candidates should be nominated. The Board makes a determination of nominees after review of the recommendation and the Committee's report.

I.	Board Membership Criteria: Directors and nominees should possess the following qualifications:

1.	Personal characteristics:

a)	High personal and professional ethics, integrity and values;

b)	An inquiring and independent mind; and

c)	Practical wisdom and mature judgment.

2.	Broad training and experience at the policy-making level in business, government, education or technology.

3.	Expertise that is useful to Halliburton and complementary to the background and experience of other Board members, so that an optimum balance of members on the Board can be achieved and maintained.

4.	Willingness to devote the required amount of time to carrying out the duties and responsibilities of Board membership.

5.	Commitment to serve on the Board for several years to develop knowledge about Halliburton's principal operations.

6.	Willingness to represent the best interests of all Halliburton stockholders and objectively appraise management performance.

7.	Involvement only in activities or interests that do not create a conflict with the Director's responsibilities to Halliburton and its stockholders.
The Board evaluates nominees annually for election and reelection, and on an as-needed basis to fill vacancies, to ensure they meet the above criteria. The findings of the reviews and self-assessments conducted in accordance with Sections J and K below will be taken into consideration by the Nominating and Corporate Governance Committee and by the Board in connection with the decision as to who should be nominated for election and reelection.

J.
Annual Performance Review: The Nominating and Corporate Governance Committee will conduct annual performance reviews of each non-management Director. While the Nominating and Corporate Governance Committee will be responsible for determining how to evaluate director performance, each evaluation will include a review of the non-management Director's:

1.	Attendance and participation;

2.	Changes in independence;

3.	Changes in qualifications, including expertise;

4.	Changes in status relating to principal occupation; and

5.	Other contributions to the Board and its committees.
The Nominating and Corporate Governance Committee will review each evaluation and, if appropriate, discuss the evaluation with the applicable non-management Director.

K.
Annual Review of Board Composition; Self-Assessment: The Nominating and Corporate Governance Committee will conduct an annual review of the overall composition profile of the Board to determine whether the then-current non-management Directors collectively represent an appropriate mix of experience and expertise. One or more members of the Board shall have significant experience with an energy-focused company, with a manufacturing company in the chemical, energy or materials industry, or in matters relating to health, safety and the environment. In addition, the non-management Directors will conduct an annual self-assessment of the Board, including assessments of the following:

1.	General makeup and composition of the Board;

2.	Sufficiency of materials and information provided to the Board;

3.	Board meeting mechanics and structure;

4.	Board responsibilities and accountability; and

5.	Board meeting content and conduct.

L.
Service on Other Public Company Boards: (1) The Chief Executive Officer will not serve on the boards of directors of more than a total of two publicly traded companies in addition to Halliburton, and (2) no other Director will serve on the boards of directors of more than three publicly traded companies in addition to Halliburton, provided, however, that any such other Director may serve on boards of directors of additional companies if that Director served on such boards of directors at the time of the Director's election to Halliburton's Board and that Director undertakes not to stand for reelection or appointment to the boards of directors of those additional companies. In evaluating prospective nominees for the Board and the continued service of current Directors, the Nominating and Corporate Governance Committee will take into consideration the individual's membership on the boards of directors of other companies in order to ensure that such individual's service on such other boards of directors does not impair the individual's ability to devote sufficient time and commitment to serve effectively as a Halliburton Director.

M.
Diversity: The Nominating and Corporate Governance Committee is responsible for assessing the appropriate mix of skills and characteristics required of Board members in the context of the needs of the Board at a given point in time and shall periodically review and update the criteria as deemed necessary. Personal experience and background, race, gender, age and nationality are reviewed for the Board as a whole, and diversity in these factors may be taken into account in considering individual candidates.

N.
Director Tenure: The Nominating and Corporate Governance Committee, in consultation with the Chief Executive Officer, will perform an annual review of each Director's continuation on the Board in making its recommendation to the Board concerning his or her nomination for election or reelection as a Director. As a condition to being nominated by the Board for continued service as a Director, each incumbent Director nominee shall sign and deliver to the Board irrevocable letters of resignation, in forms satisfactory to the Board. The first resignation letter is limited to and conditioned on that Director failing to achieve a majority of the votes cast at an election where Directors are elected by majority vote. For any Director nominee who fails to be elected by a majority of votes cast, where Directors are elected by majority vote, his or her irrevocable letter of resignation will be deemed tendered on the date the election results are certified. Such resignation shall only be effective upon acceptance by the Board. The second resignation letter is limited to and conditioned on the Director being found to have substantially participated in a significant violation of

U.S. federal or state law or to have recklessly disregarded his or her duty to exercise reasonable oversight, as more fully described in Halliburton's By-laws. Such resignation shall only be effective upon acceptance by the disinterested members of the Board. Each non-incumbent Director nominee shall agree upon his or her election as a Director to sign and deliver to the Board such irrevocable letters of resignation. Further, the Board shall fill vacancies and new directorships only with candidates who agree to tender the letters of resignation as described above, promptly following their appointment as a Director. The Board's expectation is that any Director whose resignation has been tendered as described in this section will abstain from participation in both the Nominating and Corporate Governance Committee's consideration of the resignation, if they are a member of that committee, and the Board's decision regarding the resignation. There are no term limits on Directors' service, other than mandatory retirement.

O.
Director Compensation Review: It is appropriate for executive management of Halliburton, assisted by an independent compensation consultant, to report periodically to the Nominating and Corporate Governance Committee on the status of Halliburton's Director compensation practices in relation to other companies of comparable size and Halliburton's competitors.

P.
Form and Amount of Director Compensation: The Nominating and Corporate Governance Committee annually reviews the competitiveness of Halliburton's Director compensation practices. In doing so, the Committee, with the assistance of an independent compensation consultant, compares Halliburton's practices with those of its comparator group, which includes both peer and general industry companies. Specific components reviewed include cash compensation, equity compensation, benefits and perquisites. Information is gathered directly from published proxy statements of comparator group companies. Additionally, the Committee utilizes external market data gathered from a variety of survey sources to serve as a reference point against a broader group of companies. Determinations as to the form and amount of Director compensation are based on Halliburton's competitive position resulting from this review.

Q.
Changes to Director Compensation: Changes in Director compensation, if any, should come upon the recommendation of the Nominating and Corporate Governance Committee, but with full discussion and concurrence by the Board.

R.
Annual Meeting Attendance: It is the policy of the Board that all Directors attend the Annual Meeting of Stockholders, and Halliburton's annual proxy statement shall state the number of Directors who attended the prior year's Annual Meeting.

S.
Director Retirement: It is the policy of the Board that each non-management Director shall retire from the Board immediately prior to the annual meeting of stockholders following his or her seventy-second (72nd) birthday. Management Directors shall retire at the time of their retirement from employment with Halliburton unless the Board approves continued service as a Director.

Operation of the Board Meetings

A.
Executive Sessions: During each regular Board meeting, the non-management Directors meet in scheduled executive sessions presided over by the Lead Director. During any year, if there exists a non-management Director who is not independent, the independent Directors will meet in at least one executive session presided over by the Lead Director.

B.	Frequency of Board Meetings: The Board has five regularly scheduled meetings per year. Special meetings are called as necessary. It is the responsibility of the Directors to attend the meetings.

C.
Attendance of Non-Directors at Board Meetings: The Chief Financial Officer and the General Counsel will be present during Board meetings, except where there is a specific reason for one or both of them to be excluded. In addition, the Chairman of the Board may invite one or more members of management to be in regular attendance at Board meetings and may include other officers and employees from time to time as appropriate to the circumstances.

D.
Board Access to Management: Directors have open access to Halliburton's management. In addition, members of Halliburton's executive management routinely attend Board and Committee meetings and they and other managers frequently brief the Board and the Committees on particular topics. The Board encourages executive management to bring managers into Board or Committee meetings and other scheduled events who (i) can provide additional insight into matters being considered or (ii) represent managers with future potential whom executive management believe should be given exposure to the members of the Board.

E.
Board Access to Independent Advisors: The Board has the authority to retain, set terms of engagement, and dismiss such independent advisors, including legal counsel or other experts, as it deems appropriate, and to approve the fees and expenses of such advisors.

F.
Conflicts of Interest: If an actual or potential conflict of interest develops because of significant dealings or competition between Halliburton and a business with which the Director is affiliated, the Director should report the matter immediately to the Chairman of the Board for evaluation by the Board. In the case of a significant conflict, the conflict must be resolved or the Director should resign. If a Director has a personal interest in a matter before the Board, the Director shall disclose the interest to the full Board and excuse him or herself from participation in the discussion and shall not vote on the matter.

G.	Strategic and Business Planning: Strategic and business plans will be reviewed annually at one of the Board's regularly scheduled meetings.

H.
Agenda Items for Board Meetings: The Chairman of the Board and Chief Executive Officer prepares a draft agenda for each Board meeting and the agenda and meeting schedule are submitted to the Lead Director for approval. The other Board members may suggest items for inclusion on the agenda, and each Director may also raise, at any Board meeting, subjects that are not on the agenda.

I.
Board/Committee Forward Calendars: A forward calendar of matters requiring recurring and focused attention by the Board and each Committee will be prepared and distributed prior to the beginning of each calendar year in order to ensure that all required actions are taken in a timely manner and are given adequate consideration. The Board or Committee shall annually review the recurring events calendars and may change or revise them as deemed appropriate.

J.
Advance Review of Meeting Materials: In advance of each Board or Committee meeting, a proposed agenda will be distributed to each Director. In addition, to the extent feasible or appropriate, information and data important to the Directors' understanding of the matters to be considered, including background summaries and presentations to be made at the meeting, will be distributed in advance of the meeting. The Lead Director advises management on and approves information distributed to the Directors. Directors also routinely receive monthly financial statements, earnings reports, press releases, analyst reports and other information designed to keep them informed of the material aspects of Halliburton's business, performance and prospects. It is each Director's responsibility to review the meeting materials and other information provided by Halliburton.

Committees of the Board

A.
Number and Types of Committees: A substantial portion of the analysis and work of the Board is done by standing Board Committees. A Director is expected to participate actively in the meetings of each Committee to which he or she is appointed.

B.
Standing Committees: The Board has established the following standing Committees: Audit, Compensation, Health, Safety and Environment, and Nominating and Corporate Governance. Each Committee's charter is to be reviewed annually by the Committee and the Board.

C.
Composition of Committees: It is the policy of the Board that only non-management Directors serve on Board Committees. Further, only independent Directors serve on the Audit, the Compensation, the Nominating and Corporate Governance and the Health, Safety and Environment Committees, provided that the Directors may appoint one non-independent Director as a member (but not as the Chairman) of the Health, Safety and Environment Committee as they deem appropriate.

D.
Interlocking Directorates: A Director who is or has been within the preceding three years part of an interlocking directorate (i.e., one in which the Chief Executive Officer or another Halliburton officer serves on the compensation committee of another entity that employs the Director, or an immediately family member of the Director) may not serve on the Compensation Committee. The composition of the Board Committees will be reviewed annually to ensure that each of its members meet the criteria set forth in applicable SEC, NYSE, and IRS rules and regulations.

E.
Committee Rotation: The Nominating and Corporate Governance Committee, in consultation with the Chief Executive Officer, recommends annually to the Board the membership of the various Committees and their Chairmen, and the Board approves the Committee assignments. In making its recommendations to the Board, the Nominating and Corporate Governance Committee takes into consideration the need for continuity, subject matter expertise, applicable SEC, IRS, or NYSE requirements, tenure and the desires of individual Board members.

F.
Frequency and Length of Committee Meetings: Each Committee shall meet as frequently and for such length of time as may be required to carry out its assigned duties and responsibilities. The schedule for regular meetings of the Board and Committees for each year is submitted and approved by the Board in advance. In addition, the Chairman of a Committee may call a special meeting at any time if deemed advisable.

G.
Committee Agendas/Reports to the Board: Members of management and staff will prepare draft agenda and related background information for each Committee meeting which, to the extent desired by the relevant Committee Chairman, will be reviewed and approved by the Committee Chairman in advance of distribution to the other members of the Committee. A forward calendar of recurring topics to be discussed during the year will be prepared for each Committee and furnished to all Directors. Each Committee member is free to suggest items for inclusion on the agenda and to raise at any Committee meeting subjects that are not on the agenda for that meeting.

Reports on each Committee meeting are made to the full Board. All Directors are furnished copies of each Committee's minutes.
Other Board Practices

A.
Non-Management Director Orientation and Continuing Education: An orientation program has been developed for new non-management Directors which includes: comprehensive information about Halliburton's business and operations; general information about the Board and its Committees, including a summary of Director compensation and benefits; and a review of Director duties and responsibilities. Each non-management Director is required to annually attend at least six hours (or such greater number of hours as best practices suggest are appropriate) of external or internal director continuing education programs, conferences or similar presentations approved (whether before or after the non-management Director's participation) by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee and management shall identify and communicate external and internal training and educational opportunities for non-management Directors' continuing education in areas of importance to Halliburton, including with respect to duties and responsibilities of directors of publicly traded companies, provided that at least two hours of continuing education shall be devoted to issues relating to health, safety and the environment. Halliburton will provide sufficient internal continuing education programs for the non-management Directors to meet this requirement. Attendance at any approved external program shall count for the requirement, but any associated expenses will be for the account of the individual non-management Director except with prior approval by the Audit Committee.

B.
Board Interaction with Institutional Investors and Other Stakeholders: The Board believes that it is executive management's responsibility to speak for Halliburton. Individual Board members may, from time to time, meet or otherwise communicate with outside constituencies that are involved with Halliburton. In those instances, however, it is expected that Directors will do so only with the knowledge of executive management and, absent unusual circumstances, only at the request of executive management.

C.
Stockholder Communications with Directors: To foster better communication with Halliburton's stockholders, Halliburton established a process for stockholders to communicate with the Audit Committee and the Board. The process has been approved by both the Audit Committee and the Board, and meets the requirements of the NYSE and the SEC. The methods of communication with the Board include mail (Board of Directors c/o Director of Business Conduct, Halliburton Company, 2107 CityWest Boulevard, Building 2, Houston, Texas 77042, USA), a dedicated telephone number (888-312-2692 or 770-613-6348) and an e-mail address (BoardofDirectors@halliburton.com). Information regarding these methods of communication is also on Halliburton's website, www.halliburton.com, under “Corporate Governance.”

Halliburton's Director of Business Conduct, a Company employee, reviews all stockholder communications directed to the Audit Committee and the Board. The Chairman of the Audit Committee is promptly notified of any significant communication involving accounting, internal accounting controls, or auditing matters. The Lead Director is promptly notified of any other significant stockholder communications and communications addressed to a named Director are promptly sent to the Director. A report summarizing all communications is sent to each Director quarterly and copies of communications are available for review by any Director.

D.	Core Values: The Board Is committed to promoting Halliburton's core values.

E.
Periodic Review of these Guidelines: The operation of the Board is a dynamic and evolving process. Accordingly, the Nominating and Corporate Governance Committee will review these Guidelines periodically and any recommended revisions will be submitted to the full Board for consideration and approval.

Approved as revised:
Halliburton Company
Board of Directors
December 6, 2012
Supersedes previous version dated March 20, 2010

 Appendix B
HALLIBURTON COMPANY
STOCK AND INCENTIVE PLAN
AS AMENDED AND RESTATED FEBRUARY 20, 2013

I.	PURPOSE
The purpose of the Halliburton Company Stock and Incentive Plan (the “Plan”) is to provide a means whereby Halliburton Company, a Delaware corporation (the “Company”), and its Subsidiaries may attract, motivate and retain highly competent employees and to provide a means whereby selected employees can acquire and maintain stock ownership and receive cash awards, thereby strengthening their concern for the long‑term welfare of the Company. The Plan is also intended to provide employees with additional incentive and reward opportunities designed to enhance the profitable growth of the Company over the long term. A further purpose of the Plan is to allow awards under the Plan to Non‑employee Directors in order to enhance the Company's ability to attract and retain highly qualified Directors. Accordingly, the Plan provides for granting Incentive Stock Options, Options which do not constitute Incentive Stock Options, Stock Appreciation Rights, Restricted Stock Awards, Restricted Stock Unit Awards, Performance Awards, Stock Value Equivalent Awards, or any combination of the foregoing, as is best suited to the circumstances of the particular employee or Non‑employee Director as provided herein. The Plan was established February 18, 1993 as the Halliburton Company 1993 Stock and Incentive Plan, has been amended from time to time thereafter, and is hereby amended and restated effective as of February 20, 2013.

II.	DEFINITIONS
The following definitions shall be applicable throughout the Plan unless specifically modified by any paragraph:

(a)	“Award” means, individually or collectively, any Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award, Performance Award or Stock Value Equivalent Award.

(b)	“Award Document” means the relevant award agreement or other document containing the terms and conditions of an Award.

(c)	“Beneficial Owners” shall have the meaning set forth in Rule 13d‑3 promulgated under the Exchange Act.

(d)	“Board” means the Board of Directors of Halliburton Company.

(e)
“Change of Control Value” means, for the purposes of Paragraph (f) of Article XIII, the amount determined in Clause (i), (ii) or (iii), whichever is applicable, as follows: (i) the per share price offered to stockholders of the Company in any merger, consolidation, sale of assets or dissolution transaction, (ii) the per share price offered to stockholders of the Company in any tender offer or exchange offer whereby a Corporate Change takes place or (iii) if a Corporate Change occurs other than as described in Clause (i) or Clause (ii), the fair market value per share determined by the Committee as of the date determined by the Committee to be the date of cancellation and surrender of an Award. If the consideration offered to stockholders of the Company in any transaction described in this Paragraph (e) consists of anything other than cash, the Committee shall determine the fair cash equivalent of the portion of the consideration offered which is other than cash.

(f)
“Code” means the Internal Revenue Code of 1986, as amended. Reference in the Plan to any section of the Code shall be deemed to include any amendments or successor provisions to such section and any regulations under such section.

(g)	“Committee” means the committee selected by the Board to administer the Plan in accordance with Paragraph (a) of Article IV of the Plan.

(h)	“Common Stock” means the Common Stock, par value $2.50 per share, of the Company.

(i)	“Company” means Halliburton Company, a Delaware corporation.

(j)	“Corporate Change” shall conclusively be deemed to have occurred on a Corporate Change Effective Date if an event set forth in any one of the following paragraphs shall have occurred:

(i)
any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates) representing 20% or more of the combined voting power of the Company's then outstanding securities; or

(ii)
the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board and any new Director (other than a Director whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of Directors of the Company) whose appointment or election by the Board or nomination for election by the Company's stockholders was approved or recommended by a vote of at least two‑thirds (2/3) of the Directors then still in office who either were Directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or

(iii)
there is consummated a merger or consolidation of the Company or any direct or indirect Subsidiary of the Company with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, at least 50% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or any of its affiliates other than in connection with the acquisition by the Company or any of its affiliates of a business) representing 20% or more of the combined voting power of the Company's then outstanding securities; or

(iv)
the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale, disposition, lease or exchange by the Company of all or substantially all of the Company's assets, other than a sale, disposition, lease or exchange by the Company of all or substantially all of the Company's assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

Notwithstanding the foregoing, a “Corporate Change” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the Common Stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

(k)	“Corporate Change Effective Date” shall mean:

(i)
the first date that the direct or indirect ownership of 20% or more combined voting power of the Company's outstanding securities results in a Corporate Change as described in clause (i) of such definition above; or

(ii)	the date of the election of Directors that results in a Corporate Change as described in clause (ii) of such definition; or

(iii)	the date of the merger or consideration that results in a Corporate Change as described in clause (iii) of such definition; or

(iv)	the date of stockholder approval that results in a Corporate Change as described in clause (iv) of such definition.

(l)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(m)
“Fair Market Value” means, as of any specified date, the closing price of the Common Stock on the New York Stock Exchange (or, if the Common Stock is not then listed on such exchange, such other national securities exchange on which the Common Stock is then listed) on that date, or if no prices are reported on that date, on the last preceding date on which such prices of the Common Stock are so reported or, in the sole discretion of the Committee for purposes of determining the Fair Market Value of the Common Stock at the time of exercise of an Option or a Stock Appreciation Right, such Fair Market Value shall be the prevailing price of the Common Stock as of the time of exercise. If the Common Stock is not then listed or quoted on any national securities exchange but is traded over the counter at the time a determination of its Fair Market Value is required to be made hereunder, its Fair Market Value shall be deemed to be equal to the average between the reported high and low sales prices of Common Stock on the most recent date on which Common Stock was publicly traded. If the Common Stock is not publicly traded at the time a determination of its value is required to be made hereunder, the determination of its Fair Market Value shall be made by the Committee in such manner as it deems appropriate.

(n)	“Holder” means an employee or Non‑employee Director of the Company who has been granted an Award.

(o)	“Immediate Family” means, with respect to a particular Holder, the Holder's spouse, parent, brother, sister, children and grandchildren (including adopted and step children and grandchildren).

(p)	“Incentive Stock Option” means an Option within the meaning of Section 422 of the Code.

(q)	“Minimum Criteria” means a Restriction Period that is not less than three (3) years from the date of grant of a Restricted Stock Award or Restricted Stock Unit Award.

(r)	“Non‑employee Director” means a member of the Board who is not an employee or former employee of the Company or its Subsidiaries.

(s)
“Option” means an Award granted under Article VII of the Plan and includes both Incentive Stock Options to purchase Common Stock and Options which do not constitute Incentive Stock Options to purchase Common Stock.

(t)	“Option Agreement” means a written agreement between the Company and a Holder with respect to an Option.

(u)	“Optionee” means a Holder who has been granted an Option.

(v)	“Parent Corporation” shall have the meaning set forth in Section 424(e) of the Code.

(w)	“Performance Award” means an Award granted under Article XI of the Plan.

(x)
“Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its Subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

(y)	“Plan” means the Halliburton Company Stock and Incentive Plan, as amended and restated.

(z)	“Restricted Stock Award” means an Award granted under Article IX of the Plan.

(aa)	“Restricted Stock Award Agreement” means a written agreement between the Company and a Holder with respect to a Restricted Stock Award.

(bb)
“Restricted Stock Unit” means a unit evidencing the right to receive one share of Common Stock or an equivalent value equal to the Fair Market Value of a share of Common Stock (as determined by the Committee) that is restricted or subject to forfeiture provisions.

(cc)	“Restricted Stock Unit Award” means as Award granted under Article X of the Plan.

(dd)	“Restricted Stock Unit Award Agreement” means a written agreement between the Company and a Holder with respect to a Restricted Stock Unit Award.

(ee)
“Restriction Period” means a period of time beginning as of the date upon which a Restricted Stock Award or Restricted Stock Unit Award is made pursuant to the Plan and ending as of the date upon which the Common Stock subject to such Award is issued (if not previously issued), no longer restricted or subject to forfeiture provisions.

(ff)
“Spread” means, in the case of a Stock Appreciation Right, an amount equal to the excess, if any, of the Fair Market Value of a share of Common Stock on the date such right is exercised over the exercise price of such Stock Appreciation Right.

(gg)	“Stock Appreciation Right” means an Award granted under Article VIII of the Plan.

(hh)	“Stock Appreciation Rights Agreement” means a written agreement between the Company and a Holder with respect to an Award of Stock Appreciation Rights.

(ii)	“Stock Value Equivalent Award” means an Award granted under Article XII of the Plan.

(jj)
“Subsidiary” means a company (whether a corporation, partnership, joint venture or other form of entity) in which the Company or a corporation in which the Company owns a majority of the shares of capital stock, directly or indirectly, owns a greater than 20% equity interest, except that with respect to the issuance of Incentive Stock Options the term “Subsidiary” shall have the same meaning as the term “subsidiary corporation” as defined in Section 424(f) of the Code.

(kk)	“Successor Holder” shall have the meaning given such term in Paragraph (f) of Article XV.

III.	EFFECTIVE DATE AND DURATION OF THE PLAN
The Plan as amended and restated herein was adopted by the Board on February 20, 2013, subject to approval by the Company's stockholders. Subject to the provisions of Article XIII, the Plan shall remain in effect until all Options and Stock Appreciation Rights granted under the Plan have been exercised or expired by reason of lapse of time, all restrictions imposed upon Restricted Stock Awards and Restricted Stock Unit Awards have lapsed and all Performance Awards and Stock Value Equivalent Awards have been satisfied.

IV.	ADMINISTRATION

(a)	Composition of Committee. The Plan shall be administered by a Committee of Directors of the Company which shall be appointed by the Board.

(b)
Powers. The Committee shall have authority, in its discretion, to determine which eligible individuals shall receive an Award, the time or times when such Award shall be made, whether an Incentive Stock Option, nonqualified Option or Stock Appreciation Right shall be granted, the number of shares of Common Stock which may be issued under each Option, Stock

Appreciation Right, Restricted Stock Award and Restricted Stock Unit Award, and the value of each Performance Award and Stock Value Equivalent Award. The Committee shall have the authority, in its discretion, to establish the terms and conditions applicable to any Award, subject to any specific limitations or provisions of the Plan. In making such determinations the Committee may take into account the nature of the services rendered by the respective individuals, their responsibility level, their present and potential contribution to the Company's success and such other factors as the Committee in its discretion shall deem relevant.

(c)
Additional Powers. The Committee shall have such additional powers as are delegated to it by the other provisions of the Plan. Subject to the express provisions of the Plan, the Committee is authorized to construe the Plan and the respective Award Documents executed thereunder, to prescribe such rules and regulations relating to the Plan as it may deem advisable to carry out the Plan, and to determine the terms, restrictions and provisions of each Award, including such terms, restrictions and provisions as shall be requisite in the judgment of the Committee to cause designated Options to qualify as Incentive Stock Options, and to make all other determinations necessary or advisable for administering the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in any Award Document relating to an Award in the manner and to the extent the Committee shall deem expedient to carry the Award into effect. The determinations of the Committee on the matters referred to in this Article IV shall be conclusive.

(d)
Delegation of Authority. The Committee may delegate some or all of its power to the Chief Executive Officer of the Company as the Committee deems appropriate; provided, however, that (i) the Committee may not delegate its power with regard to the grant of an Award to any person who is a “covered employee” within the meaning of Section 162(m) of the Code or who, in the Committee's judgment, is likely to be a covered employee at any time during the period an Award to such employee would be outstanding; (ii) the Committee may not delegate its power with regard to the selection for participation in the Plan of an officer or other person subject to Section 16 of the Exchange Act or decisions concerning the timing, pricing or amount of an Award to such an officer or other person and (iii) any delegation of the power to grant Awards shall be permitted by applicable law.

(e)
Engagement of an Agent. The Company may, in its discretion, engage an agent to (i) maintain records of Awards and Holders' holdings under the Plan, (ii) execute sales transactions in shares of Common Stock at the direction of Holders, (iii) deliver sales proceeds as directed by Holders, and (iv) hold shares of Common Stock owned without restriction by Holders, including shares of Common Stock previously obtained through the Plan that are transferred to the agent by Holders at their discretion. Except to the extent otherwise agreed by the Company and the agent, when an individual loses his or her status as an employee or Non employee Director of the Company, the agent shall have no obligation to provide any further services to such person and the shares of Common Stock previously held by the agent under the Plan may be distributed to the person or his or her legal representative.

V.	GRANT OF OPTIONS, STOCK APPRECIATION RIGHTS, RESTRICTED STOCK AWARDS, RESTRICTED STOCK UNIT AWARDS, PERFORMANCE AWARDS AND STOCK VALUE EQUIVALENT AWARDS; SHARES SUBJECT TO THE PLAN

(a)
Award Limits. The Committee may from time to time grant Awards to one or more individuals determined by it to be eligible for participation in the Plan in accordance with the provisions of Article VI. The aggregate number of shares of Common Stock that may be issued under the Plan shall not exceed 41,944,177 shares. Shares issued as Restricted Stock Awards, Restricted

Stock Unit Awards or pursuant to Performance Awards will count against the shares available for issuance under the Plan as 1.60 shares for every 1 share issued in connection with the Award. Notwithstanding anything contained herein to the contrary, the number of Option shares or Stock Appreciation Rights, singly or in combination, together with shares or share equivalents under Performance Awards granted to any Holder in any one calendar year, shall not in the aggregate exceed 1,000,000. The cash value determined as of the date of grant of any Performance Award not denominated in Common Stock granted to any Holder in any one calendar year shall not exceed $20,000,000. Any shares which remain unissued and which are not subject to outstanding Options or Awards at the termination of the Plan shall cease to be subject to the Plan, but, until termination of the Plan, the Company shall at all times reserve a sufficient number of shares to meet the requirements of the Plan. Shares shall be deemed to have been issued under the Plan only to the extent actually issued and delivered pursuant to an Award. If Awards are forfeited or are terminated for any other reason before being exercised or settled, then the shares underlying such Awards shall again become available for Awards under the Plan. Stock Appreciation Rights and Options shall be counted in full against the number of shares available for issuance under the Plan, regardless of the number of shares issued upon settlement of the Stock Appreciation Rights and Options. The aggregate number of shares which may be issued under the Plan shall be subject to adjustment in the same manner as provided in Article XIII with respect to shares of Common Stock subject to Options then outstanding. The 1,000,000‑share limit on Stock Options and Stock Appreciation Rights Awards, singly or in combination, together with shares or share equivalents under Performance Awards granted to any Holder in any calendar year shall be subject to adjustment in the same manner as provided in Article XIII. Separate stock certificates shall be issued by the Company for those shares acquired pursuant to the exercise of an Incentive Stock Option and for those shares acquired pursuant to the exercise of any Option which does not constitute an Incentive Stock Option.

(b)	Stock Offered. The stock to be offered pursuant to the grant of an Award may be authorized but unissued Common Stock or Common Stock previously issued and reacquired by the Company.

VI.	ELIGIBILITY
Only employees of the Company or any Parent Corporation or Subsidiary of the Company and Non‑employee Directors shall be eligible for Awards under the Plan as determined by the Committee in its sole discretion. Each Award shall be evidenced in such manner and form as may be prescribed by the Committee.

VII.     STOCK OPTIONS

(a)
Stock Option Agreement. Each Option shall be evidenced by an Option Agreement between the Company and the Optionee which shall contain such terms and conditions as may be approved by the Committee. The terms and conditions of the respective Option Agreements need not be identical. Specifically, an Option Agreement may provide for the payment of the option price, in whole or in part, by the delivery of a number of shares of Common Stock (plus cash if necessary) having a Fair Market Value equal to such option price.

(b)	Option Period. The term of each Option shall be as specified by the Committee at the date of grant; provided that, in no case, shall the term of an Option exceed ten (10) years.

(c)	Limitations on Exercise of Option. An Option shall be exercisable in whole or in such installments and at such times as determined by the Committee.

(d)
Option Price. The purchase price of Common Stock issued under each Option shall be determined by the Committee, but such purchase price shall not be less than the Fair Market Value of Common Stock subject to the Option on the date the Option is granted.

(e)
Options and Rights in Substitution for Stock Options Granted by Other Corporations. Options and Stock Appreciation Rights may be granted under the Plan from time to time in substitution for stock options held by employees of corporations who become, or who became prior to the effective date of the Plan, employees of the Company or of any Subsidiary as a result of a merger or consolidation of the employing corporation with the Company or such Subsidiary, or the acquisition by the Company or a Subsidiary of all or a portion of the assets of the employing corporation, or the acquisition by the Company or a Subsidiary of stock of the employing corporation with the result that such employing corporation becomes a Subsidiary.

(f)
Repricing Prohibited. Except for adjustments pursuant to Article XIII, the purchase price of Common Stock for any outstanding Option granted under the Plan may not be decreased after the date of grant nor may an outstanding Option granted under the Plan be surrendered to the Company as consideration for the grant of a new Option with a lower purchase price, cash or a new Award unless there is prior approval by the Company stockholders. Any other action that is deemed to be a repricing under any applicable rule of the New York Stock Exchange shall be prohibited unless there is prior approval by the Company stockholders.

VIII.     STOCK APPRECIATION RIGHTS

(a)
Stock Appreciation Rights. A Stock Appreciation Right is the right to receive an amount equal to the Spread with respect to a share of Common Stock upon the exercise of such Stock Appreciation Right. Stock Appreciation Rights may be granted in connection with the grant of an Option, in which case the Option Agreement will provide that exercise of Stock Appreciation Rights will result in the surrender of the right to purchase the shares under the Option as to which the Stock Appreciation Rights were exercised. Alternatively, Stock Appreciation Rights may be granted independently of Options in which case each Award of Stock Appreciation Rights shall be evidenced by a Stock Appreciation Rights Agreement between the Company and the Holder which shall contain such terms and conditions as may be approved by the Committee. The terms and conditions of the respective Stock Appreciation Rights Agreements need not be identical. The Spread with respect to a Stock Appreciation Right may be payable either in cash, shares of Common Stock with a Fair Market Value equal to the Spread or in a combination of cash and shares of Common Stock as determined by the Committee in its sole discretion.

(b)
Exercise Price. The exercise price of each Stock Appreciation Right shall be determined by the Committee, but such exercise price shall not be less than the Fair Market Value of a share of Common Stock on the date the Stock Appreciation Right is granted.

(c)
Exercise Period. The term of each Stock Appreciation Right shall be as specified by the Committee at the date of grant; provided that, in no case, shall the term of a Stock Appreciation Right exceed ten (10) years.

(d)	Limitations on Exercise of Stock Appreciation Right. A Stock Appreciation Right shall be exercisable in whole or in such installments and at such times as determined by the Committee.

(e)
Repricing Prohibited. Except for adjustments pursuant to Article XIII, the exercise price of a Stock Appreciation Right may not be decreased after the date of grant nor may an outstanding Stock Appreciation Right granted under the Plan be surrendered to the Company as consideration for the grant of a new Stock Appreciation Right with a lower exercise price, cash or a new Award unless there is prior approval by the Company stockholders. Any other action that is deemed to be a repricing under any applicable rule of the New York Stock Exchange shall be prohibited unless there is prior approval by the Company stockholders.

IX.	RESTRICTED STOCK AWARDS

(a)
Restricted Period To Be Established by the Committee. The Committee shall establish the Restriction Period applicable to Restricted Stock Awards; provided, however, that, except as set forth below and as permitted by Paragraph (b) of this Article IX, such Restriction Period shall not be less than the Minimum Criteria. An Award which provides for (i) the lapse of restrictions on shares applicable to such Award in equal annual installments over a period of at least three (3) years from the date of grant or (ii) accelerated vesting upon a Corporate Change or upon a termination of employment or service by reason of death, disability or retirement shall be deemed to meet the Minimum Criteria. The Minimum Criteria shall not apply to an Award that is granted in lieu of salary or bonus (provided that the Participant is given the opportunity to accept cash in lieu of such Award). The foregoing notwithstanding, with respect to Restricted Stock Awards and Restricted Stock Unit Awards of up to an aggregate of 5% of the total shares authorized to be issued under the Plan pursuant to Article V(a) (subject to adjustment as set forth in Article XIII), the Minimum Criteria shall not apply and the Committee may establish such lesser Restriction Periods applicable to such Awards as it shall determine in its discretion. Subject to the foregoing, each Restricted Stock Award may have a different Restriction Period, in the discretion of the Committee. The Restriction Period applicable to a particular Restricted Stock Award shall not be changed except as permitted by Paragraph (b) of this Article or by Article XIII.

(b)
Other Terms and Conditions. Common Stock awarded pursuant to a Restricted Stock Award shall be represented by a stock certificate registered in the name of the Holder of such Restricted Stock Award or, at the option of the Company, in the name of a nominee of the Company. The Holder shall have the right to receive dividends during the Restriction Period, to vote the Common Stock subject thereto and to enjoy all other stockholder rights, except that (i) the Holder shall not be entitled to possession of the stock certificate until the Restriction Period shall have expired, (ii) the Company shall retain custody of the stock during the Restriction Period, (iii) the Holder may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of the stock during the Restriction Period, and (iv) a breach of the terms and conditions established by the Committee pursuant to the Restricted Stock Award shall cause a forfeiture of the Restricted Stock Award. The Committee may, in its sole discretion, prescribe additional terms, conditions or restrictions relating to Restricted Stock Awards, including rules pertaining to the termination of a Holder's service (by retirement, disability, death or otherwise) prior to expiration of the Restriction Period as shall be set forth in a Restricted Stock Award Agreement.

(c)
Payment for Restricted Stock. A Holder shall not be required to make any payment for Common Stock received pursuant to a Restricted Stock Award, except to the extent otherwise required by law and except that the Committee may, in its discretion, charge the Holder an amount in cash not in excess of the par value of the shares of Common Stock issued under the Plan to the Holder.

(d)
Miscellaneous. Nothing in this Article shall prohibit the exchange of shares issued under the Plan (whether or not then subject to a Restricted Stock Award) pursuant to a plan of reorganization for stock or securities in the Company or another corporation a party to the reorganization, but the stock or securities so received for shares then subject to the restrictions of a Restricted Stock Award shall become subject to the restrictions of such Restricted Stock Award. Any shares of stock received as a result of a stock split or stock dividend with respect to shares then subject to a Restricted Stock Award shall also become subject to the restrictions of the Restricted Stock Award.

X.     RESTRICTED STOCK UNIT AWARDS

(a)
Restricted Period To Be Established by the Committee. The Committee shall establish the Restriction Period applicable to such Award; provided, however, that except as set forth below and as permitted by Paragraph (b) of this Article X, such Restriction Period shall not be less than the Minimum Criteria. An Award which provides for (i) the lapse of restrictions on shares applicable to such Award in equal annual installments over a period of at least three (3) years from the date of grant or (ii) accelerated vesting upon a Corporate Change or upon a termination of employment or service by reason of death, disability or retirement shall be deemed to meet the Minimum Criteria. The Minimum Criteria shall not apply to an Award that is granted in lieu of salary or bonus (provided that the Participant is given the opportunity to accept cash in lieu of such Award). The foregoing notwithstanding, with respect to Restricted Stock Awards and Restricted Stock Unit Awards of up to an aggregate of 5% of the total shares authorized to be issued under the Plan pursuant to Article V(a) shares (subject to adjustment as set forth in Article XIII), the Minimum Criteria shall not apply and the Committee may establish such lesser Restriction Periods applicable to such Awards as it shall determine in its discretion. Subject to the foregoing, each Restricted Stock Unit Award may have a different Restriction Period, in the discretion of the Committee. The Restriction Period applicable to a particular Restricted Stock Unit Award shall not be changed except as permitted by Paragraph (b) of this Article or by Article XIII.

(b)
Other Terms and Conditions. The Committee may, in its sole discretion, prescribe additional terms, conditions or restrictions relating to the Restricted Stock Unit Award, including rules pertaining to the termination of a Holder's service (by retirement, disability, death or otherwise) prior to expiration of the Restriction Period as shall be set forth in a Restricted Stock Unit Award Agreement. Cash dividend equivalents may be converted into additional Restricted Stock Units or may be paid during, or may be accumulated and paid at the end of, the Restriction Period with respect to a Restricted Stock Unit Award, as determined by the Committee. The Committee, in its sole discretion, may provide for the deferral of a Restricted Stock Unit Award.

(c)
Payment for Restricted Stock Unit. A Holder shall not be required to make any payment for Common Stock received pursuant to a Restricted Stock Unit Award, except to the extent otherwise required by law and except that the Committee may, in its discretion, charge the Holder an amount in cash not in excess of the par value of the shares of Common Stock issued under the Plan to the Holder.

(d)
Restricted Stock Units in Substitution for Units Granted by Other Corporations. Restricted Stock Unit Awards may be granted under the Plan from time to time in substitution for restricted stock units held by employees of corporations who become, or who became prior to the effective date of the Plan, employees of the Company or of any Subsidiary as a result of a merger or consolidation of the employing corporation with the Company or such Subsidiary, or the acquisition by the Company or a Subsidiary of all or a portion of the assets of the employing corporation, or the acquisition by the Company or a Subsidiary of stock of the employing corporation with the result that such employing corporation becomes a Subsidiary.
XI.     PERFORMANCE AWARDS

(a)
Performance Period. The Committee shall establish, with respect to and at the time of each Performance Award, a performance period over which the performance applicable to the Performance Award of the Holder shall be measured.

(b)	Performance Awards. Each Performance Award may have a maximum value established by the Committee at the time of such Award.

(c)
Performance Measures. A Performance Award granted under the Plan that is intended to qualify as qualified performance‑based compensation under Section 162(m) of the Code shall be awarded contingent upon the achievement of one or more performance measures. The performance criteria for Performance Awards shall consist of objective tests based on the following: earnings, cash flow, cash value added performance, stockholder return and/or value, revenues, operating profits (including EBITDA), net profits, earnings per share, stock price, cost reduction goals, debt to capital ratio, financial return ratios, profit return and margins, market share, working capital and customer satisfaction. The Committee may select one criterion or multiple criteria for measuring performance. Performance criteria may be measured on corporate, subsidiary or business unit performance, or on a combination thereof. Further, the performance criteria may be based on comparative performance with other companies or other external measure of the selected performance criteria. A Performance Award that is not intended to qualify as qualified performance‑based compensation under Section 162(m) of the Code shall be based on achievement of such goals and be subject to such terms, conditions and restrictions as the Committee or its delegate shall determine.

(d)
Payment. Following the end of the performance period, the Holder of a Performance Award shall be entitled to receive payment of an amount, not exceeding the maximum value of the Performance Award, if any, based on the achievement of the performance measures for such performance period, as determined by the Committee in its sole discretion. Payment of a Performance Award (i) may be made in cash, Common Stock or a combination thereof, as determined by the Committee in its sole discretion, (ii) shall be made in a lump sum or in installments as prescribed by the Committee in its sole discretion, and (iii) to the extent applicable, shall be based on the Fair Market Value of the Common Stock on the payment date.

(e)	Termination of Service. The Committee shall determine the effect of termination of service during the performance period on a Holder's Performance Award.

XII.	STOCK VALUE EQUIVALENT AWARDS

(a)
Stock Value Equivalent Awards. Stock Value Equivalent Awards are rights to receive an amount equal to the Fair Market Value of shares of Common Stock or rights to receive an amount equal to any appreciation or increase in the Fair Market Value of Common Stock over a specified period of time, which vest over a period of time as established by the Committee, without payment of any amounts by the Holder thereof (except to the extent otherwise required by law) or satisfaction of any performance criteria or objectives. Each Stock Value Equivalent Award may have a maximum value established by the Committee at the time of such Award.

(b)	Award Period. The Committee shall establish a period over which each Stock Value Equivalent Award shall vest with respect to the Holder.

(c)
Payment. Following the end of the determined period for a Stock Value Equivalent Award, the Holder of a Stock Value Equivalent Award shall be entitled to receive payment of an amount, not exceeding the maximum value of the Stock Value Equivalent Award, if any, based on the then vested value of the Award. Payment of a Stock Value Equivalent Award (i) shall be made in cash, (ii) shall be made in a lump sum or in installments as prescribed by the Committee in its sole discretion, and (iii) shall be based on the Fair Market Value of the Common Stock on the payment date. Cash dividend equivalents may be paid during, or may be accumulated and paid at the end of, the determined period with respect to a Stock Value Equivalent Award, as determined by the Committee.

(d)	Termination of Service. The Committee shall determine the effect of termination of service during the applicable vesting period on a Holder's Stock Value Equivalent Award.

XIII.     RECAPITALIZATION OR REORGANIZATION

(a)
Except as hereinafter otherwise provided, in the event of any recapitalization, reorganization, merger, consolidation, combination, exchange, stock dividend, stock split, extraordinary dividend or divestiture (including a spin‑off) or any other change in the corporate structure or shares of Common Stock occurring after the date of the grant of an Award, the Committee shall, in its discretion, make such adjustment as to the number and price of shares of Common Stock or other consideration subject to such Awards as the Committee shall deem appropriate in order to prevent dilution or enlargement of rights of the Holders.

(b)
The existence of the Plan and the Awards granted hereunder shall not affect in any way the right or power of the Board or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company's capital structure or its business, any merger or consolidation of the Company, any issue of debt or equity securities having any priority or preference with respect to or affecting Common Stock or the rights thereof, the dissolution or liquidation of the Company or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding.

(c)
The shares with respect to which Options, Stock Appreciation Rights or Restricted Stock Units may be granted are shares of Common Stock as presently constituted, but if, and whenever, prior to the expiration of an Option, Stock Appreciation Rights or Restricted Stock Unit Award, the Company shall effect a subdivision or consolidation of shares of Common Stock or the payment of a stock dividend on Common Stock without receipt of consideration by the Company, the number of shares of Common Stock with respect to which such Award relates or may thereafter be exercised (i) in the event of an increase in the number of outstanding shares shall be proportionately increased, and, as applicable, the purchase price per share shall be proportionately reduced, and (ii) in the event of a reduction in the number of outstanding shares shall be proportionately reduced, and, as applicable, the purchase price per share shall be proportionately increased.

(d)
If the Company recapitalizes or otherwise changes its capital structure, thereafter upon any exercise of an Option or Stock Appreciation Right or payment in settlement of a Restricted Stock Unit Award theretofore granted, the Holder shall be entitled to purchase or receive, as applicable, under such Award, in lieu of the number of shares of Common Stock as to which such Award relates or shall then be exercisable, the number and class of shares of stock and securities and the cash and other property to which the Holder would have been entitled pursuant to the terms of the recapitalization if, immediately prior to such recapitalization, the

Holder had been the holder of record of the number of shares of Common Stock then covered by such Award.

(e)
In the event of a Corporate Change, unless an Award Document otherwise provides, as of the Corporate Change Effective Date (i) any outstanding Options and Stock Appreciation Rights shall become immediately vested and fully exercisable, (ii) any restrictions on Restricted Stock Awards or Restricted Stock Unit Awards shall immediately lapse, (iii) all performance measures upon which an outstanding Performance Award is contingent shall be deemed achieved and the Holder shall receive a payment equal to the maximum amount of the Award he or she would have been entitled to receive, prorated to the Corporate Change Effective Date, and (iv) any outstanding cash Awards including Stock Value Equivalent Awards shall immediately vest and be paid based on the vested value of the Award.

(f)
In the relevant Award Document, the Committee may provide that, no later than two (2) business days prior to any Corporate Change referenced in Clause (ii), (iii) or (iv) of the definition thereof or ten (10) business days after any Corporate Change referenced in Clause (i) of the definition thereof, the Committee may, in its sole discretion, (i) require the mandatory surrender to the Company by selected Optionees of some or all of the outstanding Options held by such Optionees (irrespective of whether such Options are then exercisable under the provisions of the Plan) as of a date (before or after a Corporate Change) specified by the Committee, in which event the Committee shall thereupon cancel such Options and pay to each Optionee an amount of cash per share equal to the excess, if any, of the Change of Control Value of the shares subject to such Option over the exercise price(s) under such Options for such shares, (ii) require the mandatory surrender to the Company by selected Holders of Stock Appreciation Rights of some or all of the outstanding Stock Appreciation Rights held by such Holders (irrespective of whether such Stock Appreciation Rights are then exercisable under the provisions of the Plan) as of a date (before or after a Corporate Change) specified by the Committee, in which event the Committee shall thereupon cancel such Stock Appreciation Rights and pay to each Holder an amount of cash equal to the Spread with respect to such Stock Appreciation Rights with the Fair Market Value of the Common Stock at such time to be deemed to be the Change of Control Value, or (iii) require the mandatory surrender to the Company by selected Holders of Restricted Stock Awards, Restricted Stock Unit Awards or Performance Awards of some or all of the outstanding Awards held by such Holder (irrespective of whether such Awards are vested under the provisions of the Plan) as of a date (before or after a Corporate Change) specified by the Committee, in which event the Committee shall thereupon cancel such Awards and pay to each Holder an amount of cash equal to the Change of Control Value of the shares, if the Award is denominated in Common Stock, or an amount of cash determined in the manner set forth in the Performance Award, if the Performance Award is not denominated in Common Stock.

(g)
Except as hereinbefore expressly provided, the issuance by the Company of shares of stock of any class or securities convertible into shares of stock of any class, for cash, property, labor or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Common Stock subject to Awards theretofore granted, the purchase price per share of Common Stock subject to Options or the calculation of the Spread with respect to Stock Appreciation Rights.

(h)	Notwithstanding the foregoing, the provisions of this Article XIII shall be administered in accordance with Section 409A of the Code to the extent required to avoid the taxes imposed thereunder.

XIV.	AMENDMENT OR TERMINATION OF THE PLAN
The Board in its discretion may terminate the Plan or alter or amend the Plan or any part thereof from time to time; provided that no change in any Award theretofore granted may be made which would impair the rights of the Holder without the consent of the Holder, and provided, further, that the Board may not, without approval of the stockholders, amend the Plan to effect a “material revision” of the Plan, where a “material revision” includes, but is not limited to, a revision that: (a) materially increases the benefits accruing to a Holder under the Plan, (b) materially increases the aggregate number of securities that may be issued under the Plan, (c) materially modifies the requirements as to eligibility for participation in the Plan, or (d) changes the types of awards available under the Plan.

XV.	OTHER

(a)
No Right To An Award. Neither the adoption of the Plan nor any action of the Board or of the Committee shall be deemed to give an employee or a non‑employee Director any right to be granted an Option, a Stock Appreciation Right, a right to a Restricted Stock Award, Restricted Stock Unit Award, Performance Award or Stock Value Equivalent Award or any other rights hereunder except as may be evidenced by an Award or by an Option or Stock Appreciation Agreement duly executed on behalf of the Company, and then only to the extent of and on the terms and conditions expressly set forth therein. The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of funds or assets to assure the payment of any Award.

(b)	No Employment Rights Conferred. Nothing contained in the Plan or in any Award made hereunder shall:

(i)	confer upon any employee any right to continuation of employment with the Company or any Subsidiary; or

(ii)	interfere in any way with the right of the Company or any Subsidiary to terminate his or her employment at any time.

(c)
No Rights to Serve as a Director Conferred. Nothing contained in the Plan or in any Award made hereunder shall confer upon any Director any right to continue their position as a Director of the Company.

(d)
Other Laws; Withholding. The Company shall not be obligated to issue any Common Stock pursuant to any Award granted under the Plan at any time when the offering of the shares covered by such Award has not been registered under the Securities Act of 1933 and such other state, federal or foreign laws, rules or regulations as the Company or the Committee deems applicable and, in the opinion of legal counsel for the Company, there is no exemption from the registration requirements of such laws, rules or regulations available for the issuance and sale of such shares. No fractional shares of Common Stock shall be delivered, nor shall any cash in lieu of fractional shares be paid. The Company shall have the right to deduct in connection with all Awards any taxes required by law to be withheld and to require any payments necessary to enable it to satisfy its withholding obligations. The Committee may permit the Holder of an Award to elect to surrender, or authorize the Company to withhold, shares of Common Stock (valued at their Fair Market Value on the date of surrender or withholding of such shares) in satisfaction of the Company's withholding obligation, subject to such restrictions as the Committee deems appropriate.

(e)
No Restriction on Corporate Action. Nothing contained in the Plan shall be construed to prevent the Company or any Subsidiary from taking any corporate action which is deemed by the Company or such Subsidiary to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any Award made under the Plan. No Holder, beneficiary or other person shall have any claim against the Company or any Subsidiary as a result of any such action.

(f)
Restrictions on Transfer. Except as otherwise provided herein, an Award shall not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated by a Holder other than by will or the laws of descent and distribution or pursuant to a “qualified domestic relations order” as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, and shall be exercisable during the lifetime of the Holder only by such Holder, the Holder's guardian or legal representative, a transferee under a qualified domestic relations order or a transferee as described below. The Committee may prescribe and include in the respective Award Documents hereunder other restrictions on transfer. Any attempted assignment or transfer in violation of this section shall be null and void. Upon a Holder's death, the Holder's personal representative or other person entitled to succeed to the rights of the Holder (the “Successor Holder”) may exercise such rights as are provided under the applicable Award Document. A Successor Holder must furnish proof satisfactory to the Company of his or her rights to exercise the Award under the Holder's will or under the applicable laws of descent and distribution. Notwithstanding the foregoing, the Committee shall have the authority, in its discretion, to grant (or to sanction by way of amendment to an existing grant) Awards (other than Incentive Stock Options) which may be transferred by the Holder for no consideration to or for the benefit of the Holder's Immediate Family, to a trust solely for the benefit of the Holder and his Immediate Family, or to a partnership or limited liability company in which the Holder and members of his Immediate Family have at least 99% of the equity, profit and loss interest, in which case the Award Document shall so state. A transfer of an Award pursuant to this Paragraph (f) shall be subject to such rules and procedures as the Committee may establish. In the event an Award is transferred as contemplated in this Paragraph (f), such Award may not be subsequently transferred by the transferee except by will or the laws of descent and distribution, and such Award shall continue to be governed by and subject to the terms and limitations of the Plan and the relevant written instrument for the Award and the transferee shall be entitled to the same rights as the Holder under Articles XIII and XIV hereof as if no transfer had taken place. No transfer shall be effective unless and until written notice of such transfer is provided to the Committee, in the form and manner prescribed by the Committee. The consequences of termination of employment shall continue to be applied with respect to the original Holder, following which the Awards shall be exercised by the transferee only to the extent and for the periods specified in the Plan and the related Award Document. The Option Agreement, Stock Appreciation Rights Agreement, Restricted Stock Award Agreement, Restricted Stock Unit Award Agreement or other Award Document shall specify the effect of the death of the Holder on the Award.

(g)
Governing Law. This Plan shall be construed in accordance with the laws of the State of Texas, except to the extent that it implicates matters which are the subject of the General Corporation Law of the State of Delaware which matters shall be governed by the latter law.

(h)
Foreign Awardees. Without amending the Plan, the Committee may grant Awards to eligible persons who are foreign nationals on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to foster and promote achievement of the purposes of the Plan and, in furtherance of such purposes, the Committee may make such modifications, amendments, procedures, subplans and the like as may be necessary or advisable to comply with the provisions of laws and regulations in other countries or jurisdictions in which the Company or its Subsidiaries operate.

DIRECTIONS TO THE HALLIBURTON ANNUAL MEETING OF STOCKHOLDERS

The Halliburton North Belt Facility is located on the North Sam Houston Parkway (Beltway 8 Tollway) south feeder between Aldine Westfield and JFK Boulevard.
3000 N. Sam Houston Parkway East
Houston, Texas 77032
281-871-4000

From I45	From 59 and IAH
•Take the Sam Houston Parkway East •Exit Aldine Westfield	•Take the Sam Houston Parkway West •Exit Aldine Westfield •"U-Turn" at Aldine Westfield and proceed east on the Sam Houston Parkway feeder
The main entrance to the North Belt facility will be on your right, about halfway between Aldine Westfield and JFK Blvd.

Form #H09999

HALLIBURTON

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Standard Time, on May 15, 2013

Vote by Internet

- Go to **www.envisionreports.com/HAL**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas.

X

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote "FOR" the listed nominees and "FOR" Proposals 2, 3 and 4, and "AGAINST" Proposal 5.

1. Election of Directors:

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - A.M. Bennett	☐	☐	☐	02 - J.R. Boyd	☐	☐	☐	03 - M. Carroll	☐	☐	☐
04 - N.K. Dicciani	☐	☐	☐	05 - M.S. Gerber	☐	☐	☐	06 - J.C. Grubisich	☐	☐	☐
07 - A. S. Jum'ah	☐	☐	☐	08 - D.J. Lesar	☐	☐	☐	09 - R.A. Malone	☐	☐	☐
10 - J.L. Martin	☐	☐	☐	11 - D.L. Reed	☐	☐	☐				

	For	Against	Abstain		For	Against	Abstain
2. Proposal for Ratification of the Selection of Auditors.	☐	☐	☐	3. Advisory Approval of the Company's Executive Compensation.	☐	☐	☐
4. Proposal to Amend and Restate the Halliburton Company Stock and Incentive Plan.	☐	☐	☐	5. Proposal on Human Rights Policy.	☐	☐	☐

6. IN THEIR DISCRETION, UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

Important notice regarding the Internet Availability of Proxy Materials for the Annual Meeting of Stockholders.
The Proxy Statement and the 2012 Annual Report on Form 10-K are available at: **www.edocumentview.com/HAL**

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

HALLIBURTON

Proxy — Halliburton Company

PROXY FOR 2013 ANNUAL MEETING OF STOCKHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints D. J. Lesar, A. O. Cornelison, Jr. and C. M. Ibrahim, and any of them, proxies or proxy with full power of substitution and revocation as to each of them, to represent the undersigned and to act and vote, with all powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Halliburton Company to be held at 3000 N. Sam Houston Parkway East, Life Center - Auditorium, Houston, Texas 77032, on Wednesday, May 15, 2013, on the following matters and in their discretion on any other matters which may come before the meeting or any adjournments thereof. Receipt of Notice-Proxy Statement dated April 2, 2013, is acknowledged.

This proxy when properly executed will be voted in the manner directed herein by the undersigned. In the absence of such direction the proxy will be voted FOR the nominees listed in Proposal 1, FOR Proposals 2, 3 and 4, and AGAINST Proposal 5.

(Continued and to be marked, dated and signed, on the other side)

C Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting. ☐